AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996

                                                REGISTRATION NO. 333-15415
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           AASTROM BIOSCIENCES, INC.
            (Exact name of registrant as specified in its charter)
         MICHIGAN                    2834                    94-3096597
     (State or other          (Primary Standard            (IRS Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)
                               ----------------
                          24 FRANK LLOYD WRIGHT DRIVE
                                 P.O. BOX 376
                           ANN ARBOR, MICHIGAN 48106
                                (313) 930-5555
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                          R. DOUGLAS ARMSTRONG, PH.D.
                      PRESIDENT, CHIEF EXECUTIVE OFFICER
                           AASTROM BIOSCIENCES, INC.
                          24 FRANK LLOYD WRIGHT DRIVE
                                 P.O. BOX 376
                           ANN ARBOR, MICHIGAN 48106
                                (313) 930-5555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  COPIES TO:

          T. KNOX BELL, ESQ.                 RICHARD R. PLUMRIDGE, ESQ.
         DOUGLAS J. REIN, ESQ.                 MICHAEL A. CONZA, ESQ.
          MATT KIRMAYER, ESQ.              BROBECK, PHLEGER & HARRISON LLP
         DAYNA J. PINEDA, ESQ.                      1633 BROADWAY
     GRAY CARY WARE & FREIDENRICH             NEW YORK, NEW YORK 10019
   4365 EXECUTIVE DRIVE, SUITE 1600
      SAN DIEGO, CALIFORNIA 92121
                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Dated November 18, 1996

                                3,250,000 Shares

                       [LOGO of AASTROM BIOSCIENCES INC]

                                  Common Stock

                                --------------

  All of the shares of Common Stock, no par value per share (the "Common Stock"), offered are being sold by Aastrom Biosciences, Inc. ("Aastrom" or the "Company").

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "ASTM."

  Cobe Laboratories, Inc. has agreed to purchase $5,000,000 of shares of Common Stock in this offering at the Price to the Public set forth below. See "Certain Transactions."

                                --------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                           PAGE 5 OF THIS PROSPECTUS.

                                --------------

              THESE   SECURITIES  HAVE  NOT  BEEN   APPROVED  OR
               DISAPPROVED  BY  THE   SECURITIES  AND  EXCHANGE
                COMMISSION OR ANY  STATE SECURITIES COMMISSION
                 NOR   HAS   THE   SECURITIES   AND   EXCHANGE
                 COMMISSION    OR   ANY   STATE    SECURITIES
                  COMMISSION  PASSED  UPON THE  ACCURACY  OR
                   ADEQUACY   OF   THIS   PROSPECTUS.   ANY
                    REPRESENTATION TO  THE  CONTRARY  IS  A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                          Underwriting
                                        Price to          Discounts and        Proceeds to
                                         Public           Commissions(1)        Company(2)
------------------------------------------------------------------------------------------
Per Share........................          $                   $                   $
Total(3).........................         $                   $                   $
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated to be $900,000.
(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 487,500 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $   and $   ,
    respectively. See "Underwriting."
                                --------------

  The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates for the shares will be made at the offices of
Cowen & Company, New York, New York, on or about   , 1996.
                                --------------

COWEN & COMPANY                                               J.P. MORGAN & CO.

    , 1996

     [COLOR FLOW CHART DEPICTING "STEM CELL THERAPY METHODS"
     DESCRIBING STEM CELL THERAPY UTILIZING BONE MARROW HARVEST,
     PROGENITOR BLOOD CELL MOBILIZATION AND THE AASTROM CPS]

       [COLOR PHOTOGRAPH OF A PROTOTYPE OF THE AASTROM CPS WITH A
                      CLINICIAN INNOCULATING CELLS]



  A prototype of the Aastrom CPS is currently being used in a clinical trial and ongoing development activities are directed at completing production level components of the Aastrom CPS. The Company may not market the Aastrom CPS unless and until FDA and other necessary regulatory approvals are received.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  Aastrom Biosciences, Inc. is developing proprietary process technologies and devices for a range of cell therapy applications, including stem cell therapies and gene therapy. The Company's lead product under development, the Aastrom Cell Production System (the "Aastrom CPS") consists of a clinical cell culture system with disposable cassettes and reagents for use in the rapidly growing stem cell therapy market. The Company believes that the Aastrom CPS method will be less costly, less invasive and less time consuming than currently available stem cell collection methods. The Aastrom CPS is designed as a platform product which implements the Company's pioneering stem cell replication technology and which the Company believes can be modified to produce a wide variety of cell types for emerging therapies. The Aastrom CPS is currently in a pre-pivotal clinical trial under an Investigational Device Exemption for autologous stem cell therapy. The Company has entered into a strategic collaboration for the development of the Aastrom CPS in stem cell therapy with Cobe BCT, Inc., a subsidiary of Gambro AB and a leading provider of blood cell processing products. In ex vivo gene therapy, the Company is developing a proprietary directed motion gene transfer process (the "Aastrom Gene Loader") and the Aastrom CPS to enable high efficiency genetic modification and production of cells.

  Stem cell therapy is a rapidly growing form of cell therapy used to restore blood and immune system function to cancer patients following chemotherapy or radiation therapy. The Company estimates that over 35,000 stem cell therapy procedures were completed worldwide in 1995 and that the number of such procedures has been growing at a compound annual rate of over 20%. Other novel cell therapies are under development by third parties, including stem cell therapy for the treatment of autoimmune diseases and for augmenting recipient acceptance of organ transplants. Current stem cell therapy methods, including bone marrow harvest and peripheral blood progenitor cell mobilization, are costly, invasive and time-consuming for both medical personnel and patients. Technologies which facilitate a more readily available source of cells may contribute to additional growth in cell therapy procedures. Umbilical cord blood ("UCB") is emerging as a new source of cells for stem cell therapy, offering additional market opportunity, although the more widespread use of UCB transplants has been restricted by cell quantity limitations.

  The Company believes that the Aastrom CPS will offer significant advantages over traditional stem cell collection methods. Compared with current methods, the Aastrom CPS is expected to involve two patient care episodes rather than approximately eight to 21 care episodes, less than three hours of patient procedure time rather than approximately 16 to 39 hours of patient procedure time and approximately four to ten needle sticks rather than 22 or more needle sticks over the course of collection and infusion. The Aastrom CPS may permit higher and more frequent doses of chemotherapy to be administered to cancer patients by enabling the production of multiple doses of therapeutic stem cells from patient samples taken at the initial collection.

  Aastrom is currently conducting a pre-pivotal autologous stem cell therapy trial. The trial is designed to show that cells produced in the Aastrom CPS can by themselves safely enable recovery of bone marrow and cells of the blood and immune systems in accordance with trial endpoints in patients who have received ablative chemotherapy. Based on the outcome of this and other related trials, the Company intends to seek FDA approval to begin a multi-center pivotal trial for use of the Aastrom CPS in stem cell therapy. It is anticipated that the results of this pivotal trial will be used to support the Company's Pre-Market Approval ("PMA") submission to the FDA. In the near future, the Company plans to initiate a stem cell therapy clinical trial in France, the results of which are expected to be used for the CE Mark registration necessary to market the Aastrom CPS in Europe.

  The Company's business strategy is to: (i) establish a consumable-based business model; (ii) focus initially on the currently-reimbursed stem cell therapy market; (iii) leverage Aastrom's cell production technology across multiple cell therapy market opportunities; and (iv) market through collaborative relationships.

  Aastrom has entered into a strategic collaboration with Cobe BCT to support the development and marketing of the Aastrom CPS in the field of stem cell therapy. In 1993, the Company entered into a series of agreements in which Cobe BCT purchased $15,000,000 of the Company's equity securities and acquired the worldwide distribution rights to the Aastrom CPS for stem cell therapy. Under the terms of the collaboration, Aastrom retains manufacturing rights as well as the majority share of all revenue generated by Cobe BCT's sale of the Aastrom CPS. Aastrom also retains all marketing and distribution rights to the Aastrom CPS for other cell types and ex vivo gene therapy applications, including stem cells. Cobe Laboratories Inc., an affiliate of Cobe BCT, has agreed to purchase $5,000,000 of Common Stock in this offering at the initial public offering price per share.

  The Company's patent portfolio includes patents relating to both stem and progenitor cell production, processes for the genetic modification of stem and other cell types, and cell culture devices for human cells. As of September 30, 1996, the Company had exclusive rights to five issued U.S. and three foreign patents, and a number of U.S. patent applications and certain corresponding foreign applications.

                                  THE OFFERING

Common Stock offered...... 3,250,000 shares(1)
Common Stock to be out-
 standing after this of-
 fering................... 13,235,734 shares(2)
Use of proceeds........... For clinical trials, the development and manufacture of the Aastrom CPS, research and development of
                           other product candidates, working capital and other
                           general corporate purposes.
Proposed Nasdaq National
 Market symbol............ ASTM

                             SUMMARY FINANCIAL DATA

                                                                                                 THREE MONTHS
                                             YEAR ENDED JUNE 30,                             ENDED SEPTEMBER 30,
                         ---------------------------------------------------------------  ---------------------------
                            1992         1993         1994         1995         1996         1995           1996
                         -----------  -----------  -----------  -----------  -----------  -----------  --------------
STATEMENT OF OPERATIONS
 DATA:
Total revenues.......... $       --   $   784,000  $   872,000  $   517,000  $ 1,609,000  $   211,000   $   224,000
Costs and expenses:
 Research and
  development...........   1,090,000    2,600,000    5,627,000    4,889,000   10,075,000    1,195,000     3,160,000
 General and
  administrative........     272,000    1,153,000    1,565,000    1,558,000    2,067,000      446,000       452,000
                         -----------  -----------  -----------  -----------  -----------  -----------   -----------
  Total costs and
   expenses.............   1,362,000    3,753,000    7,192,000    6,447,000   12,142,000    1,641,000     3,612,000
Other income, net.......      94,000      122,000      180,000      213,000      616,000      131,000       115,000
                         -----------  -----------  -----------  -----------  -----------  -----------   -----------
Net loss................ $(1,268,000) $(2,847,000) $(6,140,000) $(5,717,000) $(9,917,000) $(1,299,000)  $(3,273,000)
                         ===========  ===========  ===========  ===========  ===========  ===========   ===========
Pro forma net loss per
 share(3)............... $      (.32) $      (.49) $      (.82) $      (.66) $      (.98) $      (.13)  $      (.32)
                         ===========  ===========  ===========  ===========  ===========  ===========   ===========
Pro forma weighted
 average number of
 shares outstanding(3)..   3,919,000    5,840,000    7,461,000    8,644,000   10,103,000   10,094,000    10,107,000
                         ===========  ===========  ===========  ===========  ===========  ===========   ===========
                                                                                              SEPTEMBER 30, 1996
                                                                                          ---------------------------
                                                                                            ACTUAL     AS ADJUSTED(4)
                                                                                          -----------  --------------
BALANCE SHEET DATA:
 Cash, cash equivalents and short-term investments..................................      $ 7,108,000   $33,410,500
 Working capital....................................................................        6,540,000    32,842,500
 Total assets.......................................................................        8,931,000    35,233,500
 Deficit accumulated during the development stage...................................      (30,298,000)  (30,298,000)
 Total shareholders' equity.........................................................        7,618,000    33,920,500

-------

(1) Includes 555,556 shares which Cobe Laboratories, Inc. has agreed to purchase, assuming an initial public offering price of $9.00 per share.

(2) Excludes options and warrants to purchase 1,132,361 shares of Common Stock at a weighted average exercise price of $6.50 per share, assuming the closing of this offering at an initial public offering price of $9.00 per share. See "Management--Stock Option and Employee Benefit Plans" and Notes 4 and 9 of Notes to Financial Statements.

(3) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.

(4) Adjusted to reflect the sale by the Company of 3,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, after deduction of underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

  Unless otherwise indicated, all information contained in this Prospectus (i) gives effect to a two-for-three reverse stock split to be effected prior to the closing of this offering, (ii) gives effect to the conversion of all outstanding shares of the Company's Preferred Stock into 8,098,422 shares of Common Stock upon the closing of this offering, (iii) gives effect to the filing of an Amended and Restated Articles of Incorporation upon the closing of this offering to, among other things, create a new class of undesignated preferred stock and (iv) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting." This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should consider the following risk factors in evaluating the Company and its business before purchasing any of the Common Stock offered hereby.

UNCERTAINTIES RELATED TO PRODUCT DEVELOPMENT AND MARKETABILITY

  The Company has not completed the development or clinical trials of any of its cell culture technologies or product candidates and, accordingly, has not begun to market or generate revenue from their commercialization. Furthermore, the Company's technologies and product candidates are based on cell culture processes and methodologies which are not widely employed. Commercialization of the Company's lead product candidate, the Aastrom CPS, will require substantial additional research and development by the Company as well as substantial clinical trials. There can be no assurance that the Company will successfully complete development of the Aastrom CPS or its other product candidates, or successfully market its technologies or product candidates, which lack of success would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights of the Company's technologies and product candidates. There can be no assurance that the Company's research and development programs will be successful, that its cell culture technologies and product candidates will facilitate the ex vivo production of cells with the expected biological activities in humans, that its technologies and product candidates, if successfully developed, will prove to be safe and efficacious in clinical trials, that the necessary regulatory approvals for any of the Company's technologies or product candidates and the cells produced in such products will be obtained or, if obtained, will be as broad as sought, that patents will issue on the Company's patent applications or that the Company's intellectual property protections will be adequate. The Company's product development efforts are primarily directed toward obtaining regulatory approval to market the Aastrom CPS as an alternative to the bone marrow harvest and peripheral blood progenitor cell ("PBPC") stem cell collection methods. These stem cell collection methods have been widely practiced for a number of years, and there can be no assurance that any of the Company's technologies or product candidates will be accepted by the marketplace as readily as these or other competing processes and methodologies, or at all. The failure by the Company to achieve any of the foregoing would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

  The approval of the United States Food and Drug Administration (the "FDA") will be required before any commercial sales of the Company's product candidates may commence in the United States, and approvals from foreign regulatory authorities will be required before international sales may commence. Prior to obtaining necessary regulatory approvals, the Company will be required to demonstrate the safety and efficacy of its processes and product candidates and the cells produced by such processes and in such products for application in the treatment of humans through extensive preclinical studies and clinical trials. To date, the Company has only tested the safety of cells produced in the cell culture chamber predecessor of the Aastrom CPS, and only in a limited numbers of patients. The Company is currently conducting a pre-pivotal clinical trial to demonstrate the safety and biological activity of patient-derived cells produced in the Company's cell culture chamber in a limited number of patients with breast cancer and, if the results from this pre-pivotal trial are successful, the Company intends to seek clearance from the FDA to commence its pivotal clinical trial. The results of preclinical studies and clinical trials of the Company's product candidates, however, may not necessarily be predictive of results that will be obtained from subsequent or more extensive clinical trials. Further, there can be no assurance that pre-pivotal or pivotal clinical trials of any of the Company's product candidates will demonstrate the safety and efficacy of such products, or of the cells produced in such products, to the extent necessary to obtain required regulatory approvals or market acceptance.

  The ability of the Company to complete its clinical trials in a timely manner is dependent upon many factors, including the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of suitable patients to clinical sites and the eligibility criteria for the study. The Company has experienced delays in patient accrual in its current pre-pivotal clinical trial. Further delays in patient accrual, in the Company's current pre-pivotal clinical trial or in future clinical trials, could result in increased costs associated with clinical trials or delays in receiving regulatory approvals and commercialization, if any. Furthermore, the progress of clinical investigations with the Aastrom CPS and the Company's other product candidates will be monitored by the FDA, which has the authority to cease clinical investigations, at any time, due to patient safety or other considerations. Any of the foregoing would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Uncertainty of Regulatory Approval; --Extensive Government Regulation."

  The Company's current pre-pivotal trial is designed to demonstrate specific biological safety and activity of cells produced in the Aastrom CPS, but is not designed to demonstrate long-term sustained engraftment of such cells. The patients enrolled in this pre-pivotal trial will have undergone extensive chemotherapy treatment prior to the infusion of cells produced in the Aastrom CPS. Such treatments will have substantially weakened these patients and may have irreparably damaged their hematopoietic systems. Due to these and other factors, it is possible that one or more of these patients may die or suffer severe complications during the course of the pre-pivotal trial. Further, there can be no assurance that patients receiving cells produced with the Company's technologies and product candidates will demonstrate long-term engraftment in a manner comparable to cells obtained from current stem cell therapy procedures, or at all. The failure to adequately demonstrate the safety or efficacy of the Company's technologies and product candidates, including long-term sustained engraftment, or the death of, or occurrence of severe complications in, one or more patients could substantially delay, or prevent, regulatory approval of such product candidates and have a material adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING AND SUPPLY UNCERTAINTIES; DEPENDENCE ON THIRD PARTIES

  The Company does not operate and has no current intention to operate manufacturing facilities for the production of its product candidates. The Company currently arranges for the manufacturing of its product candidates and their components with third parties, and expects to continue to do so in the forseeable future. The Company has entered into collaborative product development agreements with SeaMED Corporation ("SeaMED") and Ethox Corporation ("Ethox") for the collaborative development and manufacture of certain components of the Aastrom CPS. The Company is also dependent upon Immunex Corporation ("Immunex"), Life Technologies, Inc., Biowhittaker and Anchor Advanced Products for the supply of certain cytokines, serum, media and injection molded materials, respectively, to be used in conjunction with, or as components of, the Aastrom CPS. With regard to cytokines that are not commercially available from other sources, Immunex is currently the Company's sole supplier and few alternative supply sources exist. Apart from SeaMED, Ethox and Immunex, the Company currently does not have contractual commitments from any of these manufacturers or suppliers. There can be no assurance that the Company's supply of such key cytokines, components and other materials will not become limited, be interrupted or become restricted to certain geographic regions. Furthermore, the Company currently only has the right to distribute cytokines obtained from Immunex in the United States and there can be no assurance that the Company will be able to obtain the worldwide right to distribute such cytokines or manufacture such cytokines by or for itself in the event that the Company's agreement with Immunex is terminated. There can also be no assurance that the Company will be able to obtain alternative components and materials from other manufacturers of acceptable quality, or on terms or in quantities acceptable to the Company or that the Company will not require additional cytokines, components and other materials to manufacture or use its product candidates. In the event that any of the Company's key manufacturers or suppliers fail to perform their respective obligations or the Company's supply of such cytokines, components or other materials become limited or interrupted, the Company would not be able to market its product candidates on a timely and cost-competitive basis, if at all, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Like SeaMED and Ethox, other suppliers would need to meet FDA manufacturing requirements and undergo rigorous facility and process validation tests required by federal and state regulatory authorities. Any significant delays in the completion and validation of such facilities could have a material adverse effect on the ability of the Company to complete clinical trials and to market its products on a timely and profitable basis, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations.

  There can also be no assurance that the Company will be able to continue its present arrangements with its suppliers, supplement existing relationships or establish new relationships or that the Company will be able to identify and obtain the ancillary materials that are necessary to develop its product candidates in the future. The Company's dependence upon third parties for the supply and manufacture of such items could adversely affect the Company's ability to develop and deliver commercially feasible products on a timely and competitive basis.

HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES

  The Company is a development stage company and there can be no assurance that its product applications for cell therapy will be successful. The Company has not yet completed the development and clinical trials of any of its product candidates and, accordingly, has not yet begun to generate revenues from the commercialization of any of its product candidates. Aastrom was incorporated in 1989 and has experienced substantial operating losses since inception. As of September 30, 1996, the Company has incurred net operating losses totaling approximately $30.3 million. Such losses have resulted principally from costs incurred in the research and development of the Company's cell culture technologies and the Aastrom CPS, general and administrative expenses, and the prosecution of patent applications. The Company expects to incur significant and increasing operating losses for at least the next several years, primarily owing to the expansion of its research and development programs, including preclinical studies and clinical trials. The amount of future losses and when, if ever, the Company will achieve profitability, are uncertain. The Company's ability to achieve profitability will depend, among other things, on successfully completing the development of its product candidates, obtaining regulatory approvals, establishing manufacturing, sales and marketing arrangements with third parties, and raising sufficient funds to finance its activities. No assurance can be given that the Company's product development efforts will be successful, that required regulatory approvals will be obtained, that any of the Company's product candidates will be manufactured at a competitive cost and will be of acceptable quality, or that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained.

LIMITED SALES AND MARKETING CAPABILITIES; DEPENDENCE ON COLLABORATIVE RELATIONSHIPS

  The Company has limited internal sales, marketing and distribution capabilities. If any of the Company's product candidates are successfully developed and the necessary regulatory approvals are obtained, the Company intends to market such products through collaborative relationships with companies that have established sales, marketing and distribution capabilities. The Company has established a strategic alliance with Cobe Laboratories, Inc. and Cobe BCT, Inc. (collectively, "Cobe") for the worldwide distribution of the Aastrom CPS for stem cell therapy and related uses. Cobe has the right to terminate its Distribution Agreement with the Company upon twelve months' notice upon a change of control of the Company, other than to Cobe, or at any time after December 31, 1997, if Cobe determines that commercialization of the Aastrom CPS for stem cell therapy on or prior to December 31, 1998 is unlikely. See "--Consequences of Cobe Relationship."

  The amount and timing of resources that Cobe commits to its strategic alliance activities with the Company are, to a significant extent, outside of the control of the Company. There can be no assurance that Cobe will pursue the marketing and distribution of the Company's products, continue to perform its obligations under its agreements with the Company or that the Company's strategic alliance with Cobe will result in the successful commercialization and distribution of the Company's technologies and product candidates. There can also be no assurance that Cobe will be successful in its efforts to market and distribute the Company's products for stem cell therapy. The suspension or termination of the Company's strategic alliance with Cobe or the failure of the strategic alliance to be successful would have a material adverse effect on the Company's business, financial condition and results of operations.

  Subject to the contractual requirements of the Cobe relationship, the Company will seek to enter into other agreements relating to the development and marketing of product candidates and in connection with such agreements may rely upon corporate partners to conduct clinical trials, seek regulatory approvals for, manufacture and market its potential products. There can be no assurance that the Company will be able to establish collaborative relationships for the development or marketing of the Company's product candidates on acceptable terms, if at all. The inability of the Company to establish such collaborative relationships may require the Company to curtail its development or marketing activities with regard to its potential products which would have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  To date, Aastrom has funded its operations primarily through the sale of equity securities and corporate collaborations. The Company anticipates that the net proceeds of this offering, together with the Company's available cash and expected interest income thereon, will be sufficient to finance its research and development and other working capital requirements for 18 months or less. This estimate is based on certain assumptions which could be negatively impacted by the matters discussed under this heading and elsewhere under the caption "Risk Factors." In order to grow and expand its business, and to introduce its product candidates into the marketplace, the Company will need, among other things, to raise additional funds.

  The Company's future capital requirements will depend upon many factors, including, but not limited to, continued scientific progress in its research and development programs, costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions, competing technological and market developments, possible changes in existing collaborative relationships, the ability of the Company to establish additional collaborative relationships, and effective commercialization activities and facilities expansions if and as required. Because of the Company's potential long-term funding requirements, it may attempt to access the public or private equity markets if and whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that any such additional funding will be available to the Company on reasonable terms, or at all. If adequate funds are not available, the Company may be required to delay or terminate research and development programs, curtail capital expenditures, and reduce business development and other operating activities. If the Company is not successful in finding, entering into and maintaining arrangements with collaborative partners, its development efforts could be delayed. Furthermore, there can be no assurance that the Company will be able to implement collaborative development agreements under acceptable terms, if at all. Any of the foregoing capital constraints would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

UNCERTAINTY OF REGULATORY APPROVAL; EXTENSIVE GOVERNMENT REGULATION

  The Company's research and development activities, preclinical studies, clinical trials, and the anticipated manufacturing and marketing of its product candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States. These activities are also regulated in other countries where the Company intends to test and market its product candidates. The approval of the FDA will be required before any commercial sales of the Company's product candidates may commence in the United States. Additionally, the Company will be required to obtain approvals from foreign regulatory authorities before international sales may commence.

  The Company's products are potentially subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act, or as biological products under the Public Health Service Act, or both. Different regulatory requirements may apply to the Company's products depending on how they are categorized by the FDA under these laws. To date, the FDA has indicated that it intends to regulate the Aastrom CPS for stem cell therapy as a Class III medical device through the Center for Biologics Evaluation and Research. However, there can be no assurance that the FDA will ultimately regulate the Aastrom CPS for stem cell therapy as a medical device or that regulatory approval for such product will be obtained in a timely fashion or at all.

  Further, it is unclear whether the FDA will separately regulate the cell therapies derived from the Aastrom CPS. The FDA is in the process of developing its requirements with respect to somatic cell therapy and gene cell therapy products, and recently proposed a new type of license for autologous cells manipulated ex vivo and intended for structural repair or reconstruction; autologous cells are cells obtained from, and administered to, the same patient. This proposal may indicate that the FDA will impose a similar approval requirement on other types of autologous cellular therapies, such as autologous cells for stem cell therapy. Any such additional regulatory or approval requirement could significantly delay the introduction of the Company's product candidates to the market, and have a material adverse effect on the Company's business, financial condition and results of operations. Until the FDA issues definitive regulations covering the Company's product candidates, the regulatory requirements for approval of such product candidates will continue to be subject to significant uncertainty.

  Before marketing, the Aastrom CPS or other product candidates developed by the Company must undergo an extensive regulatory approval process. The regulatory process, which includes preclinical studies and clinical trials to establish safety and efficacy, takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for medical product approvals during the period of product development and FDA regulatory review of applications submitted by the Company for product approval. Similar delays may also be encountered in foreign countries. There can be no assurance that, even after the expenditures of substantial time and financial resources, regulatory approval will be obtained for any products developed by the Company. Moreover, if regulatory approval of a product is obtained, such approval may be subject to limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Further, additional government regulation may be established which could prevent or delay regulatory approval of the Company's products. See "Business--Government Regulation."

CONSEQUENCES OF COBE RELATIONSHIP

  Following the completion of this offering, Cobe will be the largest single shareholder of the Company, beneficially owning approximately 23.1% of the outstanding Common Stock. In addition, Cobe has certain preemptive rights to maintain its relative percentage ownership and voting interest in the Company following this offering, and has the option, for a period of three years following this offering, to purchase from the Company an amount of Common Stock equal to 30% of the Company's fully diluted shares after the exercise of such option, at a purchase price equal to 120% of the public market trading price of the Company's Common Stock. If such option is exercised, Cobe would significantly increase its ownership interest in the Company and, as a consequence of such share ownership, obtain effective control of the Company. Such effective control would include the ability to influence the outcome of shareholder votes, including votes concerning the election of directors, the amendment of provisions of the Company's Restated Articles of Incorporation or Bylaws, and the approval of mergers and other significant transactions. Cobe also has been granted a "right of first negotiation" in the event that the Company determines to sell all, or any material portion, of its assets to another company or to merge with another company. Furthermore, the Company has agreed to use reasonable and good faith efforts to cause a nominee designated by Cobe to be elected to the Board of Directors for as long as Cobe owns at least 15% of the outstanding Common Stock. In addition, Edward C. Wood, Jr., the President of Cobe BCT, is a director of the Company. The existence of the foregoing rights or the exercise of such control by Cobe could have the effect of delaying, deterring or preventing certain takeovers or changes in control of the management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. See "Description of Capital Stock--Rights of Cobe."

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

  Aastrom's success depends in part on its ability, and the ability of its licensors, to obtain patent protection for its products and processes, preserve its trade secrets, defend and enforce its rights against infringement and operate without infringing the proprietary rights of third parties, both in the United States and in other countries. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications of the Company or its licensors will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the patents that have been or may be issued to the Company or its licensors will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents that have been or may be issued to the Company or its licensors. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's and its licensors' pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications. The Company relies on certain licenses granted by the University of Michigan and Dr. Cremonese for the majority of its patent rights. If the Company breaches such agreements or otherwise fails to comply with such agreements, or if such agreements expire or are otherwise terminated, the Company may lose its rights under the patents held by the University of Michigan and Dr. Cremonese, which would have a material adverse effect on the Company's business, financial condition and results of operation. See "Business--Patents and Proprietary Rights--University of Michigan Research Agreement and License Agreement" and "--Patents and Proprietary Rights--License Agreement with J.G. Cremonese." The Company also relies on trade secrets and unpatentable know-how which it seeks to protect, in part, by confidentiality agreements with its employees, consultants, suppliers and licensees. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

  The Company's success will also depend in part on its ability to develop commercially viable products without infringing the proprietary rights of others. The Company has not conducted freedom of use patent searches and no assurance can be given that patents do not exist or could not be filed which would have an adverse effect on the Company's ability to market its products or maintain its competitive position with respect to its products. If the Company's technology components, devices, designs, products, processes or other subject matter are claimed under other existing United States or foreign patents or are otherwise protected by third party proprietary rights, the Company may be subject to infringement actions. In such event, the Company may challenge the validity of such patents or other proprietary rights or be required to obtain licenses from such companies in order to develop, manufacture or market its products. There can be no assurance that the Company would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses could result in delays in marketing the Company's proposed products or the inability to proceed with the development, manufacture or sale of products requiring such licenses, which could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company is required to defend itself against charges of patent infringement or to protect its own proprietary rights against third parties, substantial costs will be incurred regardless of whether the Company is successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject the Company to significant liabilities to third parties, and force the Company to curtail or cease its development and sale of its products and processes. See "Business--Patents and Proprietary Rights."

NO ASSURANCE OF THIRD PARTY REIMBURSEMENT

  The Company's ability to successfully commercialize its product candidates will depend in part on the extent to which payment for the Company's products and related treatments will be available from government healthcare programs, such as Medicare and Medicaid, as well as private health insurers, health maintenance organizations and other third party payors. Government and other third-party payors are increasingly attempting to contain health care costs, in part by challenging the price of medical products and services. Reimbursement by third-party payors depend on a number of factors, including the payor's determination that use of the product is safe and effective, not experimental or investigational, medically necessary, appropriate for the specific patient and cost-effective. Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process which will require the Company to provide scientific and clinical support for the use of each of the Company's products to each payor separately. Significant uncertainty exists as to the payment status of newly approved medical products, and there can be no assurance that adequate third-party payments will be available to enable the Company to establish or maintain price levels sufficient to realize an appropriate return on its investment in product development. If adequate payment levels are not provided by government and third-party payors for use of the Company's products, the market acceptance of those products will be adversely affected.

  There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's product candidates, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's product candidates would have a material adverse effect on the Company. Finally, the Company is unable to forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company's business.

COMPETITION AND TECHNOLOGICAL CHANGE

  The Company is engaged in the development of medical products and processes which will face competition in a marketplace characterized by rapid technological change. Many of the Company's competitors have significantly greater resources than the Company, and have developed and may develop product candidates and processes that directly compete with the Company's products. Moreover, competitors that are able to achieve patent protection, obtain regulatory approvals and commence commercial sales of their products before the Company, and competitors that have already done so, may enjoy a significant competitive advantage. The Company's product development efforts are primarily directed toward obtaining regulatory approval to market the Aastrom CPS for stem cell therapy. That market is currently dominated by the bone marrow harvest and PBPC collection methods. The Company's clinical data, although early, is inconclusive as to whether or not cells expanded in the Aastrom CPS will enable hematopoietic recovery within the time frames currently achieved by the bone marrow harvest and PBPC collection methods. In addition, the bone marrow harvest and PBPC collection methods have been widely practiced for a number of years and, recently, the patient costs associated with these procedures have begun to decline. There can be no assurance that the Aastrom CPS method, if approved for marketing, will prove to be competitive with these established collection methods on the basis of hematopoietic recovery time, cost or otherwise. The Company also is aware of certain other products manufactured or under development by competitors that are used for the prevention or treatment of certain diseases and health conditions which the Company has targeted for product development. In particular, the Company is aware that competitors such as Amgen, Inc., CellPro, Incorporated, Systemix, Inc., Baxter Healthcare Corp. and Rhone-Poulenc Rorer Inc. ("RPR") are in advanced stages of development of technologies and products for use in stem cell therapy and other market applications currently being pursued by the Company. In addition, Cobe, a significant shareholder of the Company, is a market leader in the blood cell processing products industry and, accordingly, a potential competitor of the Company. There can be no assurance that developments by others will not render the Company's product candidates or technologies obsolete or noncompetitive, that the Company will be able to keep pace with new technological developments or that the Company's product candidates will be able to supplant established products and methodologies in the therapeutic areas that are targeted by the Company. The foregoing factors could have a material adverse effect on the Company's business, financial condition and results of operations.

HAZARDOUS MATERIALS

  The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. In the event of any contamination or injury from these materials, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Furthermore, the failure to comply with current or future regulations could result in the imposition of substantial fines against the Company, suspension of production, alteration of its manufacturing processes or cessation of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with any such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. Any failure by the Company to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities would have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL PRODUCT LIABILITY; AVAILABILITY OF INSURANCE

  The Company is, and will continue to be, subject to the risk of product liability claims alleging that the use of its products has adverse effects on patients. This risk exists for product candidates tested in human clinical trials as well as products that are sold commercially, if any. Further, given the medical conditions for which the Aastrom CPS is expected to be utilized, any product liability claim could entail substantial compensatory and punitive damages. The assertion of product liability claims against the Company could result in a substantial cost to, and diversion of efforts by, the Company. There can be no assurance that the Company would prevail in any such litigation or that product liability claims, if made, would not result in a recall of the Company's products or a change in the indications for which they may be used. The Company maintains product liability insurance coverage in the aggregate of $5,000,000 for claims arising from the use of its product candidates in clinical trials. There can be no assurance that the Company will be able to maintain such insurance or obtain product liability insurance in the future to cover any of its product candidates which are commercialized or that such existing or any future insurance and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. Consequently, a product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company depends in large part upon the Company's ability to attract and retain highly qualified scientific and management personnel. The Company faces competition for such personnel from other companies, research and academic institutions and other entities. There can be no assurance that the Company will be successful in hiring or retaining key personnel. See "Business--Employees" and "Management."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of this offering, the Company will have a total of 13,235,734 shares of Common Stock outstanding, of which the 3,250,000 shares offered hereby will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act") by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 9,985,734 shares of Common Stock outstanding are "restricted securities" as the term is defined by Rule 144 promulgated under the Securities Act (the "Restricted Shares"). Of the 9,985,734 Restricted Shares, 6,996,920 shares may be sold under Rule 144, subject in some cases to certain volume restrictions and other conditions imposed thereby. An additional 152,056 shares will become eligible for sale 90 days after completion of the offering pursuant to Rule 144 and
701. The remaining 2,836,758 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would permit earlier resale of shares of Common Stock currently subject to holding periods under Rule 144. No assurance can be given concerning whether or when the proposal will be adopted by the Securities and Exchange Commission. Furthermore, 9,947,757 of the Restricted Shares are subject to lock-up agreements expiring 180 days following the date of this Prospectus. Such agreements provide that Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. Upon the expiration of the lock-up agreements, 7,148,976 of the 9,985,734 Restricted Shares may be sold pursuant to Rule 144 or 701, subject in some cases to certain volume restrictions imposed thereby. Certain existing shareholders have rights to include shares of Common Stock owned by them in future registrations by the Company for the sale of Common Stock or to request that the Company register their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 1,837,160 shares of Common Stock issuable under its stock option and stock purchase plans. Of the 1,837,160 shares issuable under its stock option and stock purchase plans, 336,254 shares are subject to outstanding options as of September 30, 1996, all of which shares are subject to lock-up agreements. Shares covered by such registration statements will immediately be eligible for sale in the public market upon the filing of such registration statements. The Company also has issued warrants to purchase 69,444 shares of Common Stock which become exercisable 90 days after the closing of this offering and, upon the effective date of this offering, will grant an immediately exercisable option to purchase 333,333 shares of Common Stock. The shares issuable upon exercise of such warrants and the shares issuable upon exercise of such option will be subject to lock-up agreements. In addition, Cobe has agreed to purchase $5,000,000 of Common Stock in this offering at the initial public offering price per share, all of which shares will be subject to a lock-up agreement. See "Management--Benefit Plans," "Certain Transactions" and "Shares Eligible for Future Sale."

CONTROL BY EXISTING MANAGEMENT AND SHAREHOLDERS

  Upon completion of this offering, the Company's directors, executive officers, and certain principal shareholders, including Cobe, affiliated with members of the Board of Directors and their affiliates will beneficially own approximately 44% of the Common Stock (approximately 42% if the Underwriters' over-allotment option is exercised in full). Accordingly, such shareholders, acting together, may have the ability to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's shareholders for approval. The voting power of these holders may discourage or prevent certain takeovers or changes in control of the management of the Company unless the terms are approved by such holders. See "Principal Shareholders."

NO PRIOR PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY

  Prior to this offering there has been no public market for the Common Stock, and an active public market for the Common Stock may not develop or be sustained. The initial public offering price will be determined through negotiation between the Company and the Representatives of the Underwriters based on several factors that may not be indicative of future market prices. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The trading price of the Common Stock and the price at which the Company may sell securities in the future could be subject to wide fluctuations in response to announcements of clinical results, research activities, technological innovations or new products by the Company or competitors, changes in government regulation, developments concerning proprietary rights, variations in the Company's operating results, announcements by the Company of regulatory developments, litigation, disputes concerning patents or proprietary rights or public concern regarding the safety, efficacy or other implications of the products or methodologies to be developed by the Company or its collaborators or enabled by the Company's technology, general market conditions, the liquidity of the Company or its ability to raise additional funds, and other factors or events. In addition, the stock market has experienced extreme fluctuations in price and volume. This volatility has significantly affected the market prices for securities of emerging biotechnology companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These market fluctuations as well as general fluctuations in the stock markets may adversely affect the market price of the Common Stock.

ANTI-TAKEOVER EFFECT OF CHARTER AND BY-LAW PROVISIONS AND MICHIGAN LAW

  The Company's Restated Articles of Incorporation authorize the Board of Directors to issue, without shareholder approval, 5,000,000 shares of Preferred Stock with voting, conversion, and other rights and preferences that could materially and adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. The Company's Bylaws contain procedural restrictions on director nominations by shareholders and the submission of other proposals for consideration at shareholder meetings. The possible issuance of Preferred Stock and the procedures required for director nominations and shareholder proposals could discourage a proxy contest, make more difficult the acquisition of a substantial block of Common Stock, or limit the price that investors might be willing to pay in the future for shares of Common Stock. In addition, certain provisions of Michigan law applicable to the Company could also delay or make more difficult a merger, tender offer, or proxy contest involving the Company. See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS

  Purchasers of the Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value of the Common Stock. Additional dilution is likely to occur upon the exercise of outstanding options granted by the Company. The Company has never paid cash dividends and does not anticipate paying any cash dividends in the foreseeable future. See "Dilution" and "Dividend Policy."

                                  THE COMPANY

  Aastrom was incorporated in Michigan in March 1989 under the name Ann Arbor Stromal, Inc. In 1991, the Company changed its name to Aastrom Biosciences, Inc. The Company's principal executive offices are located at 24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan 48106 and its telephone number is
(313) 930-5555. Aastrom(TM) and the Company's stylized logo are trademarks of the Company. Leukine and Neupogen are registered trademarks of Immunex Corporation and Amgen, Inc., respectively.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,250,000 shares of Common Stock offered hereby are estimated to be $26,302,500 ($30,382,875 if the Underwriters exercise their over-allotment option in full), at an assumed initial public offering price of $9.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The net proceeds from this offering are expected to be used to fund product development of the Aastrom CPS, other research and development activities, including pre-pivotal and pivotal clinical trials of the Aastrom CPS, and for working capital and other general corporate purposes, including scheduled repayments of obligations under equipment leases. The Company has $339,000 of outstanding equipment lease commitments as of September 30, 1996 with final payments due between November 1996 and May 1999 and bear interest ranging from 9.7% to 12.1%.

  The Company anticipates that the net proceeds of this offering, together with the Company's available cash and expected interest income thereon, should be sufficient to finance the Company's research and development and other working capital requirements for approximately 18 months. This estimate is based on certain assumptions which could be negatively impacted by the matters discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pending such uses, the net proceeds will be invested in short-term, interest bearing investment grade securities.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying such cash dividends in the foreseeable future. The Company currently anticipates that it will retain all future earnings, if any, for use in the development of its business.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of September 30,1996, and (ii) on a pro forma as adjusted basis to reflect the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering and the receipt of the estimated net proceeds from the Company's sale of 3,250,000 shares of Common Stock pursuant to this offering. See "Use of Proceeds" and "Certain Transactions."

                                                         SEPTEMBER 30, 1996
                                                      -------------------------
                                                                    PRO FORMA
                                                        ACTUAL     AS ADJUSTED
                                                      -----------  ------------
Long-term portion of capital lease obligations(1).... $   147,000  $    147,000
Shareholders' equity(2):
 Preferred stock, no par value: 10,157,647 shares au-
    thorized, 9,657,648 shares issued and outstand-
    ing, actual; 5,000,000 shares authorized, no
    shares issued and outstanding, as adjusted.......  37,718,000           --
 Common stock, no par value: 18,500,000 shares autho-
    rized, 1,887,312 shares issued and outstanding,
    actual; 40,000,000 shares authorized, 13,235,734
    issued and outstanding, as adjusted, in each case
    net of shareholder notes receivable..............     198,000    64,218,500
Deficit accumulated during the development stage..... (30,298,000)  (30,298,000)
                                                      -----------  ------------
Total shareholders' equity...........................   7,618,000    33,920,500
                                                      -----------  ------------
Total capitalization................................. $ 7,765,000  $ 34,067,500
                                                      ===========  ============

--------
(1) See Note 7 of Notes to Financial Statements.

(2) Excludes options and warrants to purchase 1,132,361 shares of Common Stock at a weighted average exercise price of $6.50 per share, assuming the closing of this offering at an initial public offering price of $9.00 per share. See "Management--Stock Option and Employee Benefit Plans" and Notes 4 and 9 of Notes to Financial Statements.

                                   DILUTION

  The Company's pro forma net tangible book value at September 30, 1996 was approximately $7,618,000 or $.76 per share. Pro forma net tangible book value per share represents the amount of the Company's shareholders' equity, less intangible assets, divided by 9,985,734, the number of shares of Common Stock outstanding as of September 30, 1996, after giving effect to the automatic conversion of all Preferred Stock into Common Stock upon the closing of this offering.

  After giving effect to the sale of 3,250,000 shares of Common Stock in this offering at an assumed initial public offering price of $9.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of September 30, 1996 would have been $33,920,500, or $2.56 per share. This represents an immediate increase in pro forma net tangible book value of $1.80 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $6.44 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

     Assumed initial public offering price per share...............       $9.00
      Pro forma net tangible book value per share as of September
       30, 1996.................................................... $ .76
      Increase per share attributable to new investors.............  1.80
                                                                    -----
     Pro forma net tangible book value per share after this offer-
      ing..........................................................        2.56
                                                                          -----
     Dilution per share to new investors...........................       $6.44
                                                                          =====

  Utilizing the foregoing assumptions, the following table summarizes the total consideration paid to the Company and the average price per share paid by the existing shareholders and by purchasers of shares of Common Stock in this offering:

                           SHARES PURCHASED     TOTAL CONSIDERATION
                         --------------------- ---------------------- AVERAGE PRICE
                           NUMBER   PERCENTAGE   AMOUNT    PERCENTAGE   PER SHARE
                         ---------- ---------- ----------- ---------- -------------
Existing shareholders...  9,985,734     75%    $38,083,000     57%        $3.81
New investors...........  3,250,000     25%     29,250,000     43%         9.00
                         ----------    ---     -----------    ---
  Total................. 13,235,734    100%    $67,333,000    100%
                         ==========    ===     ===========    ===

--------

  The foregoing excludes options and warrants to purchase 1,132,361 shares of Common Stock at a weighted average exercise price of $6.50 per share, assuming the closing of this offering at an initial public offering price of $9.00 per share. In the event such options and warrants are exercised, investors may experience further dilution. See "Management--Stock Option and Employee Benefit Plans" and Notes 4 and 9 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The statement of operations data for the fiscal years ended June 1994, 1995 and 1996, and the balance sheet data at June 30, 1995 and 1996, are derived from, and are qualified by reference to, the audited financial statements included elsewhere in the Prospectus and should be read in conjunction with those financial statements and notes thereto. The statement of operations data for the fiscal years ended June 30, 1992 and 1993, and the balance sheet data at June 30, 1992, 1993 and 1994, are derived from audited financial statements not included herein. The information presented below for the three-month periods ended September 30, 1995 and 1996, and as of September 30, 1996, have been derived from the unaudited financial statements of the Company. In the opinion of the Company's management, the unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and include all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the three-month period ended September 30, 1996 are not necessarily indicative of the results that will be achieved for the entire year ended June 30, 1997. The data set forth below are qualified by reference to, and should be read in conjunction with, the financial statements and notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                                                     THREE MONTHS
                                                   YEAR ENDED JUNE 30,                            ENDED SEPTEMBER 30,
                               ---------------------------------------------------------------  ------------------------
                                  1992         1993         1994         1995         1996         1995         1996
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Research and development
  agreements.................  $       --   $       --   $    49,000  $   396,000  $ 1,342,000  $   172,000  $   195,000
 Grants......................          --       784,000      823,000      121,000      267,000       39,000       29,000
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Total revenues..............          --       784,000      872,000      517,000    1,609,000      211,000      224,000
Costs and expenses:
 Research and development....    1,090,000    2,600,000    5,627,000    4,889,000   10,075,000    1,195,000    3,160,000
 General and administrative..      272,000    1,153,000    1,565,000    1,558,000    2,067,000      446,000      452,000
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Total costs and expenses....    1,362,000    3,753,000    7,192,000    6,447,000   12,142,000    1,641,000    3,612,000
Loss before other income and
 expense.....................   (1,362,000)  (2,969,000)  (6,320,000)  (5,930,000) (10,533,000)  (1,430,000)  (3,388,000)
Other income (expense):
 Interest income.............       94,000      148,000      245,000      279,000      678,000      149,000      126,000
 Interest expense............          --       (26,000)     (65,000)     (66,000)     (62,000)     (18,000)     (11,000)
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss.....................  $(1,268,000) $(2,847,000) $(6,140,000) $(5,717,000) $(9,917,000) $(1,299,000) $(3,273,000)
                               ===========  ===========  ===========  ===========  ===========  ===========  ===========
Pro forma net loss per
 share(1)....................  $      (.32) $      (.49) $      (.82) $      (.66) $      (.98) $      (.13) $      (.32)
                               ===========  ===========  ===========  ===========  ===========  ===========  ===========
Pro forma weighted average
 number of shares
 outstanding(1)..............    3,919,000    5,840,000    7,461,000    8,644,000   10,103,000   10,094,000   10,107,000
                               ===========  ===========  ===========  ===========  ===========  ===========  ===========

                                                 JUNE 30,                               SEPTEMBER 30,
                         -------------------------------------------------------------  -------------
                            1992        1993        1994         1995         1996          1996
                         ----------  ----------  -----------  -----------  -----------  -------------
BALANCE SHEET DATA:
 Cash, cash equivalents
  and
  short-term invest-
  ments................. $5,640,000  $3,085,000  $ 6,730,000  $11,068,000  $10,967,000   $ 7,108,000
 Working capital........  5,399,000   2,744,000    6,187,000   10,319,000    9,851,000     6,540,000
 Total assets...........  6,414,000   4,156,000    8,227,000   12,551,000   12,673,000     8,931,000
 Deficit accumulated
  during the
  development stage..... (2,404,000) (5,251,000) (11,391,000) (17,108,000) (27,025,000)  (30,298,000)
 Total shareholders' eq-
  uity..................  6,104,000   3,268,000    6,985,000   11,186,000   10,850,000     7,618,000

--------
(1) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Since inception, the Company has been in the development stage and engaged in research and product development, conducted both on its own behalf and in connection with various collaborative research and development agreements with other entities. The Company expects that its revenue sources for at least the next several years will continue to be limited to grant revenues and research funding, milestone payments and licensing fees from potential future corporate collaborators. The timing and amount of such future revenues, if any, will be subject to significant fluctuations, based in part on the success of the Company's research activities and the timing of the achievement of certain milestones. Substantially all of the Company's revenues from product sales, if any, will be subject to royalty payments ranging from 2% to 5%. Further, under the Company's Distribution Agreement with Cobe, Cobe will perform marketing and distribution activities and in exchange will receive from 38% to 42% of the Company's product sales in the area of stem cell therapy, subject to negotiated discounts and volume-based adjustments. Research and development expenses may fluctuate due to the timing of expenditures for the varying stages of the Company's research and clinical development programs. Research and development expenses will increase as product development programs and applications of the Company's products progress through research and development stages. Under the Company's License Agreement with Immunex, annual renewal fees of $1,000,000 are payable in each of the next four years. Under the Company's Distribution Agreement with Cobe, regulatory approval activities for the Company's products for stem cell therapies outside of the United States will be conducted, and paid for, by Cobe. As a result of these factors, the Company's results of operations have, and are expected to continue to, fluctuate significantly from year to year and from quarter to quarter and therefore may not be comparable to or indicative of the results of operations for other periods.

  Over the past several years, the Company's net loss has primarily increased, consistent with the growth in the Company's scope and size of operations. In the near term, the Company plans additional moderate growth in employee headcount necessary to address increasing requirements in the areas of product development, research, clinical and regulatory affairs and administration. Assuming capital is available to finance such growth, the Company's operating expenses will continue to increase as a result. At least until such time as the Company enters into arrangements providing research and development funding, the net loss will continue to increase as well. The Company has been unprofitable since its inception and does not anticipate having net income for several years. Through September 30, 1996, the Company had an accumulated deficit of $30,298,000. There can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

  This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed under this caption, as well as those discussed under the caption "Risk Factors" and elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

  Total revenues were $224,000 for the three months ended September 30, 1996 compared to $211,000 for the same period in 1995. These revenues consist primarily of research and development revenue under the Company's research collaboration with RPR, which was terminated in September 1996. See "Certain Transactions."

  Total costs and expenses were $3,612,000 for the three months ended September 30, 1996 compared to $1,641,000 for the same period in 1995. The increase in costs and expenses in 1996 is primarily the result of an increase in research and development expenses to $3,160,000 in 1996 from $1,195,000 in 1995 and to a lesser extent by general and administrative expenses, which increased to $452,000 for the three months ended September 30, 1996 from $446,000 for the same period in 1995.

  Interest income was $126,000 for the three months ended September 30, 1996 compared to $149,000 for the same period in 1995 and reflects a decrease in the levels of cash, cash equivalents and short-term investments in 1996.

  The Company's net loss increased to $3,273,000 for the three months ended September 30, 1996 from $1,299,000 for the same period in 1995, primarily as a result of increased costs and expenses in 1996.

  YEARS ENDED JUNE 30, 1996, 1995 AND 1994

  Total revenues were $1,609,000 in 1996, $517,000 in 1995, and $872,000 in
1994. Grant revenues increased to $267,000 in 1996 from $121,000 in 1995, which had decreased from $823,000 in 1994, reflecting the timing of grant awards and related research activities and funding under the grants. Grant revenues accounted for 17%, 23% and 94% of total revenues for the years ended June 30, 1996, 1995 and 1994, respectively. Revenues from research and development agreements totaled $1,342,000 in 1996, $396,000 in 1995 and $49,000 in 1994, reflecting research funding received by the Company under its collaboration with RPR which commenced in September 1995. Revenues from RPR accounted for 83% and 48% of such revenue in 1996 and 1995, respectively. In September 1996, the Company's research collaboration with RPR terminated.

  Total costs and expenses were $12,142,000 in 1996, $6,447,000 in 1995, and $7,192,000 in 1994. The increase in 1996 costs and expenses, compared with 1995, is primarily the result of an increase in research and development expense to $10,075,000 in 1996 from $4,889,000 in 1995. The increase in research and development expense reflects an increase in research, clinical development and product development activities. The decrease in costs and expenses in 1995, compared with 1994, is primarily the result of a decrease in research and development expense to $4,889,000 in 1995 from $5,627,000 in 1994. General and administrative expenses were $2,067,000 in 1996, $1,558,000 in 1995 and $1,565,000 in 1994. The increase in general and administrative expenses in 1996 is the result of increasing finance, legal and other administrative and marketing expenses which are expected to continue to increase in support of the Company's increasing product development and research activities. The decrease in general and administrative expense in 1995 is reflective of generally lower spending in 1995 as compared to 1994.

  Interest income was $678,000 in 1996, $279,000 in 1995, and $245,000 in
1994. The increases in interest income in 1996 and 1995 are due primarily to corresponding increases in the levels of cash, cash equivalents and short-term investments for such periods. Interest expense was $62,000 in 1996, $66,000 in 1995, and $65,000 in 1994, reflecting varying amounts outstanding under capital leases during the periods.

  The Company's net loss was $9,917,000 in 1996, $5,717,000 in 1995, and
$6,140,000 in 1994. The Company expects to report substantial net losses for at least the next several years.

  The Company has not generated any net income to date and therefore has not paid any federal income taxes since inception. At June 30, 1996, the Company had deferred tax assets totaling $9,650,000 consisting primarily of net operating loss and research tax credits that begin to expire from 2004 through 2011, if not utilized. A full valuation allowance for deferred tax assets has been provided. Utilization of federal income tax carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. The completion of this offering is likely to limit the Company's ability to utilize federal income tax carryforwards under Section 382. The annual limitation could result in expiration of net operating losses and research and development credits before their complete utilization.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations since inception primarily through private placements of Preferred Stock and other equity investments, which from inception, have totaled approximately $37,916,000, and to a lesser degree, through grant funding, payments received under research agreements and collaborations, interest earned on cash, cash equivalents, and short-term investments, and funding under equipment leasing agreements. These financing sources have historically allowed the Company to maintain adequate levels of cash and other liquid investments.

  The Company's combined cash, cash equivalents and short-term investments totaled $10,967,000 at June 30, 1996, a decrease of $101,000 from June 30, 1995. The primary uses of cash, cash equivalents and short-term investments during the year ended June 30, 1996 included $8,967,000 to finance the Company's operations and working capital requirements, $445,000 in capital equipment additions and $270,000 in scheduled debt payments. During the year ended June 30, 1996, the Company received $3,500,000 in equity payments from RPR and $5,965,000 in net proceeds from the sale of Series E Convertible Preferred Stock. The Company plans to continue its policy of investing excess funds in short-term, investment-grade, interest-bearing instruments.

  The Company's combined cash, cash equivalents and short-term investments totaled $7,108,000 as of September 30, 1996 compared to $10,967,000 at June 30, 1996. The decrease was primarily attributable to the use of $3,614,000 to fund operations and working capital requirements during the period and to a lesser degree by $173,000 in capital equipment purchases and $73,000 in scheduled debt payments.

  In October 1996, the Company executed a financing commitment to provide the Company with up to $5,000,000 in additional equity funding from Cobe and $5,000,000 under a convertible loan agreement with another current investor. In connection with the convertible loan agreement, the Company has issued warrants to purchase 69,444 shares of Common Stock for securing the commitment. The warrants expire on October 15, 2000 if not exercised, and may be exercised, in whole or in part, at a price equal to the lesser of (a) $9.00 per share, which price increases by $3.00 per share on each anniversary of the closing of the offering being made hereby; or (b) 85% of the fair market value of the Company's Common Stock at the time of exercise. As of the date of this Prospectus, the Company has not obtained any financing under these commitments. These funding commitments expire upon the closing of this offering.

  The Company's future cash requirements will depend on many factors, including continued scientific progress in its research and development programs, the scope and results of clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patents, competing technological and market developments and the cost of product commercialization. The Company does not expect to generate a positive cash flow from operations for several years, if at all, due to the expected increase in spending for research and development programs and the expected cost of commercializing its product candidates. The Company may seek additional funding through research and development agreements with suitable corporate collaborators and through public or private financing transactions. The Company anticipates that the net proceeds of this offering, together with the Company's available cash and expected interest income thereon, will be sufficient to finance its research and development and other working capital requirements for 18 months or less. This estimate is based on certain assumptions which could be negatively impacted by the matters discussed under this heading and elsewhere under the caption "Risk Factors." The Company expects that its primary sources of capital for the foreseeable future will be through collaborative arrangements and through the public or private sale of its equity securities. There can be no assurance that such collaboration arrangements, or any public or private financing transaction, will be available on acceptable terms, if at all, or can be sustained on a long-term basis. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research and development programs, which may have a material adverse effect on the Company's business. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding" and Notes to Financial Statements.

RECENT PRONOUNCEMENTS

  During October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation and incentive plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. Adoption of the new accounting pronouncement is required for the Company's fiscal year beginning July 1, 1996 and the Company intends to provide the additional disclosures required by the pronouncement in its financial statements for the year ended June 30, 1997.

  During March 1995, the Financial Accounting Standards Board issued Statement No. 121, ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's fiscal year beginning July 1, 1996. Management has studied the effect of implementing SFAS 121 and, based upon its initial evaluation, does not expect it to have a significant impact on the Company's financial condition or results of operations.

                                   BUSINESS

OVERVIEW

  Aastrom is developing proprietary process technologies and devices for a range of cell therapy applications, including stem cell therapies and gene therapy. The Company's lead product under development, the Aastrom Cell Production System (the "Aastrom CPS"), consists of a clinical cell culture system with disposable cassettes and reagents for use in the rapidly growing stem cell therapy market. The Company believes that the Aastrom CPS method will be less costly, less invasive and less time consuming than currently available stem cell collection methods. The Aastrom CPS is designed as a platform product which implements the Company's pioneering stem cell replication technology and which the Company believes can be modified to produce a wide variety of cell types for emerging therapies. The Aastrom CPS is currently in a pre-pivotal clinical trial under an IDE for autologous stem cell therapy. The Company has entered into a strategic collaboration for the development of the Aastrom CPS in stem cell therapy with Cobe BCT, Inc., a subsidiary of Gambro AB and a leading provider of blood cell processing products. Additionally, Aastrom is developing products and processes for the delivery of ex vivo gene therapy that are designed to address the production of gene-modified cells.

CELL THERAPY

  Cell therapy is the use of human cells to treat a medical disorder. The most common types of cell therapy, blood and platelet transfusions, have been widely used for many decades. More recently, bone marrow-derived cells have been used to restore the bone marrow and the blood and immune system cells which are damaged by chemotherapy and radiation therapy during the treatment of many cancers. Transplantation of these cells is known as stem cell therapy. Other cell therapies have recently been used for generating skin and cartilage tissue and additional cell therapies are being developed by various companies and researchers to restore immune system cells as well as bone, kidney, liver, vascular and neuronal tissues.

  Cell therapies require the collection of cells, either from the patient or a suitably matched donor. These cells are typically processed and stored for administration to the patient. Although cell therapy is being developed for use in an increasing number of diseases, widespread application of new cell therapies remains limited by the difficulties and expense associated with current cell collection and processing procedures. The problems of current cell collection techniques are exemplified in the area of stem cell therapy where the patient or donor undergoes invasive, time-consuming and costly procedures to collect the large volume of cells currently required for effective treatment. The Company believes an alternative to collecting the required therapeutic dose of cells is to grow these cells ex vivo from a small starting volume. However, ex vivo cell expansion, when biologically possible, has typically required costly techniques, facilities and operations to comply with FDA good manufacturing practices ("GMP"), which are not generally available in hospitals. As a result, cells needed for such therapies often require specialized cell production facilities which use labor-intensive, manual cell culture techniques.

  There are numerous forms of cell therapy at an early stage of development. One such example is ex vivo gene therapy, in which genes are introduced into target cells in order to selectively correct or modulate disease conditions, or to modify cells for production of a therapeutic protein. The Company believes that the successful practice of ex vivo gene therapy will require the development of processes and products for the reliable, high-efficiency transfer of genes into cells and a means to produce the necessary dose of the genetically modified cells under GMP conditions.

STEM CELL THERAPY

  Stem cell therapy is used to treat cancer patients who undergo chemotherapy or radiation therapy at dose levels that are toxic to the hematopoietic system, which is comprised of the bone marrow and cells of the blood and immune systems. The objective of stem cell therapy is to restore the hematopoietic system via the infusion and subsequent engraftment of healthy cells to replace bone marrow and result in the rapid recovery of neutrophils and platelets that have been destroyed by chemotherapy and radiation therapy. Stem cell therapy reduces the risk of life-threatening infections and bleeding episodes following cancer treatments. In order to treat many cancers, high intensity chemotherapy or radiation is often required, which may severely destroy ("myeloablation") or partially destroy ("myelosuppression") the patient's hematopoietic system.

  Cells required for effective stem cell therapy include stem cells, to replenish depleted bone marrow and provide a long-term ongoing source of the multilineage progenitor cells of the blood and immune systems, and early and late stage hematopoietic progenitor cells, to provide for rapid neutrophil and platelet recoveries. Stromal accessory cells are believed to further augment the growth of bone marrow. In the adult, all of these cell types originate in the bone marrow. These cells are currently collected from the donor or patient directly through multiple syringe aspirations under anesthesia, known as bone marrow collection, or through blood apheresis following treatment with drugs which cause cells to be released or mobilized from the bone marrow into the blood. This latter technique is known as a peripheral blood progenitor cell ("PBPC") collection. See "--Current Stem Cell Collection Methods." Recently, it has been demonstrated that the blood cells found in the umbilical cord of newborn infants include cells effective for stem cell therapy. This source of cells is being explored by physicians as a major new direction in stem cell therapy, but is currently limited by difficulties in obtaining sufficient quantities of these cells.

  Once collected, the stem cell mixture is infused intravenously and the stem and stromal accessory cells migrate into the bone cavity where they engraft to form a new marrow. The hematopoietic progenitor cell components of the cell mixture provide early restoration of circulating white blood cells and platelets. The replenished bone marrow will normally provide long-term hematopoietic function, but complete restoration of bone marrow may take years following myeloablative cancer therapy. When the patient's hematopoietic system is malignant, such as in the case of leukemia, cells from a suitable donor are generally required in order to avoid reintroducing the disease during cell infusion. Such donor derived transplants are termed "allogeneic" transplants. Procedures using cells derived from the patient are termed "autologous" transplants.

  STEM CELL THERAPY MARKET OPPORTUNITY

  The benefits of stem cell therapy in the treatment of cancer patients have been well established over the past two decades. Stem cell therapy, in the form of bone marrow transplantation, was originally used in patients who had received treatment for blood and bone marrow cancers such as leukemia, and genetic diseases of the blood. However, because stem cell therapy has been shown to promote the rapid recovery of hematopoietic function, it is now being increasingly used to enable patients with other forms of cancer to receive high dose or multicycle chemotherapy and radiation treatments. These high-intensity therapies have a greater probability of eradicating dose-sensitive cancers but, because of their hematopoietic toxicity, cannot generally be given without stem cell therapy. As a result, some patients are treated with lower and less effective doses, and fewer cycles, of therapy than might otherwise be used.

  The Company estimates that over 35,000 stem cell therapy procedures were completed worldwide in 1995, and that the number of such procedures has been growing at a compound annual rate of over 20%. This growth has been driven by encouraging clinical results in the treatment of dose-sensitive solid tumors, such as breast and ovarian cancers. The Company expects that stem cell therapy procedures will continue to grow due to increased incidence and prevalence of cancer, continued clinical demand for myelotoxic cancer treatment, and the increased cost effectiveness of stem cell therapy treatments.

  Stem cell therapy may also enhance the effectiveness of blood cell growth factors. The timing and extent of additional cycles of chemotherapy is often limited by the recovery of a patient's white blood cells and platelets because a delayed recovery of these cells can leave the patient susceptible to life-threatening infection and bleeding episodes, and this limitation may allow for the regrowth of residual tumor cells. Many cancer patients are routinely treated with growth factors including G-CSF, such as Neupogen and GM-CSF, such as Leukine, which enhance the development of mature circulating white blood cells and platelets from the early progenitor bone-marrow derived cells, thereby decreasing the time between cycles of therapy and the probability of infection. However, during high dose or multicycle therapy, the stem and progenitor cells on which these growth factors act are often depleted. Without these cells, growth factors have a limited or negligible effect. Stem cell therapy generally enhances the effectiveness of growth factors by introducing target stem and progenitor cells for growth factors to act upon such that patients generally exhibit a more rapid and consistent hematopoietic recovery.

  CURRENT STEM CELL COLLECTION METHODS

  Currently, the bone marrow-derived cells required for stem cell therapy are collected primarily either through the bone marrow harvest method or the PBPC collection method.

  Bone Marrow Harvest

  A traditional bone marrow harvest is a costly and invasive surgical procedure in which a physician removes approximately one liter of bone marrow from a patient or donor. This volume of bone marrow is removed using needles inserted into the cavity of the hip bone. The bone marrow harvest procedure typically requires between two to four hours of operating room time, with the physician often making more than 90 separate puncture sites in the hip bone to collect the necessary amount of bone marrow. Due to the length of the procedure and the trauma to the patient, general surgical anesthesia is administered and the patient is often hospitalized for a day. Frequently, the patient suffers pain from the procedure for several days after being discharged from the hospital. Furthermore, complications resulting from the general anesthesia or invasive nature of the procedure occur in a small percentage of patients. Bone marrow harvest provides a reliable source of stem and stromal accessory cells and has been the preferred source of cells in allogeneic transplants.

  PBPC Mobilization and Collection

  PBPC mobilization is a newer technique in which bone marrow-derived cells are harvested from a patient's or donor's circulating blood, rather than from bone marrow. In a PBPC mobilization procedure, the patient receives multiple injections of growth factors or cytotoxic drugs, or both, over the course of a week or more, which cause stem and progenitor cells resident in the bone marrow to mobilize into the circulating blood. The mobilized cells are then collected by connecting the patient to a blood apheresis device, which draws and returns large volumes of the patient's or donor's blood in order to selectively remove the therapeutic volume of stem and progenitor cells. Each collection procedure typically lasts for two to six hours and is typically repeated on two to eight consecutive days. Specialized laboratory testing over the period of mobilization and cell harvesting is necessary to determine that a sufficient quantity of desired cells has been collected, adding to the cost of the procedure. The PBPC process has become the predominant procedure in autologous stem cell therapy.

  Procedure Considerations

  Although stem cell therapy is being utilized to treat more patients for a broader range of diseases, its availability continues to be limited by the high costs of procuring cells, the invasive nature of traditional cell procurement techniques, and by the technical difficulties related to those collection procedures. The Company believes that current charges for bone marrow harvest, processing and infusion are approximately $10,000 to $15,000 per procedure, with considerable variability between institutions. The Company believes that current charges for PBPC collection, including mobilization and infusion, are approximately $12,000 to $20,000 for a two to three cycle procedure, with considerable variability between institutions depending on the mobilization regimen and the total volume, time and number of aphereses required.

  Overall costs of stem cell therapy include the costs of the cell collection and infusion procedures, and the costs associated with supporting the patient during post-transplant recovery. Post-transplant costs include hospitalization time, antibiotic support, management of adverse reactions to the large volume cell infusions, and infusions of platelets and red blood cells. Any new stem cell therapy process will generally need to provide similar recovery endpoints to be competitive with the current procedures. In this regard, PBPC procedures have gained popularity compared with bone marrow harvests because the number of platelet transfusions is reduced for some patients.

  Recently, products to implement a cell isolation method known as CD34 selection have been developed by other companies in conjunction with bone marrow harvest and PBPC collections. CD34 selection is a process designed to isolate specific types of cells in order to decrease storage and infusion problems associated with the large volume of fluids collected in bone marrow or multiple apheresis procedures. CD34 selection is used after the initial collection of stem and progenitor cells and, therefore, does not address the difficulties or costs associated with the basic cell collection procedures. To date, the CD34 selection procedure has demonstrated limited therapeutic benefit to the patient, but substantially increases the costs of the procedure. A future objective of CD34 selection is to assist in depleting tumor cells from the transplant cells collected, thereby expanding the availability of stem cell therapy to new patient populations.

  UMBILICAL CORD BLOOD

  Umbilical cord blood ("UCB"), which is collected directly from the umbilical cord after delivery, without pain or risk to the infant or the mother, is emerging as a new source of cells for stem cell therapy. UCB has been reported to have stem cell concentrations that are much higher than that typically obtained from traditional bone marrow and PBPC collection methods. After collection, UCB is typically frozen for later use in a stem cell therapy procedure. Storage of UCB samples involves small volumes of cells, compared to typical bone marrow or PBPC storage. Accordingly, the costs of collection and storage of UCB cells are comparatively low. This source of cells is also "tumor-free," such that UCB would be preferred for many current stem cell therapy procedures in metastatic cancer patients. Before UCB can become a major supply source for stem cell therapy, a coordinated UCB banking system must emerge. In this regard, several organized UCB banking institutions have been established to date, and the group is growing in both number and size.

  One current disadvantage of UCB is the relatively low number of available cells. Unlike bone marrow or PBPC harvest, where the collection of more cells to meet a particular treatment is typically achievable, the number of cells available from a UCB donor is limited. This problem is exacerbated by the required cryopreservation of the cells, which causes significant cell loss. The resultant low cell number is believed to be responsible for the longer hematopoietic recovery times observed with UCB transplants, as compared with bone marrow or PBPC transplants. Further, because of the low cell number, UCB transplants are typically restricted to small patients. Therefore, increasing the number of therapeutic cells from a UCB sample would facilitate the more widespread use of UCB transplants. Aastrom believes that providing the transplant site with the capability to carry out the UCB cell expansion will be a major factor in the increased use of UCB for stem cell therapy and a significant business opportunity.

AASTROM TECHNOLOGY

  Aastrom is developing proprietary process technologies that are pioneering the ex vivo production of human stem and progenitor cells. The Company has also developed a proprietary cell culture device that mimics the biological and physical environment necessary for the growth of certain human cells and tissues, including bone marrow. The Company's initial product candidate, the Aastrom CPS, utilizes the Company's process technology and is designed to enable the ex vivo production of human stem and progenitor cells as an alternative to the bone marrow harvest and PBPC mobilization methods and as an enhancement to the UCB collection method. The Company believes that the Aastrom CPS may be used for other cell production processes which are being developed by third parties and, in combination with the Company's proprietary gene transfer process, may have application in the developing field of ex vivo gene therapy.

  CORE TECHNOLOGY

  Stem Cell Growth Process

  Aastrom has developed proprietary process technologies for ex vivo production of therapeutic stem and progenitor cells as well as other key cells found in human bone marrow. The Company's proprietary process entails the placement of a stem cell mixture in a culture environment that mimics the biology and physiology of natural bone marrow. This process enables the stem and early and late-stage progenitor cells needed for an effective stem cell therapy procedure to be concurrently expanded. Growth factors can be added to stimulate specific cell lineages to grow or to increase cell growth to meet a particular therapeutic objective. The stem cell growth process can best be completed with little or no additional stem cell selection or purification procedures. This stem cell replication process can also enable or augment the genetic modification of cells by providing the cell division step needed for new genes to integrate into the stem cell DNA. Currently available cell culture methods tend to result in a loss of stem cells, either through death or through differentiation into mature cells. The Company has exclusive licenses to two U.S. patents and additional applications that cover these processes. See "-- Additional Stem Cell and Other Cell Therapies."

  Aastrom Cell Culture Chamber

  Aastrom has developed a proprietary cell culture chamber to implement the Company's process technology. The culture chamber produces cells on a clinical scale, and allow for simple, sterile recovery of the cells for therapeutic use. The Company believes that the Aastrom cell culture chamber may also be used for growing other human therapeutic cells, such as T-Cells used for lymphocyte therapies, chondrocytes for cartilage replacement, and mesenchymal tissues for bone and cartilage replacement. The Company holds exclusive licenses to two U.S. patents and additional applications for its cell culture chamber device technology. See "--Additional Stem Cell and Other Cell Therapies."

  Efficient Gene Transfer

  Aastrom has developed proprietary processes and device technology that enables increased efficiency of vector-mediated gene transfer into cells as compared to conventional procedures. This directed-motion gene transfer or gene loading technology is intended to have applications for most cell and tissue types and most vector technologies. The Company intends to develop products based upon its gene loading technology that it believes will facilitate the advancement of numerous gene therapy protocols into the clinic and ultimately the market. The Company is the exclusive licensee of a U.S. Patent, and has additional applications pending, for this technology. See "Aastrom Product Candidates For Ex Vivo Gene Therapy."

  THE AASTROM CPS

  The Aastrom CPS is the Company's lead product under development for multiple cell therapy applications, including stem cell therapy. The Aastrom CPS is a proprietary system that the Company believes will enable the large scale ex vivo production of a variety of therapeutic cells at health care facilities, independent laboratories, transplant centers and blood banks, and has been designed to implement Aastrom's stem cell growth process as well as processes for the production of other cell types.

  The Aastrom CPS is comprised of several components, including single-use disposable cassettes and reagents and microprocessor-controlled instruments, which are at various stages of development. The Cell Cassette is a single-use disposable cartridge which contains the Aastrom cell culture chamber and the related media supply waste reservoirs and harvest bag. The microprocessor-controlled instruments include the Incubator which controls the culture conditions for the operation of the Cell Cassette, and the Processor which automates the priming and harvesting of the cells from the Cell Cassette. The System Manager is a user interface computer that is being developed to simultaneously track and monitor the cell production process in over thirty CPS Incubators and record relevant process variables and operator actions. Prototype components of the Aastrom CPS are currently being used in a clinical trial and ongoing development activities are directed at completing other production level components of the Aastrom CPS.

  The Aastrom CPS is designed to be operated with minimal operator activity by a medical or laboratory technician and can implement clinical scale cell production at the patient care site. The end product of the Aastrom process is a blood-bag container with the cell product. The control and documentation features of the Aastrom CPS have been designed to meet GMP requirements for the therapeutic production of cells.

  AASTROM CPS FOR STEM CELL THERAPY

  The Company's initial application for the Aastrom CPS is expected to be in the growing field of stem cell therapy, where the Company believes that the Aastrom CPS may address many of the limitations of existing procedures. The Aastrom CPS is based on a comparatively simple process in which a small volume of bone marrow cells are collected from the patient or donor using a needle aspiration procedure typically under a local anesthetic or sedative. This cell mixture is quantified, and an appropriate volume of cells is then inoculated into one or more Cell Cassettes with the necessary growth media. Therapeutic growth-factor-stimulated cells are produced using the Aastrom CPS in approximately 12 to 13 days, with no further patient involvement. Depending upon the cell quantity necessary for a therapeutic application, single or multiple Cell Cassettes may be required, with a different volume requirement of starting cells. The Aastrom CPS has been designed to minimize operator involvement during the cell production process, and the steps required before and after the Aastrom CPS are standard laboratory procedures.

  Advantages of Aastrom CPS

  The Company believes that the Aastrom CPS, if approved for commercial sale by the FDA and foreign regulatory agencies, will provide improvements and efficiencies over traditional cell collection and infusion processes. The following table, which sets forth the Company's estimates based on a 1996 survey of 11 U.S. transplant institutions, illustrates some potential advantages of the Aastrom CPS compared to estimated patient care episodes, procedure time and needle sticks in connection with currently established cell collection and infusion techniques:

                                       CARE     PROCEDURE TIME
  CELL SOURCE                       EPISODES(1)   (HOURS)(1)   NEEDLE STICKS(2)
  -----------                       ----------- -------------- ----------------
  Bone Marrow Harvest(3)...........       8           16              103
  PBPC Mobilization and Collec-
   tion(4).........................      21           39               22
  Aastrom CPS(5)...................       2          1-3             4-10

 --------
 (1) Includes all outpatient, inpatient, and home care episodes.

 (2) Includes bone marrow aspirates, blood samples, catheter placements and other venous access, and subcutaneous injections.

 (3) Includes operating room procedure and all preparatory and recovery procedures.

 (4) Based on an average of three rounds of apheresis following cell mobilization injections.
 (5) Based on data accumulated during the Company's clinical trials.

  Reduced Cost. The Company believes the Aastrom CPS has the potential to replace more costly, labor intensive and invasive cell collection and infusion procedures currently employed for stem cell therapy and to reduce physician, staff and patient time requirements.

  Reduced Patient and Physician Burden. Cell production with the Aastrom CPS is expected to require the collection of a small volume of starting material compared to current collection procedures, eliminating the requirement for general surgical anesthesia, multiple drug injections and blood apheresis. Patient benefits are expected to include fewer needle sticks than with current cell collection and infusion methods and a reduction in overall patient procedure time. Additionally, Aastrom's process for cell expansion is expected to minimize the time requirement for physicians compared with bone marrow harvest.

  Enhanced Multicycle High-Dose Chemotherapy. The long restoration period for the hematopoietic system following myeloablative therapy effectively limits patients to one opportunity for cell collection prior to cancer therapy. The Aastrom CPS may enhance the practice of multicycle, high-dose chemotherapy by providing the ability to produce a therapeutic dose of cells from a small starting volume. The initial cell collection can be divided into multiple samples and stored frozen until expansion at a later time is required.

  Reduced Quantity of Lymphocytes. The Company believes its approach to stem cell therapy may provide an additional benefit over current methods by depleting potentially harmful cells such as T-cells and B-cells. These cells are believed to be primarily responsible for graft-versus-host disease, a common manifestation of allogeneic transplants in which the grafted donor's cells attack the host's tissues and organs.

  Tumor Cell Purging. Cancer patients with tumor metastases, in which the cancer has spread to the blood and bone marrow, have not traditionally been candidates for autologous stem cell transplants because transplant may reintroduce cancer cells into the patient. Additionally, patients may have undetected tumor cells in their marrow or PBPC transplant, which can reestablish the cancer in the patient following transplant. The Aastrom CPS process may offer benefits for these groups of patients. The Company and other investigators have shown that some primary human tumor cells die or do not grow during hematopoietic cell culture. Further, the smaller volume of starting cells used for the Aastrom CPS compared with bone marrow harvest or PBPC transplants may provide approximately 10 to 70 fold less tumor cells in a transplant. This combination of passive depletion during culture with the lower starting volume of tumor cells may result in a tumor-free or tumor-reduced cell product for transplant. The benefit of such tumor depletion, if any, will vary depending upon the type of cancer and state of disease.

CLINICAL DEVELOPMENT

  The Company's clinical development plan is initially to obtain regulatory approval in the United States to market the Aastrom CPS for autologous stem cell therapy and in Europe for more general cell therapy applications. The Company also intends to pursue approval of the Aastrom CPS for additional clinical indications.

  The Company believes that the Aastrom CPS for stem cell therapy will be regulated as a medical device and that the Company will be required to submit a PMA application to, and obtain approval from, the FDA to allow it to market this product in the United States. In order to obtain PMA approval, the Company will be required to complete clinical trials under an IDE. See "-- Government Regulation--Devices."

  In a dose-ranging study conducted by the University of Michigan (the "University") in 1993, ex vivo produced cells utilizing the Company's proprietary cell production technology were infused into seven patients with non-Hodgkin's lymphoma after they received myeloablative chemotherapy. These patients also received cells obtained from either an autologous bone marrow harvest or PBPC procedure. No safety issues attributable to the infused cells were observed in this trial and the patients exhibited recovery profiles consistent with traditional transplantation techniques.

  Aastrom completed the first feasibility trial of its cell production system technology under an IDE at the MD Anderson Cancer Center in October 1995. In this trial, ten breast cancer patients, who were subjected to myeloablative chemotherapy, were treated with cells obtained from a bone marrow harvest and with cells produced from a sample of such cells with a predecessor of the Aastrom CPS. The patients exhibited standard clinical recoveries, providing evidence of the clinical safety of cells obtained from the Company's cell production process and of the feasibility of cell production with a predecessor of the Aastrom CPS by clinical personnel at an investigational site.

  Aastrom is currently conducting a pre-pivotal stem cell therapy clinical trial under an IDE reviewed with the FDA. This clinical trial is designed to demonstrate that cells produced using the Aastrom CPS can provide hematopoietic recovery in accordance with trial endpoints in breast cancer patients who have received myeloablative chemotherapy. Bone marrow obtained from the patient by traditional methods will be available for precautionary reasons at defined clinical stages. The results from the five patients accrued at the first trial site have provided evidence of the clinical safety of the Aastrom CPS-produced cells in patients and that the hematopoietic recovery endpoints specified for the trial are achievable. The patients at this trial site were Stage IV breast cancer patients who had received significant prior cytotoxic therapies for their cancer. Four of these five patients received the precautionary back-up marrow pursuant to the trial protocol. Preliminary results from the first trial site were reviewed with the FDA, and the IDE was amended to expand the trial to a second site. The amended IDE provided for the enrollment of Stage II, III and IV patients, and a delayed use of the precautionary back-up bone marrow. As of the date of this Prospectus, patient accrual is ongoing and patient data from this site provides further evidence that the hematopoietic recovery endpoints specified for the trial are achievable.

  The objective of the current and anticipated future trials is to establish the protocol for the pivotal trial of the Aastrom CPS in autologous stem cell therapy. Provided that these pre-pivotal trials provide evidence of feasibility and safety of the cells produced in the Aastrom CPS, the Company anticipates initiating a pivotal clinical trial at multiple sites, with the patient enrollment typical to support a PMA filing. See "Risk Factors-- Uncertainties Related to Preclinical and Clinical Testing."

  Aastrom, in partnership with Cobe, intends to initiate a clinical trial in France in early 1997 to evaluate the use of Aastrom CPS cells to promote hematopoietic recovery in breast cancer patients undergoing aggressive myelosuppressive chemotherapy. The Company intends to seek approval to market the Aastrom CPS in Europe through CE Mark Registration. See "--Government Regulation--Regulatory Process in Europe."

  The preliminary results of the Company's pre-pivotal trial may not be predictive of results that will be obtained from subsequent patients in the trial or from more extensive trials. Further, there can be no assurance that the Company's pre-pivotal or pivotal trial will be successful, or that PMA approval or required foreign regulatory approvals for the Aastrom CPS will be obtained in a timely fashion, or at all.

BUSINESS STRATEGY

  Aastrom's objective is to build a leadership position in cell therapy process technology. The primary elements of the Company's business strategy are as follows:

  Establish Consumable Based Business Model. Aastrom's strategy is to sell the Aastrom CPS to institutions, hospitals, and other clinical care or commercial cell production facilities that are administering cell therapy. The Company plans to obtain ongoing revenue from the sale of single-use disposable Cell Cassettes and related cell culture media and reagents, which are utilized in individual cell therapy applications. After cells are cultured in the Cell Cassette, the cassette is discarded and a new cassette is utilized for a subsequent patient. Along with ongoing revenue from the sale of instruments and disposables for cell therapy applications, the Company believes it will be able to obtain license revenue from its stem cell therapy applications for its proprietary stem cell processes.

  Focus Initially on Established and Reimbursed Therapies. Aastrom will seek to establish the use of the Aastrom CPS in the field of stem cell therapy for the treatment of toxicity resulting from many cancer therapies, including those for breast cancer, lymphoma, ovarian cancer, germ cell cancers, leukemias and aplastic anemias. Stem cell therapy is a well-established and growing treatment modality in cancer therapy, and current cell collection procedures are widely reimbursed by third party payors.

  Leverage Platform Technology Across Multiple Market Opportunities. In addition to stem cell therapy applications, the Company believes that the Aastrom CPS may serve as a platform product that can be used to produce a variety of other cells for multiple therapeutic applications, such as T-cells for use in lymphocyte therapies, chondrocytes for cartilage replacement, and mesenchymal cells for use in certain solid tissue therapies. The Company believes that if the Aastrom CPS is well established as a method for cell production for use in stem cell therapy, the system will be positioned for commercialization of new cell and ex vivo gene therapies that are under development.

  Market Through Collaborative Relationships. The Company plans to reach end-user markets through collaborative relationships with companies that have established positions in those markets. In 1993, the Company formed a strategic partnership with Cobe, a leading provider of blood cell processing equipment and disposables. Cobe is the Company's exclusive, worldwide distributor of the Aastrom CPS for stem cell therapy applications, not including stem cell gene therapy. The Company will seek to establish additional collaborations for other cell therapies as those therapies and the Company's product lines develop. See "Business--Strategic Relationships."

ADDITIONAL STEM CELL AND OTHER CELL THERAPIES

  The Company believes that the Aastrom CPS hardware and disposables may be developed to serve as platform products for application in a variety of other cell therapies in addition to stem cell therapy. The Company believes that the Aastrom CPS has the potential to supplant current manual cell culture methods to produce therapeutic quantities of cell types such as T-cells, chondrocytes, mesenchymal cells, keratinocytes, neuronal cells and dendritic cells. Currently such cells are often produced in specialized facilities generally using manual cell culture techniques which limit the effective commercialization of these cell types for therapy. Potential advantages of the Aastrom CPS in these therapies may include: (i) reducing labor and capital costs; (ii) enhancing process reliability; (iii) automating quality assurance; and (iv) reducing the need for environmentally controlled facilities.

  Modification of such processes and application of the Company's products to the expansion of other cell types may require substantial additional development of specialized culture environments and which may need to be incorporated within the Company's existing cell cassettes. There can be no assurance that the Company will be able to successfully modify or develop existing or future products to enable such additional cell production processes. Furthermore, other than a limited application of chondrocyte therapy, novel cell therapies are still in early stages of development by third parties. The Company's business opportunity is dependent upon successful development and regulatory approval of these novel cell therapies. No assurance can be given that such novel therapies will be developed or approved or that the Company's processes or product candidates will find successful application in such therapies. See "--Business Strategy" and "--Clinical Development" and "Use of Proceeds."

  Immunotherapies

  Immunotherapy involves using cells of the immune system to eradicate a disease target. T-cell lymphocytes and dendritic cells are being actively investigated by other companies for this purpose, and these procedures require ex vivo cell production.

  T-cells, a class of lymphocyte white blood cells, play a critical role in the human immune system and are responsible for the human immune response in a broad spectrum of diseases, including cancers and infectious diseases. Cytotoxic T-lymphocytes ("CTLs") is a new process that involves collecting T-cells from a patient and culturing them in an environment resulting in T-cells with specificity for a particular disease target. Clinical trials by third parties have been initiated to demonstrate CTL effectiveness. The ex vivo production of these cells under conditions for use in medical treatment represents a critical step in the advancement of this therapy.

  Dendritic cells (the potent antigen presenting cells) are believed to play an important role in the function of the immune system. Researchers believe that cultured dendritic cells could augment the natural ability of a patient to present antigens from the infectious agents to the immune system and aid in the generation of a cytotoxic T-cell response to the infectious agent. The Company intends to explore application of its products and processes for the expansion of dendritic cells.

  Solid Tissue Cell Therapies

  One of the newest areas of cell therapy involves the production of chondrocytes for the restoration of cartilage. Chondrocyte therapy involves the surgical removal of a small amount of tissue from the patient's knee and a therapeutic quantity of chondrocytes is produced from this surgical biopsy. The cells are then implanted into the patient's knee. Published reports indicate that such cells then reestablish mature articular cartilage. Currently, this cell production process is completed in highly specialized laboratory facilities using trained scientists and manual laboratory procedures. The Company believes that the Aastrom CPS has the potential to reduce costs associated with the cell production procedure and may eventually facilitate the transfer of the cell production capability away from specialized facilities directly to the clinical care sites.

  Other Stem Cell Therapies

  Autoimmune Diseases. Stem cell therapy is under clinical investigation for the treatment of other diseases. Clinical studies have suggested a potential role for stem cell therapy in treatment of autoimmune diseases such as rheumatoid arthritis, multiple sclerosis and lupus erythematosus. The generic cause of these diseases is a malfunctioning immune system, including T-lymphocytes. Clinical trials in which the patient receives treatment resulting in immune ablation (usually involving myelotoxic cancer drugs or radiation), followed by stem cell therapy to restore the bone marrow and cells of the blood and immune system, have demonstrated remission of the autoimmune disease in some patients.

  Organ Transplantation. Recently, a number of academic and corporate researchers and companies have identified the potential use of stem cell therapy to facilitate successful solid organ and tissue transplants between human donors and recipients, as well as using organs from non-human species for transplantation into humans. These proposed applications are based on the observation that donor-specific bone marrow, infused concurrent with or prior to the organ transplant, can provide for reduction of the normal immune rejection response by the transplant recipient (e.g. heart, lung, liver or kidney transplants).

  A major limitation to the use of stem cell therapy in solid organ transplant is the limited availability of sufficient amounts of bone marrow to obtain a desired therapeutic response of immune tolerization. This limitation is particularly problematic when cadaveric donor organs are available, which has traditionally been the source of cells for these procedures. Bone marrow is also often available from the cadaveric donor, but only in a limited amount. Normally this amount may be sufficient for one transplant, but a donor might provide multiple organs for transplant into multiple recipients. Aastrom believes that the ability to expand the available bone marrow ex vivo will enhance the use of stem cell therapy for such transplant procedures.

AASTROM PRODUCT CANDIDATES FOR EX VIVO GENE THERAPY

  A novel form of cell therapy is ex vivo gene therapy. For this type of cell therapy, cells procured from the patient or a donor are genetically modified prior to their infusion into the patient. Analogous to other cell therapies, the ability to produce a therapeutic dose of these gene-modified cells is a major limitation to the commercialization of these cell therapies. This limitation is further exacerbated by the additional requirement that the cells be genetically modified under conditions that are sterile and comply with GMP.

  Gene therapy is a therapeutic modality that holds the potential to significantly impact the delivery of healthcare and the delivery of therapeutically useful protein-based drugs within the body. Gene therapies are generally targeted at the introduction of a missing normal gene into otherwise defective human tissue, or the introduction of novel biologic capability into the body via the introduction of a gene not ordinarily present (for example, genes providing for the enhanced recognition and destruction or inhibition of the HIV-1 virus). The major developmental focus of the ex vivo gene therapy industry has been to identify the therapeutic gene of interest, insert it into a suitable vector that can be used to transport and integrate the gene into the DNA of the target cell, and then cause the gene to become expressed. The Company believes that for ex vivo gene therapy to progress to clinical applications, a process to produce a sufficient quantity of therapeutic cells is required as is an efficient means to insert the gene vector into target cells. Gene therapy is still in an early stage of development by third parties. The Company's business opportunity is dependent upon the successful development and regulatory approval of individual gene therapy applications. No assurance can be given that such applications will be developed or approved or that the Company's processes or product candidates will find successful applications in such therapies.

  THE AASTROM CPS FOR GENE THERAPY (GT-CPS)

  The Aastrom CPS has been designed to produce cells for therapy and the Company believes that the Aastrom CPS may be useful in many potential ex vivo gene therapy applications. Further, the Company anticipates that its proprietary stem cell production process technology implemented by the Aastrom CPS will provide the conditions for clinical scale stem cell division, and enable or enhance the introduction of therapeutic genes into stem cell DNA. The Company believes that its technology may also enable expansion of more mature progeny of these stem cells to create a gene therapy cell product with potential short and long term therapeutic effect.

  The Company has two principal objectives for the development of Aastrom GT-
CPS: (i) the enablement of stem cell gene therapies for a variety of hematologic and other disorders, based on the GT-CPS's ability to enable large scale stem cell division ex vivo; and (ii) the enablement of gene transfer and therapeutic cell production by local and regional primary patient care facilities and ancillary service laboratories.

  THE AASTROM GENE LOADER

  The Aastrom Gene Loader product technology, which is under development, is being designed to transfer new therapeutic genes, which are carried by vectors into the target cell. This process, which is typically inefficient in many human cells, has represented a major hurdle preventing many ex vivo gene therapies from moving forward in the clinic. The Aastrom Gene Loader will incorporate the Company's proprietary directed motion gene transfer technology and is expected to incorporate single-use sterile disposables, operated by dedicated instrumentation.

  A major product objective of the Aastrom Gene Loader is the enhancement of gene transfer efficiencies and reliability. Improving gene vector efficiencies may enable a wide spectrum of gene therapies currently unable to realize clinical application.

  The Company believes that these issues represent a general bottleneck for other companies pursuing ex vivo gene therapy clinical applications. The Company's technology may favorably influence these gene therapy applications, the development of which are impeded due to low transduction efficiencies and the resultant need for use of extreme quantities of gene vectors and/or target "delivery" tissues.

STRATEGIC RELATIONSHIPS

  On October 22, 1993, the Company entered into a Distribution Agreement (the "Distribution Agreement") with Cobe for Cobe to be the Company's exclusive, worldwide distributor of the Aastrom CPS for stem cell therapy applications (the "Stem Cell Therapy Applications"). The Company has retained the right to market the Aastrom CPS for uses outside the Stem Cell Therapy Applications, such as for all gene therapy applications and for production of other cells and tissues. The initial term of the Distribution Agreement expires on October 22, 2003, and Cobe has the option to extend the term for an additional ten-year period. The Company is responsible for the expenses to obtain FDA and other regulatory approval in the United States, while Cobe is responsible for the expenses to obtain regulatory approval in foreign countries to allow for worldwide marketing of the Aastrom CPS for Stem Cell Therapy Applications. See "Risk Factors--Consequences of Cobe Relationship."

  Under the terms of the Distribution Agreement, the Company will realize approximately 60% and 58% of the net sales price at which Cobe ultimately sells the Aastrom CPS in the United States and Europe, respectively, for Stem Cell Therapy Applications, subject to certain negotiated discounts and volume-based adjustments. The Company is also entitled to a premium on United States sales in any year in which worldwide sales exceed specified levels.

  The Distribution Agreement may be terminated by Cobe upon twelve (12) months prior notice to the Company in the event that any person or entity other than Cobe beneficially owns more than 50% of the Company's outstanding Common Stock or voting securities. The Distribution Agreement may also be terminated by Cobe at any time after December 31, 1997 if Cobe determines that commercialization of the Aastrom CPS for stem cell therapy on or prior to December 31, 1998 is unlikely.

  In conjunction with the Distribution Agreement, the Company also entered into a Stock Purchase Agreement with Cobe (the "Cobe Stock Agreement"), whereby Cobe acquired certain option, registration, preemptive and other rights pertaining to shares of the Company's stock. Pursuant to such preemptive rights, Cobe has elected to purchase $5,000,000 of Common Stock in this offering at the initial public offering price per share. See "Description of Capital Stock--Rights of Cobe" and "Certain Transactions."

MANUFACTURING

  The Company has no current intention of internally manufacturing its product candidates and, accordingly, is developing relationships with third party manufacturers which are FDA registered as suppliers for the manufacture of medical products.

  On May 10, 1994, the Company entered into a Collaborative Product Development Agreement with SeaMED Corporation, ("SeaMED"). Pursuant to this agreement, the Company and SeaMED will collaborate on the further design of certain instrument components in the Aastrom CPS, and enable SeaMED to manufacture pre-production units of the instrument components for laboratory and clinical evaluation. The Company is paying SeaMED for its design and pre-production work on a "time and materials" basis, utilizing SeaMED's customary hourly billing rates and actual costs for materials. Subject to certain conditions, the Company has committed to enter into a manufacturing agreement with SeaMED for commercial manufacture of the instrument components for three years after shipment by SeaMED of the first commercial unit pursuant to a pricing formula set forth in the agreement. The Company retains all proprietary rights to its intellectual property which is utilized by SeaMED pursuant to this agreement.

  On November 8, 1994, the Company entered into a Collaborative Product Development Agreement with Ethox Corporation ("Ethox"). Pursuant to this Agreement, the Company and Ethox will collaborate on the further design of certain bioreactor assembly and custom tubing kit components of the Aastrom CPS, and enable Ethox to manufacture pre-production units of such components for laboratory and clinical evaluation. The Company is paying Ethox for its design and production work on a "time and materials" basis, utilizing Ethox's customary hourly billing rates and actual costs for materials. The Company retains all proprietary rights to its intellectual property which are utilized by Ethox pursuant to this Agreement.

  In April 1996, the Company entered into a five-year License and Supply Agreement with Immunex to purchase and resell certain cytokines and ancillary materials for use in conjunction with the Aastrom CPS. The agreement required the Company to pay Immunex an initial up-front fee of $1,500,000 to be followed by subsequent annual fee payments equal to $1,000,000 per year during the term of the agreement in addition to payment for supplies purchased by the Company. The agreement may be terminated by the Company at any time subject to the payment to Immunex of a specified amount for liquidated damages. Immunex may terminate the agreement in the event that the Company fails to purchase a minimum amount of its forecasted annual needs.

  There can be no assurance that the Company will be able to continue its present arrangements with its suppliers, supplement existing relationships or establish new relationships or that the Company will be able to identify and obtain the ancillary materials that are necessary to develop its product candidates in the future. The Company's dependence upon third parties for the supply and manufacture of such items could adversely affect the Company's ability to develop and deliver commercially feasible products on a timely and competitive basis. See "Risk Factors--Manufacturing and Supply Uncertainties; Dependence on Third Parties."

PATENTS AND PROPRIETARY RIGHTS

  The Company's success depends in part on its ability, and the ability of its licensors, to obtain patent protection for its products and processes. The Company and its licensors are seeking patent protection for technologies related to (i) human stem and progenitor cell production processes; (ii) bioreactors and systems for stem and progenitor cell production and production of other cells; and (iii) gene transfer devices and processes. The Company has exclusive license rights to five issued United States patents that present claims to (i) certain methods for ex vivo stem cell division as well as ex vivo human hematopoietic stem cell stable genetic transformation and expanding and harvesting a human hematopoietic stem cell pool; (ii) certain apparatus for cell culturing, including a bioreactor suitable for culturing human stem cells or human hematopoietic cells; and
(iii) certain methods of infecting or transfecting target cells with vectors. Patents equivalent to two of these United States patents have also been issued in other jurisdictions: one in Australia and another in Canada and under the European Patent Convention. These eight issued patents are due to expire beginning in 2006, through 2013. In addition, the Company and its exclusive licensors have filed applications for patents in the United States and equivalent applications in certain other countries claiming other aspects of the Company's products and processes, including five United States patent applications and corresponding applications in other countries related to various components of the Aastrom CPS. Of these pending patent applications, the Company has received notices of allowance for certain claims in a United States application relating to methods for obtaining ex vivo stem cell division, and claims in a European Patent Convention application and in a United States application relating to methods for efficient proliferation of hematopoietic cells in culture.

  The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications of the Company or its licensors will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the patents that have been or may be issued to the Company or its licensors will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents that have been or may be issued to the Company or its licensors. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's and its licensors' pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications.

  The Company relies on certain licenses granted by the University of Michigan and Dr. Cremonese for the majority of its patent rights. If the Company breaches such agreements or otherwise fails to comply with such agreements, or if such agreements expire or are otherwise terminated, the Company may lose its rights under the patents held by the University of Michigan and Dr. Cremonese, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "--University of Michigan Research Agreement and License Agreement" and "--License Agreement with J.G. Cremonese."

  The Company also relies on trade secrets and unpatentable know-how which it seeks to protect, in part, by confidentiality agreements. It is the Company's policy to require its employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties except in specific limited circumstances. The Company also requires signed confidentiality or material transfer agreements from any company that is to receive its confidential data. In the case of employees, consultants and contractors, the agreements generally provide that all inventions conceived by the individual while rendering services to the Company shall be assigned to the Company as the exclusive property of the Company. There can be no assurance, however, that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

  The Company's success will also depend in part on its ability to develop commercially viable products without infringing the proprietary rights of others. The Company has not conducted freedom of use patent searches and no assurance can be given that patents do not exist or could not be filed which would have an adverse effect on the Company's ability to market its products or maintain its competitive position with respect to its products. If the Company's technology components, devices, designs, products, processes or other subject matter are claimed under other existing United States or foreign patents or are otherwise protected by third party proprietary rights, the Company may be subject to infringement actions. In such event, the Company may challenge the validity of such patents or other proprietary rights or be required to obtain licenses from such companies in order to develop, manufacture or market its products. There can be no assurances that the Company would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses could result in delays in marketing the Company's proposed products or the inability to proceed with the development, manufacture or sale of products requiring such licenses, which could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company is required to defend itself against charges of patent infringement or to protect its own proprietary rights against third parties, substantial costs will be incurred regardless of whether the Company is successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject the Company to significant liabilities to third parties and force the Company to curtail or cease its development and sale of its products and processes.

  Certain of the Company's and its licensors' research has been or is being funded in part by the Department of Commerce and by a Small Business Innovation Research Grant obtained from the Department of Health and Human Services. As a result of such funding, the United States Government has certain rights in the technology developed with the funding. These rights include a non-exclusive, paid-up, worldwide license under such inventions for any governmental purpose. In addition, the government has the right to require the Company to grant an exclusive license under any of such inventions to a third party if the government determines that (i) adequate steps have not been taken to commercialize such inventions, (ii) such action is necessary to meet public health or safety needs or (iii) such action is necessary to meet requirements for public use under federal regulations. Additionally, under the federal Bayh Dole Act, a party which acquires an exclusive license for an invention that was partially funded by a federal research grant is subject to the following government rights: (i) products using the invention which are sold in the U.S. are to be manufactured substantially in the U.S., unless a waiver is obtained; (ii) if the licensee does not pursue reasonable commercialization of a needed product using the invention, the government may force the granting of a license to a third party who will make and sell the needed product; and (iii) the U.S. government may use the invention for its own needs.

  UNIVERSITY OF MICHIGAN RESEARCH AGREEMENT AND LICENSE AGREEMENT

  In August 1989, the Company entered into a Research Agreement (the "Research Agreement") with the University, pursuant to which the Company funded a research project at the University under the direction of Stephen G. Emerson, M.D., Ph.D., as the principal inventor, together with Michael F. Clarke, M.D., and Bernhard O. Palsson, Ph.D., as co-inventors. Pursuant to the Research Agreement, the Company was granted the right to acquire an exclusive, worldwide license to utilize all inventions, know-how and technology derived from the research project. By Extension Agreements, the Company and the University extended the scope and term of the Research Agreement through December 1994.

  On March 13, 1992, the Company and the University entered into the License Agreement, as contemplated by the Research Agreement. There have been clarifying amendments to the License Agreement, dated March 13, 1992, October 8, 1993 and June 21, 1995. Pursuant to this License Agreement, (i) the Company acquired exclusive worldwide license rights to the patents and know-how for the production of blood cells and bone marrow cells as described in the University's research project or which resulted from certain further research conducted through December 31, 1994, and (ii) the Company is obligated to pay to the University a royalty equal to 2% of the net sales of products which are covered by the University's patents. Unless it is terminated earlier at the Company's option or due to a material breach by the Company, the License Agreement will continue in effect until the latest expiration date of the patents to which the License Agreement applies.

  LICENSE AGREEMENT WITH J. G. CREMONESE

  In July 1992, the Company entered into a License Agreement with Joseph G. Cremonese pursuant to which the Company obtained exclusive worldwide license rights for all fields of use, to utilize U.S. Patent No. 4,839,292, entitled "Cell Culture Flask Utilizing a Membrane Barrier," which patent was issued to

Dr. Cremonese on June 13, 1989, and to utilize any other related patents that might be issued to Dr. Cremonese. Pursuant to the License Agreement, the Company has reimbursed Dr. Cremonese for $25,000 of his patent costs. Under the terms of the License Agreement, the Company is to pay to Dr. Cremonese a royalty of 3% of net sales of the products which are covered by said patent, subject to specified minimum royalty payments ranging from $20,000 to $50,000 per year, commencing in calendar year 1997. Unless it is terminated earlier at the Company's option or due to default by the Company, the License Agreement will continue in effect until the latest expiration date of the patents to which the License Agreement applies.

GOVERNMENT REGULATION

  The Company's research and development activities and the manufacturing and marketing of the Company's products are subject to the laws and regulations of governmental authorities in the United States and other countries in which its products will be marketed. Specifically, in the United States the FDA, among other activities, regulates new product approvals to establish safety and efficacy of these products. Governments in other countries have similar requirements for testing and marketing. In the U.S., in addition to meeting FDA regulations, the Company is also subject to other federal laws, such as the Occupational Safety and Health Act and the Environmental Protection Act, as well as certain state laws.

  REGULATORY PROCESS IN THE UNITED STATES

  To the Company's knowledge, it is the first to develop a culture system for ex vivo human cell production to be sold for therapeutic applications. Therefore, to a certain degree, the manner in which the FDA will regulate the Company's products is uncertain.

  The Company's products are potentially subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act, and as biological products under the Public Health Service Act, or both. Different regulatory requirements may apply to the Company's products depending on how they are categorized by the FDA under these laws. To date, the FDA has indicated that it intends to regulate the Aastrom CPS product for stem cell therapy as a Class III medical device through the Center for Biologics Evaluation and Research. However, there can be no assurance that FDA will ultimately regulate the Aastrom CPS as a medical device.

  Further, it is unclear whether the FDA will separately regulate the cell therapies derived from the Aastrom CPS. The FDA is still in the process of developing its requirements with respect to somatic cell therapy and gene cell therapy products and has recently issued a draft document concerning the regulation of umbilical cord blood stem cell products. If the FDA adopts the regulatory approach set forth in the draft document, the FDA may require separate regulatory approval for such cells in some cases. The FDA also recently proposed a new type of license, called a biologic license application ("BLA"), for autologous cells manipulated ex vivo and intended for structural repair or reconstruction. This proposal may indicate that the FDA will extend a similar approval requirement to other types of autologous cellular therapies, such as autologous cells for stem cell therapy. Any such additional regulatory or approval requirements could significantly delay the introduction of the Company's product candidates to the market, and have a material adverse impact on the Company.

  Approval of new medical devices and biological products is a lengthy procedure leading from development of a new product through preclinical and clinical testing. This process takes a number of years and the expenditure of significant resources. There can be no assurance that the Company's product candidates will ultimately receive regulatory approval.

  Regardless of how the Company's product candidates are regulated, the Federal Food, Drug, and Cosmetic Act and other Federal statutes and regulations govern or influence the research, testing, manufacture, safety, labeling, storage, recordkeeping, approval, distribution, use, reporting, advertising and promotion of such products. Noncompliance with applicable requirements can result in civil penalties, recall, injunction or seizure of products, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts, withdrawal of previously approved applications and criminal prosecution.

  DEVICES

  In order to obtain FDA approval of a new medical device sponsors must generally submit proof of safety and efficacy. In some cases, such proof entails extensive clinical and preclinical laboratory tests. The testing, preparation of necessary applications and processing of those applications by the FDA is expensive and may take several years to complete. There can be no assurance that the FDA will act favorably or in a timely manner in reviewing submitted applications, and the Company may encounter significant difficulties or costs in its efforts to obtain FDA approvals which could delay or preclude the Company from marketing any products it may develop. The FDA may also require postmarketing testing and surveillance of approved products, or place other conditions on the approvals. These requirements could cause it to be more difficult or expensive to sell the products, and could therefore restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. For patented technologies, delays imposed by the governmental approval process may materially reduce the period during which the Company will have the exclusive right to exploit such technologies.

  If human clinical trials of a proposed device are required and the device presents significant risk, the manufacturer or distributor of the device will have to file an IDE application with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of pre-clinical and laboratory testing. If the IDE application is approved, human clinical trials may commence at a specified number of investigational sites with the number of patients approved by the FDA.

  The FDA categorizes devices into three regulatory classifications subject to varying degrees of regulatory control. In general, Class I devices require compliance with labeling and recordkeeping regulations, GMPs, 510(k) pre-market notification, and are subject to other general controls. Class II devices may be subject to additional regulatory controls, including performance standards and other special controls, such as postmarket surveillance. Class III devices, which are either invasive or life-sustaining products, or new products never before marketed (for example, non- "substantially equivalent" devices), require clinical testing to demonstrate safety and effectiveness and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class I and Class II devices.

  If a manufacturer or distributor of medical devices cannot establish that a proposed device is substantially equivalent, the manufacturer or distributor must submit a PMA application to the FDA. A PMA application must be supported by extensive data, including preclinical and human clinical trial data, to prove the safety and efficacy of the device. Upon receipt, the FDA conducts a preliminary review of the PMA application. If sufficiently complete, the submission is declared filed by the FDA. By regulation, the FDA has 180 days to review a PMA application once it is filed, although PMA application reviews more often occur over a significantly protracted time period, and may take approximately one year or more from the date of filing to complete.

  Some of the Company's products may be classified as Class II or Class III medical devices. The Company has submitted several IDEs for the Aastrom CPS, and is currently conducting a pre-pivotal clinical study under one of these IDEs. The Company believes that the Aastrom CPS product will be regulated by the FDA as a Class III device, although there can be no assurance that the FDA will not choose to regulate this product in a different manner.

  The Company and any contract manufacturer are required to be registered as a medical device manufacturer with the FDA. As such, they will be inspected on a routine basis by the FDA for compliance with the FDA's GMP regulations. These regulations will require that the Company and any contract manufacturer manufacture products and maintain documents in a prescribed manner with respect to manufacturing, testing, distribution, storage, design control and service activities, and that adequate design and service controls are implemented. The Medical Device Reporting regulation requires that the Company provide information to the FDA on deaths or serious injuries alleged to be associated with the use of its devices, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits a company from promoting an approved device for unapproved applications and reviews company labeling for accuracy.

  BIOLOGICAL PRODUCTS

  For certain of the Company's new products which may be regulated as biologics, the FDA requires (i) preclinical laboratory and animal testing,
(ii) submission to the FDA of an investigational new drug ("IND") application which must be effective prior to the initiation of human clinical studies,
(iii) adequate and well-controlled clinical trials to establish safety and efficacy of the product for its intended use, (iv) submission to the FDA of a product license application ("PLA") and establishment license application ("ELA") and (v) review and approval of the PLA and ELA as well as inspections of the manufacturing facility by the FDA prior to commercial marketing of the product.

  Preclinical testing covers laboratory evaluation of product chemistry and formulation as well as animal studies to assess the safety and efficacy of the product. The results of these tests are submitted to the FDA as part of the IND. Following the submission of an IND, the FDA has 30 days to review the application and raise safety and other clinical trial issues. If the Company is not notified of objections within that period, clinical trials may be initiated. Clinical trials are typically conducted in three sequential phases. Phase I represents the initial administration of the drug or biologic to a small group of humans, either healthy volunteers or patients, to test for safety and other relevant factors. Phase II involves studies in a small number of patients to assess the efficacy of the product, to ascertain dose tolerance and the optimal dose range and to gather additional data relating to safety and potential adverse effects. Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, multi-center Phase III studies are initiated to establish safety and efficacy in an expanded patient population and multiple clinical study sites. The FDA reviews both the clinical plans and the results of the trials and may request the Company to discontinue the trials at any time if there are significant safety issues.

  The results of the preclinical tests and clinical trials are submitted to the FDA in the form of a PLA for marketing approval. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. Additional animal studies or clinical trials may be requested during the FDA review period that may delay marketing approval. After FDA approval for the initial indications, further clinical trials may be necessary to gain approval for the use of the product for additional indications. The FDA requires that adverse effects be reported to the FDA and may also require post-marketing testing to monitor for adverse effects, which can involve significant expense.

  Under current requirements, facilities manufacturing biological products must be licensed. To accomplish this, an ELA must be filed with the FDA. The ELA describes the facilities, equipment and personnel involved in the manufacturing process. An establishment license is granted on the basis of inspections of the applicant's facilities in which the primary focus is on compliance with GMP and the ability to consistently manufacture the product in the facility in accordance with the PLA. If the FDA finds the inspection unsatisfactory, it may decline to approve the ELA, resulting in a delay in production of products. Although reviewed separately, approval of both the PLA and ELA must be received prior to commercial marketing of a cellular biologic.

  As part of the approval process for human biological products, each manufacturing facility must be registered and inspected by FDA prior to marketing approval. In addition, state agency inspections and approvals may also be required for a biological product to be shipped out of state.

  REGULATORY PROCESS IN EUROPE

  The Company believes that the Aastrom CPS will be regulated in Europe as a Class IIb medical device, under the authority of the new Medical Device Directives ("MDD") being implemented by European Union ("EU") member countries. This classification applies to medical laboratory equipment and supplies including, among other products, many devices that are used for the collection and processing of blood for patient therapy. Certain ancillary products (e.g., biological reagents) used with the Aastrom CPS may be considered Class III medical devices.

  The MDD regulations vest the authority to permit affixing of the "CE Mark" with various "Notified Bodies." These are private and state organizations which operate under license from the EU to certify that appropriate quality assurance standards and compliance procedures are followed by developers and manufacturers of medical device products or, alternatively, that a manufactured medical product meets a more limited set of requirements. Notified Bodies are also charged with responsibility for determination of the appropriate standards to apply to a medical product. Receipt of permission to affix the CE Mark enables a company to sell a medical device in all EU member countries. Other registration requirements may also need to be satisfied in certain countries, although there is a general trend among EU member countries not to impose additional requirements beyond those specified for CE Mark certification.

COMPETITION

  The biotechnology and medical device industries are characterized by rapidly evolving technology and intense competition. The Company's competitors include major pharmaceutical, medical device, medical products, chemical and specialized biotechnology companies, many of which have financial, technical and marketing resources significantly greater than those of the Company. In addition, many biotechnology companies have formed collaborations with large, established companies to support research, development and commercialization of products that may be competitive with those of the Company. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures. The Company's product development efforts are primarily directed toward obtaining regulatory approval to market the Aastrom CPS for stem cell therapy. That market is currently dominated by the bone marrow harvest and PBPC collection methods. The Company's clinical data, although early, is inconclusive as to whether or not cells expanded in the Aastrom CPS will enable hematopoietic recovery within the time frames currently achieved by the bone marrow harvest and PBPC collection methods. In addition, the bone marrow harvest and PBPC collection methods have been widely practiced for a number of years and, recently, the patient costs associated with these procedures have begun to decline. There can be no assurance that the Aastrom CPS method, if approved for marketing, will prove to be competitive with these established collection methods on the basis of hematopoietic recovery time, cost or otherwise. The Company is aware of certain other products manufactured or under development by competitors that are used for the prevention or treatment of certain diseases and health conditions which the Company has targeted for product development. In particular, the Company is aware that competitors such as Amgen, Inc., CellPro, Incorporated, Systemix, Inc., Baxter Healthcare Corp. and RPR are in advanced stages of development of technologies and products for use in stem cell therapy and other market applications currently being pursued by the Company. In addition, Cobe, a significant shareholder of the Company, is a market leader in the blood cell processing products industry and, accordingly, a potential competitor of the Company. There can be no assurance that developments by others will not render the Company's product candidates or technologies obsolete or noncompetitive, that the Company will be able to keep pace with new technological developments or that the Company's product candidates will be able to supplant established products and methodologies in the therapeutic areas that are targeted by the Company. The foregoing factors could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's products under development are expected to address a broad range of existing and new markets. The Company believes that its stem cell therapy products will, in large part, face competition by existing procedures rather than novel new products. The Company's competition will be determined in part by the potential indications for which the Company's products are developed and ultimately approved by regulatory authorities. In addition, the first product to reach the market in a therapeutic or preventive area is often at a significant competitive advantage relative to later entrants to the market. Accordingly, the relative speed with which the Company or its corporate partners can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. The Company's competitive position will also depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, develop and implement production and marketing plans, obtain and maintain patent protection and secure adequate capital resources. The Company expects its products, if approved for sale, to compete primarily on the basis of product efficacy, safety, patient convenience, reliability, value and patent position.

FACILITIES

  The Company leases approximately 20,000 square feet of office and research and development space in Ann Arbor, Michigan under a lease agreement expiring in May 1998. The lease is renewable at the option of the Company for up to an additional five-year term. The Company believes that its facilities will be adequate for its currently anticipated needs. Contract manufacturing or additional facilities will be required in the future to support expansion of research and development and to manufacture products.

EMPLOYEES

  As of September 30, 1996, the Company employed approximately 61 individuals full-time. A significant number of the Company's management and professional employees have had prior experience with pharmaceutical, biotechnology or medical product companies. None of the Company's employees are covered by collective bargaining agreements, and management considers relations with its employees to be good.

LEGAL PROCEEDINGS

  The Company is not party to any material legal proceedings, although from time to time it may become involved in disputes in connection with the operation of its business.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table provides information concerning directors and executive officers of the Company as of October 31, 1996:

              NAME                    AGE     POSITION
              ----                    ---     --------
Robert J. Kunze(2)(3)............      61     Chairman of the Board; Director
R. Douglas Armstrong, Ph.D.(3)...      43     President and Chief Executive Officer; Director
James Maluta.....................      49     Vice President, Product Development
Todd E. Simpson..................      35     Vice President, Finance & Administration; Chief
                                              Financial Officer; Secretary; and Treasurer
Walter C. Ogier..................      40     Vice President, Marketing
Thomas E. Muller, Ph.D...........      61     Vice President, Regulatory Affairs
Alan K. Smith, Ph.D..............      41     Vice President, Research
Stephen G. Emerson, M.D., Ph.D...      43     Director; Scientific Advisor
Albert B. Deisseroth, M.D.,
 Ph.D.(2)........................      55     Director; Scientific Advisor
G. Bradford Jones(1)(3)..........      41     Director
Horst R. Witzel, Dr.-Ing.........      69     Director
Edward C. Wood, Jr.(1)(3)........      51     Director

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.
(3) Member of Executive Committee.

  All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The Company's Bylaws provide that the Board of Directors will consist of between five and nine members, and the number of directors is currently set at seven members. The Bylaws also provide that the Board of Directors will serve staggered three-year terms, or until their successors are elected and qualified. The terms of office of the Company's current directors expire as follows: Mr. Jones, Dr. Deisseroth and Mr. Wood, 1999; Mr. Kunze and Dr. Emerson, 1998; and Dr. Armstrong and Dr. Witzel, 1997. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors or officers of the Company.

  Robert J. Kunze a director of the Company since its inception in 1989, is a founder of the Company and served as its President and Chief Executive Officer through May 1991. Since 1987, he has been a General Partner of H&Q Life Science Venture Partners, a venture capital fund specializing in medical products and biotechnology investments. Previous to that, Mr. Kunze was Managing Partner of Hambrecht & Quist Venture Partners. Prior to that he served as a senior executive with W.R. Grace & Co. and General Electric. Mr. Kunze also serves on the Board of Directors of Escalon Medical Corporation.

  R. Douglas Armstrong, Ph.D. joined the Company in June 1991 as a director and as its President and Chief Executive Officer. From 1987 to 1991, Dr. Armstrong served in different capacities, including as Executive Vice President and a Trustee of the La Jolla Cancer Research Foundation ("LJCRF"), a 250-employee scientific research institute located in San Diego, California. Dr. Armstrong received his doctorate in Pharmacology and Toxicology from the Medical College of Virginia, and has held faculty and staff positions at Yale University, University of California, San Francisco, LJCRF and University of Michigan. Dr. Armstrong also serves on the Board of Directors of Nephros Therapeutics, Inc.

  James Maluta joined the Company in August 1992 as Vice President, Product Development. Mr. Maluta has a broad background in the development and manufacturing of medical devices, with 25 years of experience in the industry, principally with OHMEDA and with Cobe BCT, Inc. While with Cobe BCT, Inc., Mr. Maluta was Program Manager for the Cobe Spectra Apheresis System, a device for blood cell processing and apheresis. Mr. Maluta held other engineering management positions and also was director of Quality Assurance for Cobe BCT. Mr. Maluta received his degree in electrical engineering from the University of Wisconsin.

  Todd E. Simpson joined the Company in January 1996 as Vice President, Finance and Administration and Chief Financial Officer and is also the Company's Secretary and Treasurer. Prior to that, Mr. Simpson was Treasurer of Integra LifeSciences Corporation ("Integra"), a biotechnology company, which acquired Telios Pharmaceuticals, Inc. ("Telios") in August 1995 in connection with the reorganization of Telios under Chapter 11 of the U.S. Bankruptcy Code. Mr. Simpson served as Vice President of Finance and Chief Financial Officer of Telios up until its acquisition by Integra and held various other financial positions at Telios after joining that company in February 1992. Telios was a publicly-held company engaged in the development of pharmaceutical products for the treatment of dermal and ophthalmic wounds, fibrotic disease, vascular disease, and osteoporosis. From August 1983 through February 1992, Mr. Simpson practiced public accounting with the firm of Ernst & Young, LLP. Mr. Simpson is a Certified Public Accountant and received his B.S. degree in Accounting and Computer Science from Oregon State University.

  Walter C. Ogier joined the Company in March 1994 as Director of Marketing and was promoted to Vice President, Marketing during 1995. Prior to that, Mr. Ogier was at Baxter Healthcare Corporation's Immunotherapy Division, where he served as Director, Business Development from 1992 to 1994 and as Manager, Marketing and Business Development in charge of the company's cell therapy product lines from 1990 to 1992. Mr. Ogier previously held positions with Ibbottson Associates and with the Business Intelligence Center at SRI International (formerly Stanford Research Institute). Mr. Ogier received his B.A. degree in Chemistry from Williams College in 1979 and his Masters of Management degree from the Yale School of Management in 1987.

  Thomas E. Muller, Ph.D. joined the Company in May 1994 as Vice President, Regulatory Affairs. Prior to that, Dr. Muller was Director, Biomedical Systems with W.R. Grace & Company in Lexington, Massachusetts. Prior to this, Dr. Muller was Vice President, Engineering and Director of Research and Development with the Renal Division of Baxter Healthcare in Deerfield, Illinois. Dr. Muller has also served as Adjunct Professor at Columbia University and as Visiting Professor at the University of Gent, Belgium. Dr. Muller graduated from the Technical University in Budapest, Hungary, in 1956 with a B.S. in Chemical Engineering. Dr. Muller received his M.S. degree in 1959 and was awarded a Ph.D. in 1964, both in Polymer Chemistry, from McGill University.

  Alan K. Smith, Ph.D. joined the Company in November 1995 as Vice President, Research. Previously, Dr. Smith was Vice President of Research and Development at Geneic Sciences, Inc., a developmental stage bone marrow transplantation company. Prior to that, Dr. Smith held the position of Director, Cell Separations Research and Development of the Immunotherapy Division of Baxter Healthcare Corporation. In this capacity, he was responsible for the research and development activities for a stem cell concentration system approved for clinical use in Europe and currently in pivotal clinical trials in the United States. Dr. Smith has also held positions as Research and Development Manager at BioSpecific Technologies, as Director of Biochemistry at HyClone Laboratories and as a member of the Board of Directors of Dallas Biomedical. Dr. Smith received his B.S. degree in Chemistry from Southern Utah State College in 1976 and a Ph.D. in Biochemistry from Utah State University in 1983.

  Stephen G. Emerson, M.D., Ph.D. a director since the inception of the Company in 1989, is a scientific founder of the Company and has been an active advisor of the Company since that time. Dr. Emerson has been a Professor of Medicine at the University of Pennsylvania since 1994 where he serves as head of Hematology and Oncology. From 1991 to 1994, Dr. Emerson was an Associate Professor of Medicine at the University of Michigan. Dr. Emerson received his doctorate degrees in Medicine and Cell Biology/Immunology from Yale University. He completed his internship and residency at Massachusetts General Hospital and his clinical and research fellowship in hematology at the Brigham and Women's Hospital, the Dana-Farber Cancer Institute and Children's Hospital Medical Center.

  Albert B. Deisseroth, M.D., Ph.D. a director since August 1991, currently serves as an Ensign Professor of Medicine and the Chief, Section of Medical Oncology at Yale University and is a professor at both the University of Texas Graduate School of Biomedical Sciences and the University of Texas Health Science Center Medical

School in Houston, Texas. Prior to that, Dr. Deisseroth had been Chairman of the Department of Hematology and a Professor of Medicine and Cancer Treatment and Research at the University of Texas, M.D. Anderson Cancer Center in Houston, Texas. Previous to this, Dr. Deisseroth served as Professor of Medicine at the University of California, San Francisco, and Chief, Hematology/Oncology at the San Francisco Veteran's Administration Medical Center. Dr. Deisseroth received his doctorate degrees in Medicine and Biochemistry from the University of Rochester. Dr. Deisseroth is currently a member of the Scientific Advisory Boards of Ingenex, Inc., Genvec, Inc. and Incell.

  G. Bradford Jones a director since April 1992, is a general partner of Brentwood V Ventures, L.P., the general partner of Brentwood Associates V, L.P. Brentwood Associates V, L.P. is a partnership organized by the firm Brentwood Venture Capital, which Mr. Jones joined in 1981. Mr. Jones was elected to the Board of Directors of the Company pursuant to the terms of the Series B Preferred Stock Purchase Agreement dated April 7, 1992 with the Company, of which Brentwood Associates V, L.P. is a party. Mr. Jones received a B.A. degree in Chemistry and an M.A. degree in Physics from Harvard University and M.B.A. and J.D. degrees from Stanford University. Mr. Jones also serves on the Board of Directors of Interpore International, ISOCOR, Onyx Acceptance Corporation, Plasma & Materials Technologies, and several privately-held companies.

  Horst R. Witzel, Dr.-Ing. a director since June 1994, served as Chairman of the Board of Executive Directors of Schering AG in Berlin, Germany from 1986 until his retirement in 1989, whereupon he became a member of the Supervisory Board of Schering AG until 1994. Prior to that, Dr. Witzel held various leadership positions in research and development with Schering AG where he was responsible for worldwide production and technical services. Dr. Witzel received his doctorate in chemistry from the Technical University of West Berlin. Dr. Witzel also serves on the Board of Directors of The Liposome Company, Inc. and Cephalon, Inc. and is a member of the Supervisory Board of Brau and Brunnen AG.

  Edward C. Wood, Jr. a director since August 1994, has served as president of Cobe BCT, Inc., a division of Cobe Laboratories, Inc., since 1991. Cobe is a subsidiary of Gambro AB, a Swedish company, and is a leading provider of blood cell processing products. Prior to that, Mr. Wood held various positions in manufacturing, research and development, and marketing with Cobe. Mr. Wood received degrees in chemistry from Harvey Mudd College and in management from the University of Colorado.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company has adopted provisions in its Restated Articles of Incorporation that limit the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except under certain circumstances which include breach of the director's duty of loyalty to the Company or its shareholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law.

  The Company's Bylaws provide that the Company shall indemnify its directors to the fullest extent authorized or permitted by the Michigan Business Corporation Act. Additionally, the Company has entered into an Indemnification Agreement, originally dated as of December 14, 1993 (the "Indemnification Agreement"), with certain of its directors, officers and other key personnel, which may, in certain cases, be broader than the specific indemnification provisions contained under applicable law. The Indemnification Agreement may require the Company, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Company, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified, and to cover such officers, directors and key employees under the Company's directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification by the Company will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid to or earned by the Company's Chief Executive Officer and all other executive officers of the Company whose salary and bonus for services rendered in all capacities to the Company during the fiscal year ended June 30, 1996 exceeded $100,000 (the "named executive officers"):

                          SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION
                               -------------------------------------
     NAME AND 1996                                    OTHER ANNUAL      ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY ($) BONUS ($) COMPENSATION ($) COMPENSATION ($)
   ------------------     ---- ---------- --------- ---------------- ----------------
R. Douglas Armstrong,
 Ph.D...................  1996  $156,962   $55,000         --             $8,885(1)
 President and Chief
 Executive Officer

James Maluta............  1996  $118,942   $10,000         --                 --
 Vice President, Product
 Development

Thomas E. Muller, Ph.D..  1996  $118,560        --         --                 --
 Vice President,
 Regulatory Affairs

Walter C. Ogier.........  1996  $106,250   $ 7,500         --                 --
 Vice President,
 Marketing

--------
(1) Consists of vacation pay to Dr. Armstrong in 1996.

  1996 Option Grants

  The following table contains information about the stock option grants to the named executive officers in 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZED
                                                                                        VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF
                                                                                          STOCK PRICE
                                                                                          APPRECIATION
                                               INDIVIDUAL GRANTS                       FOR OPTION TERM(1)
                          ------------------------------------------------------------ -------------------
                              NUMBER OF          % OF TOTAL
                              SECURITIES     OPTIONS GRANTED TO EXERCISE OR
                          UNDERLYING OPTIONS    EMPLOYEES IN    BASE PRICE  EXPIRATION
   NAME                      GRANTED (#)        FISCAL YEAR       ($/SH)       DATE     5% ($)    10% ($)
   ----                   ------------------ ------------------ ----------- ---------- --------  ---------
R. Douglas Armstrong,
 Ph.D. .................          --                 --             --            --        --         --
James Maluta............          --                 --             --            --        --         --
Thomas E. Muller, Ph.D..        6,667               4.3%           1.20      02/14/06     5,000     12,734
Walter C. Ogier.........        6,667               4.3%           1.20      02/14/06     5,000     12,734

--------
(1) The 5% and the 10% assumed rates of appreciation are established by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. If the Common Stock price of $1.20 on the date of grant for the options granted in 1996 were to appreciate at the rates indicated, it would be $1.95 per share (at a 5% compounded appreciation) and $3.11 per share (at a 10% compounded appreciation) on the date of expiration of those options.

  Option Exercises and Year-End Values

  The following table provides information about the number of shares issued upon option exercise by the named executive officers during 1996, and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at June 30, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                     OPTIONS AT FY-END (#)   OPTIONS AT FY-END ($)(1)
                                                   ------------------------- -------------------------
                             SHARES
                          ACQUIRED ON     VALUE
   NAME                   EXERCISE (#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                   ------------ ----------- ----------- ------------- ----------- -------------
R. Douglas Armstrong,
 Ph.D...................        --          --          --           --            --           --
James Maluta............     29,999      86,847      16,668          --        $48,254          --
Thomas E. Muller, Ph.D..        --          --       15,000       18,334        29,925      $36,576
Walter C. Ogier.........      5,000       9,975      13,750       21,250        27,431       42,394

--------
(1) The option value represents fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options, multiplied by the number of shares of Common Stock subject to the option. For purposes of this calculation, a fair market value of $3.20 per share was used, the fair market value of the securities as determined by the Board of Directors on June 30, 1996.

  No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during the last fiscal year to any of the persons named in the Summary Compensation Table. The Company does not have any defined benefit or actuarial plan with any of the persons named in the Summary Compensation Table under which benefits are determined primarily by final compensation or average final compensation and years of service.

EMPLOYMENT AGREEMENTS

  The Company has a policy of entering into employment agreements with all of its employees, and has entered into such agreements with all of its executive officers other than Dr. Armstrong. Such employment agreements generally establish salary levels (which are subject to periodic review) and provide for customary fringe benefits such as vacation leave, sick leave and health insurance. The agreements also generally provide for the protection of confidential information and the assignment to the Company of inventions conceived by the employee during his or her employment and permit the termination of the employment relationship by either party upon fourteen days prior written notice. The following is a summary of the employment agreements between the Company and its executive officers.

  The Company entered into employment agreements with no defined terms with James Maluta, Walter C. Ogier, Thomas E. Muller, Ph.D., Alan K. Smith, Ph.D. and Todd E. Simpson in June 1992, February 1994, April 1994, October 1995 and December 1995, respectively. Pursuant to these agreements, the Company agreed to pay Messrs. Maluta, Ogier, Muller, Smith and Simpson annual base salaries of $90,000, $87,500, $110,000, $122,500 and $122,500, respectively, certain of which base salaries have been increased by the Board of Directors and are subject to annual review and adjustment. Pursuant to the terms of the foregoing employment agreements, either party may generally terminate the employment relationship without cause at any time upon 14 days prior written notice to the other party or immediately with cause upon notice.

STOCK OPTION AND EMPLOYEE BENEFIT PLANS

  1989 STOCK OPTION PLAN

  In 1989, the Company established the 1989 Stock Option Plan. As of September 30, 1996, options to purchase an aggregate of 932,266 shares of Common Stock have been exercised at $0.15 per share. Options to purchase 13,127 shares of Common Stock at $0.15 per share were cancelled unexercised. No additional shares remain available for grant under the 1989 Stock Option Plan.

  ANCILLARY PLAN

  In 1991, the Company established an Ancillary Plan to grant options to individuals who were not eligible to receive options under the 1989 Stock Option Plan. Options to purchase an aggregate of 7,498 shares of the Company's Common Stock were granted under the Ancillary Plan, of which options to purchase 4,328 shares have been exercised at $0.15 per share and the remaining options to purchase 3,170 shares have been cancelled. No additional shares remain available for grant under the Ancillary Plan.

  AMENDED AND RESTATED 1992 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

  In 1992, the Company adopted the 1992 Incentive and Non-Qualified Stock Option Plan (the "1992 Plan"), providing for the grant of options to purchase 666,667 shares of Common Stock. The Company allocated an additional 100,000 shares of Common Stock during 1992, an additional 333,333 shares of Common Stock in 1994 and an additional 800,000 shares of Common Stock in 1996 to the 1992 Plan, resulting in a total share reserve of 1,900,000 shares. The 1992 Plan was amended and restated to its current form in 1996. Options under the 1992 Plan for a total of 462,840 shares have been exercised as of September 30, 1996. As of September 30, 1996, options to purchase 336,254 shares of Common Stock were outstanding with a weighted average exercise price of $1.27 per share.

  The 1992 Plan provides for grants to employees and officers of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, provided that such employee or officer is an employee on the date of grant. The 1992 Plan also provides for grants to employees, officers, consultants or service providers of nonqualified stock options. The 1992 Plan previously has been administered by the Board of Directors, but is currently administered by the Compensation Committee of the Board of Directors (the "Committee"). Each option granted pursuant to the 1992 Plan is authorized by the Committee and evidenced by a notice in such form as the Committee may from time to time determine.

  The exercise price of each incentive stock option granted under the 1992 Plan must be at least equal to the fair market value of a share of Common Stock on the date of grant, except for incentive stock options granted to individuals who, at the time of grant, own stock possessing more than 10% of the total combined voting power of the Company, which options must have an exercise price of at least 110% of the fair market value of a share of Common Stock on the date of grant and must expire five years from the date of grant. The exercise price of each nonqualified stock option granted under the 1992 Plan must be at least 85% of the fair market value of the shares on the date of grant. No option shall be treated as an incentive stock option to the extent that such option would cause the aggregate fair market value (determined as of the date of grant of such option) of the shares with respect to which incentive stock options are exercisable by such optionee for the first time during any calendar year to exceed $100,000. The terms of all incentive stock options and nonqualified stock options granted under the 1992 Plan may not exceed ten years. The exercise price may be paid in cash or, at the Committee's discretion, by delivery of previously owned shares of the Company's Common Stock, by a combination of cash and shares, or any other form of legal consideration acceptable to the Committee. Options under the 1992 Plan generally may not be granted after April 2006.

  The 1992 Plan provides that if the Company is a party to any merger in which the Company is not the surviving entity, any consolidation or dissolution (other than the merger or consolidation of the Company with one or more of its wholly-owned subsidiaries), the Company must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to the Company in a merger, consolidation or dissolution will not assume the options or substitute similar options, then with respect to options held by optionees performing services for the Company, the time for exercising such options will be accelerated and such options will be terminated if not exercised prior to such merger, consolidation or dissolution.

  1996 OUTSIDE DIRECTORS STOCK OPTION PLAN

  A total of 150,000 shares of Common Stock have been reserved for issuance under the Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan"). As of the date of this Prospectus, no options have been granted under the Directors Plan. The Directors Plan provides for the automatic granting of non-qualified stock options to directors of the Company who are not employees of the Company ("Outside Directors"). Under the Directors Plan, each Outside Director serving on the effective date of this Offering or elected after the date of this offering will automatically be granted an option to purchase 5,000 shares of Common Stock on the effective date of this offering or on the date of his or her election or appointment. In addition, each serving Outside Director will thereafter automatically be granted an option to purchase 5,000 shares of Common Stock following each annual meeting of shareholders after their election, provided that the Outside Director continues to serve in such capacity and that the Outside Director has served continuously as a director for at least six months. The exercise price of the options in all cases will be equal to the fair market value of the Common Stock on the date of grant. Options granted under the Directors Plan generally vest over a one-year period in equal monthly installments and must be exercised within ten years from the date of grant.

  1996 EMPLOYEE STOCK PURCHASE PLAN

  A total of 250,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"), none of which have been issued. The Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions, during sequential 24-month offering periods. Each offering period is divided into four consecutive six-month purchase periods. Unless otherwise provided by the Board of Directors prior to the commencement of an offering period, the price at which stock is purchased under the Purchase Plan for such offering period is equal to 85% of the lesser of the fair market value of the Common Stock on the first day of such offering period or the last day of the purchase period of such offering period. The initial offering period will commence on the effective date of this offering.

SECTION 401(K) PLAN

  Effective January 1, 1994, the Company adopted the Aastrom Biosciences, Inc. 401(k) Plan (the "Plan"). The Plan is intended to be a qualified retirement plan under the Internal Revenue Code. Employees of the Company are eligible to participate in the Plan upon the completion of three consecutive months of employment. Participants may make salary deferral contributions to the Plan of up to 15% of compensation, subject to the limitations imposed under the Internal Revenue Code. The Company may, but is not required to, make matching contributions to the Plan based on the participants' salary-defined contributions. Employer contributions are subject to a graduated vesting schedule based upon an employee's years of service with the Company. It is not anticipated that the Company will make any contributions to the Plan for the 1997 Plan Year. All contributions to the Plan are held in a trust which is intended to be exempt from income tax under Section 501(a) of the Internal Revenue Code. The Plan's trustees are R. Douglas Armstrong and Todd E. Simpson. Participants may direct the investment of their contributions among specified Merrill Lynch investment funds. The Plan may be amended or terminated by the Company at any time, subject to certain restrictions imposed by the Internal Revenue Code and the Employee Retirement Income Security Act of 1974.

COMPENSATION OF DIRECTORS

  Directors of the Company do not receive cash for services provided as a director, however, directors who are not employees of the Company will receive annual grants of options to purchase Common Stock in accordance with the Directors Plan. No stock options or any other form of non-cash compensation were granted to directors of the Company during the Company's fiscal year ending June 30, 1996. See "Stock Option and Employee Benefit Plans--1996 Outside Directors Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  During the fiscal year ended June 30, 1996, Robert J. Kunze, formerly an officer of the Company until 1991, R. Douglas Armstrong, President and Chief Executive Officer of the Company, and G. Bradford Jones were the members of the Compensation Committee of the Board of Directors. Dr. Armstrong resigned from the Compensation Committee and was replaced by Albert B. Deisseroth, M.D., Ph.D. on April 30, 1996, however, Mr. Kunze continues to be a member of this committee.

                             CERTAIN TRANSACTIONS

  During the last three fiscal years, the Company sold Preferred Stock to certain holders of more than 5% of the outstanding shares of the Company, or to their affiliates, as described below.

  In April 1995, the Company sold 775,001 shares of Series D Preferred Stock at a price per share of $4.00 to the following investors: (i) H&Q Life Science Technology Fund I purchased 167,001 shares for a purchase price of $668,004,
(ii) H&Q London Ventures purchased 100,000 shares for a purchase price of $400,000, (iii) Brentwood Associates V, L.P. ("Brentwood") purchased 231,250 shares for a purchase price of $925,000, (iv) Windpoint Partners II, L.P. purchased 89,250 shares for a purchase price of $357,000, and (v) the State Treasurer of the State of Michigan ("Michigan") purchased 187,500 shares for a purchase price of $750,000. In May 1995, Cobe purchased 1,250,000 shares of Series D Preferred Stock for a purchase price of $5,000,000. Upon the closing of this offering, each outstanding share of Series D Preferred Stock will be converted into two-thirds of a share of Common Stock.

  In April 1995, Dr. Armstrong and Dr. Emerson agreed to grant to Brentwood an option to purchase up to 28,000 shares and 14,667 shares of Common Stock, respectively, and, together with two other shareholders of the Company, an aggregate of up to 66,667 shares of Common Stock at a purchase price of $100,000. Brentwood exercised this option in April, 1996 purchasing an aggregate of 66,667 shares of Common Stock at a purchase price of $100,000 from such shareholders.

  In September 1995, the Company and RPR entered into a collaborative relationship for use of the Aastrom CPS as a component of its lymphoid cell therapy program. On September 6, 1996, RPR notified the Company that it would not exercise its option to continue the collaboration. As a result, $3,500,000 of option payments previously paid to the Company by RPR were converted into 205,882 shares of the Company's Series E Preferred Stock.

  In October 1995, the Company repurchased 62,500 shares of Series D Preferred Stock from Brentwood at the original purchase price of $250,000 and in December 1995 resold these shares to Northwest Ohio Venture Fund, a shareholder of the Company, for a total purchase price of $250,000.

  In January 1996, the Company sold 1,411,765 shares of Series E Preferred Stock at a price per share of $4.25 to the following investors: (i) Michigan purchased 470,588 shares for a total purchase price of $1,999,999, and (ii) SBIC Partners, L.P. purchased 941,777 shares for a total purchase price of $4,000,002. Upon the closing of this offering, each share of Series E Preferred Stock will be converted into two-thirds of a share of Common Stock.

  On November 18, 1993, in connection with the purchase of Common Stock upon exercise of stock options granted to R. Douglas Armstrong under the 1989 Stock Option Plan, the Company loaned to Dr. Armstrong $120,000 at an interest rate of 4% per annum pursuant to a full recourse promissory note. Interest on the note is payable on an annual basis and principal and accrued but unpaid interest is due on June 30, 1997. Dr. Armstrong is the President and Chief Executive Officer and is a director of the Company.

  On October 20, 1993, in connection with the purchase of Common Stock upon exercise of stock options granted to Stephen G. Emerson under the 1989 Stock Option Plan, the Company loaned to Dr. Emerson $47,303 at an interest rate of 6% per annum pursuant to a full recourse promissory note. Interest on the note is payable on an annual basis and principal and accrued but unpaid interest is due June 30, 1997. The loan is secured by 258,687 shares of Common Stock held by Dr. Emerson. Dr. Emerson is a director of the Company.

  In October 1996, the Company executed a financing commitment with Cobe to provide the Company with up to $5,000,000 (the "Equity Commitment") and up to $5,000,000 in funding from Michigan under a convertible loan commitment agreement ("Convertible Loan Commitment"). As of the date of this Prospectus, the Company has not obtained any financing under these commitments. Both the Equity Commitment and the Convertible Loan Commitment will terminate upon the consummation of this offering.

  Under the terms of the Equity Commitment, the Company has an option to sell up to $5,000,000 of Series F Preferred Stock at a price of $6.00 per share to Cobe upon at least ninety days notice, which notice may be given at any time until September 1, 1997. Cobe's obligation to purchase such shares will terminate upon the closing of this offering. Although no shares of Series F Preferred Stock are outstanding as of the date of this Prospectus, any outstanding shares of Series F Preferred Stock would convert upon the closing of this offering into Common Stock based upon a conversion price of 80% of the price of two-thirds of a share of Common Stock sold in this offering. To the extent shares are sold to Cobe under the Equity Commitment, Cobe's preemptive right in the Company's next financing and the Company's Put Option to Cobe would be reduced.

  Upon the sale of $5,000,000 of Series F Preferred Stock under the Equity Commitment, the Company becomes entitled to borrow funds from Michigan under the Convertible Loan Commitment. The Company may borrow such funds upon at least 45 days notice, which notice may be given during a period commencing on October 15, 1996 and ending on November 1, 1997. Upon the completion by the Company of a Qualifying Financing (as defined in the Convertible Loan Commitment), the Company has the option to repay outstanding principal and interest under the Convertible Loan Commitment in cash or to convert such borrowings into convertible Preferred Stock at a conversion price equivalent to 90% of the price per share in such financing. Under certain circumstances, the Convertible Loan Commitment converts or is convertible into Series G Preferred Stock. Interest accrues at an annual rate of 10% under the Convertible Loan Commitment, and the Company may repay such principal and interest at any time without penalty.

  The Company has issued warrants to Michigan to purchase 69,444 shares of Common Stock as consideration for securing the Convertible Loan Commitment and has agreed to issue additional warrants to purchase 8,333 shares of Common Stock for each $1,000,000 borrowed under the Convertible Loan Commitment, as adjusted to the level of borrowing. The warrants become exercisable 90 days after the closing of this offering. The warrants expire on October 15, 2000 if not exercised, and may be exercised, in whole or in part, at a price equal to the lesser of (a) $9.00 per share, which price increases by $3.00 per share upon each anniversary of the closing of the offering made hereby; and (b) 85% of the fair market value of the Company's Common Stock at the time of exercise.

  Pursuant to its letter dated November 11, 1996, Cobe has elected to purchase $5,000,000 of the Company's Common Stock in this offering at the initial public offering price per share in satisfaction of its preemptive rights under the Cobe Stock Agreement. In addition, the Company has elected not to exercise its put option rights under the Cobe Stock Agreement with respect to this offering. See "Description of Capital Stock--Rights of Cobe."

  The Company has entered into employment agreements with certain of its executive officers. See "Management--Employment Agreements." The Company has also entered into an Indemnification Agreement with certain of its directors, officers and other key personnel. See "Management--Limitation of Liability and Indemnification Matters."

                          PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the shares of the Company's Common Stock as of September 30, 1996, and as adjusted to give effect to the sale of 3,250,000 shares of Common Stock in this offering assuming (a) conversion of all of the Company's outstanding shares of Preferred Stock into Common Stock and (b) no exercise of the Underwriters' over-allotment option, and as adjusted to reflect the sale of shares offered in this offering, (i) by each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of Common Stock,
(ii) each named executive officer listed in the Summary Compensation Table,
(iii) each director of the Company, and (iv) all executive officers and directors of the Company as a group.

                                   SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                      OWNED BEFORE             OWNED AFTER
                                     THE OFFERING(1)         THE OFFERING(1)
                                   ----------------------- -----------------------
BENEFICIAL OWNER                     NUMBER     PERCENT      NUMBER     PERCENT
----------------                   ------------ ---------- ------------ ----------
H&Q Life Science(2)..............     1,061,334     10.6%     1,061,334      8.0%
 Technology Fund I
 One Bush Street, 18th Floor
 San Francisco, CA 94104
H&Q London Ventures..............       816,666      8.2%       816,666      6.2%
 One Bush Street, 18th Floor
 San Francisco, CA 94104
State Treasurer of the State of       1,338,724     13.4%     1,338,724     10.1%
 Michigan,(3)....................
 Custodian of certain retirement
 systems
 c/o Venture Capital Division
 430 West Allegan
 Lansing, MI 48992
SBIC Partners, L.P...............       627,451      6.3%       627,451      4.7%
 201 Main Street, Suite 2302
 Fort Worth, TX 76102
Brentwood Associates V, L.P.(4)..       745,831      7.5%       745,831      5.6%
 11150 Santa Monica Blvd., Suite
 1200
 Los Angeles, CA 90025
Wind Point Partners II, L.P......       559,500      5.6%       559,500      4.2%
 676 N. Michigan Ave., Suite 3300
 Chicago, IL 60611
Cobe Laboratories, Inc.(5).......     2,499,999     25.0%     3,055,555     23.1%
 1185 Oak Street
 Lakewood, CO 80215
R. Douglas Armstrong, Ph.D.(6)...       501,555      5.0%       501,555      3.8%
Albert B. Deisseroth, M.D.,              25,000        *         25,000        *
 Ph.D. ..........................
Stephen G. Emerson, M.D., Ph.D. .       256,789      2.6%       256,789      1.9%
G. Bradford Jones(7).............       745,831      7.5%       745,831      5.6%
Robert J. Kunze(8)...............     1,061,334     10.6%     1,061,334      8.0%
James Maluta(9)..................        83,333        *         83,333        *
Thomas E. Muller, Ph.D.(10)......        15,000        *         15,000        *
Walter C. Ogier(11)..............        20,833        *         20,833        *
Horst R. Witzel, Dr.-Ing.(12)....         8,237        *          8,237        *
Edward C. Wood, Jr.(13)..........     2,499,999     25.0%     3,055,555     23.1%
All officers and directors as a       5,237,911     52.1%     5,793,467     43.5%
 group (12 persons)(14)..........

--------
*  Represents less than 1% of outstanding Common Stock or voting power.

(1) Shares beneficially owned and percentage of ownership are based on 9,985,734 shares of Common Stock outstanding before this offering and 13,235,734 shares of Common Stock outstanding after the closing of this Offering. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or disposition power with respect to securities.
(2) Robert J. Kunze, Chairman of the Board of the Company, is a general partner of H&Q Life Science Venture Partners. See footnote 8, below.
(3) Does not include 69,444 shares issuable upon exercise of warrants held by Michigan that are exercisable 90 days after the closing of this offering.
(4) G. Bradford Jones, a director of the Company, is a general partner of Brentwood Associates V Ventures, L.P., which is the general partner of Brentwood Associates V, L.P. See footnote 7, below.

(5) The shares attributed to Cobe in the "Shares Beneficially Owned After the Offering" column include 555,556 shares of Common Stock which Cobe has agreed to purchase in this offering, assuming the closing of this offering at an initial public offering price of $9.00 per share. In addition, pursuant to the Cobe Stock Agreement, Cobe has an option to purchase from the Company an amount of Common Stock equal to 30% of the Company's fully diluted shares after the exercise of such option, at a purchase price equal to 120% of the public market trading price of the Company's Common Stock for a three-year period following the closing of this offering. Cobe also has a "right of first negotiation" in the event the Company receives any proposal concerning, or otherwise decides to pursue, a merger, consolidation or other transaction in which all or a majority of the Company's equity securities or all or substantially all of the Company's assets, or any material portion of the assets of the Company used by the Company in performing its obligations under the Distribution Agreement would be acquired by a third party outside of the ordinary course of business. Edward C. Wood, Jr., a director of the Company, is the President of Cobe BCT, Inc., an affiliate of Cobe. See footnote 13, below.
(6) Does not include 333,333 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable upon the effective date of this offering.
(7) Consists of 745,831 shares held by Brentwood Associates V, L.P. See footnote 4, above. Mr. Jones, as a general partner of Brentwood Associates V Ventures, L.P., which is the general partner of Brentwood Associates V, L.P., may be deemed to beneficially own such shares, but Mr. Jones disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(8) Consists of 1,061,334 shares held by H&Q Life Science Technology Fund I. See footnote 2, above. Mr. Kunze, as a general partner of H&Q Life Science Venture Partners, may be deemed to beneficially own such shares, but Mr. Kunze disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(9) Includes 16,668 shares issuable upon exercise of options held by Mr. Maluta that are exercisable within the 60-day period following September 30, 1996. Also includes 66,665 shares held of record by James Maluta and Deborah Vincent, as Trustees, with shared voting and investment power, of the James Maluta and Deborah Vincent Living Trust dated October 26, 1993.
(10) Consists of 15,000 shares issuable upon exercise of options held by Dr. Muller that are exercisable within the 60-day period following September 30, 1996.
(11) Includes 15,833 shares issuable upon exercise of options held by Mr. Ogier that are exercisable within the 60-day period following September 30, 1996.
(12) Includes 2,237 shares issuable upon exercise of options held by Dr. Witzel that are exercisable within the 60-day period following September 30, 1996.

(13) The shares attributed to Mr. Wood in the "Shares Beneficially Owned Before the Offering" column consist of 2,499,999 shares held by Cobe and the shares attributed to Mr. Wood in the "Shares Beneficially Owned After the Offering" column consist of such shares and an additional 555,556 shares which Cobe has agreed to purchase in this offering, assuming the closing of this offering at an initial public offering price of $9.00 per share. See footnote 5, above. Mr. Wood, as the President of Cobe BCT, Inc., an affiliate of Cobe, may be deemed to beneficially own such shares, but Mr. Wood disclaims beneficial ownership of all such shares.

(14) Includes 69,738 shares issuable upon exercise of options that are exercisable within the 60-day period following September 30, 1996. Does not include 333,333 shares issuable upon exercise of options that are exercisable as of the date of this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock, no par value per share.

COMMON STOCK

  As of September 30, 1996, without giving effect to the conversion of each share of Preferred Stock into Common Stock upon the closing of this offering, there were 1,887,312 shares of Common Stock outstanding held of record by 32 shareholders.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of holders of Preferred Stock then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of any Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

  As of the closing of this offering, no shares of Preferred Stock will be outstanding. Thereafter, the Board of Directors will be authorized, without further shareholder approval, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series.

  The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any shares of Preferred Stock.

MICHIGAN LAW AND CERTAIN CHARTER PROVISIONS

  The Company is a Michigan corporation and is subject to certain anti-takeover provisions of the Michigan Business Corporation Act (the "MBCA") which could delay or make more difficult a merger or tender offer involving the Company. Chapter 7A of the MBCA prevents, in general, an "interested shareholder" (defined generally as a person owning 10% or more of a corporation's outstanding voting shares) from engaging in a "business combination" (as defined therein) with a Michigan corporation unless: (a) the Board of Directors issues an advisory statement, holders of 90% of the shares of each class of stock entitled to vote approve the transaction, and holders of two-thirds of the "disinterested" shares of each class of stock approve the transaction; or (b) the interested shareholder has been an interested shareholder for at least five years and has not acquired beneficial ownership of any additional shares of the corporation subsequent to the transaction which resulted in such shareholder being classified as an interested shareholder, and meets certain requirements, including, but not limited to, provisions relating to the fairness of the price and the form of consideration paid; or (c) the Board of Directors, by resolution, exempts a particular interested shareholder from these provisions prior to the interested shareholder becoming an interested shareholder. The MBCA also contains certain other provisions which could have anti-takeover effects, including, but not limited to, Section 368, which pertains to "greenmail."

  The Company's Bylaws provide that the Board of Directors is divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for shareholders to replace a majority of the directors. The Company's Restated Articles of Incorporation eliminate the right of shareholders to act without a meeting and do not provide for cumulative voting in the election of directors. The amendment of any of these provisions would require approval by holders of at least two-thirds of the shares of outstanding Common Stock.

  The foregoing and other statutory provisions and provisions of the Company's Restated Articles of Incorporation could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then-current market prices.

REGISTRATION RIGHTS

  Pursuant to the Amended and Restated Investors Rights Agreement, dated as of April 7, 1992, as amended (the "Investors Agreement"), certain holders of outstanding shares of Common Stock, including shares of Common Stock issuable upon conversion of the Preferred Stock (the "Registrable Securities"), are entitled to certain demand and incidental registration rights with respect to such shares, subject to certain customary limitations. Under the Investors Agreement, subject to certain exceptions, the holders of at least 50% of the Registrable Securities may require the Company to use its diligent best efforts to register Registrable Securities for public resale on one occasion (so long as such registration includes at least 20% of the Registrable Securities or a lesser percentage if the anticipated aggregate offering price net of underwriting discounts and commissions would exceed $2 million). In addition, whenever the Company proposes to register any of its securities under the Act, holders of Registrable Securities are entitled, subject to certain restrictions (including customary underwriters "cut back" limitations), to include their Registrable Securities in such registration. Subject to certain limitations, the holders of Registrable Securities may also require the Company to register such shares on Form S-3 no more than once every twelve months, provided that the anticipated aggregate proceeds would exceed $500,000. The Company is required to bear all registration and selling expenses (other than underwriter's discounts and commissions and more than a single special counsel to the selling shareholders) in connection with the registration of Registrable Securities in one demand registration and two piggy-back registrations. The participating investors are required to bear all expenses in connection with the registration of Registrable Securities on Form S-3.

  Registration rights may be transferred to an assignee or transferee provided that such assignee or transferee acquires at least 66,667 shares of the Registrable Securities held by the transferring holder (13,333 shares in the case of a transfer from the holder of certain stock options). These registration rights may be amended or waived (either generally or in a particular instance) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding.

  The registration rights granted under the Investors Agreement shall not be exercisable by a holder during the period in which the holder may sell all of the holder's shares under Rule 144 or Rule 144A during a single 90-day period.

  Pursuant to the Cobe Stock Agreement, the Company granted to Cobe certain stock registration rights for any and all of the Company's Common Stock which Cobe acquires by conversion or otherwise. Cobe's stock registration rights commence 30 months following an initial public offering, or earlier in the event of any termination of the Distribution Agreement. Pursuant to Cobe's registration rights, Cobe is entitled to two demand registration rights, and an unlimited number of piggyback registration rights. Cobe's stock registration rights are subject to customary underwriter's "cut back" requirements. The registration rights granted to Cobe shall not be exercisable during the period in which Cobe has the ability to sell all of its shares pursuant to Rule 144 during a single ninety-day period. Subject to certain conditions, these registration rights may be transferred with the transfer of stock to certain affiliates of the transferor or to a transferee who acquires the greater of 66,667 shares or 20% of the transferor's registrable stock.

RIGHTS OF COBE

  Pursuant to the Cobe Stock Agreement, Cobe purchased an aggregate of $10,000,000 of shares of the Company's Series C Preferred Stock. Such shares of Series C Preferred Stock will automatically convert into 1,666,666 shares of Common Stock upon the closing of this offering.

  Pursuant to the Cobe Stock Agreement, Cobe also has certain preemptive rights to purchase a portion of any new stock issued by the Company, subject to certain exceptions, so as to enable Cobe to maintain its relative percentage ownership and voting power interests in the Company. Pursuant to such preemptive rights, Cobe has elected to purchase $5,000,000 of Common Stock in this offering at the initial public offering price per share. Under the terms of the Cobe Stock Agreement, the Company also has the right to require Cobe to purchase stock issued by the Company in certain qualifying offerings, under certain circumstances (the "Put Option"). The Put Option may generally require Cobe to purchase up to 25% of the stock issued by the Company in a qualifying offering upon the same terms and conditions as the underwriters or other purchasers participating in the offering provided that Cobe shall not be required to purchase stock having an aggregate purchase price of more than $5,000,000. If the Company exercises the Put Option with respect to any such qualifying offering, Cobe has the option to purchase the greater of up to 40% of the number of shares to be offered in the qualifying offering or the number of shares necessary to maintain its percentage ownership interest in the Company. The Company has elected not to exercise the Put Option with respect to this offering.

  Additionally, for a three-year period following the Company's completion of its initial public offering of stock, Cobe will have an option to purchase from the Company a quantity of new shares of the Company's Common Stock at a price equal to 120% of the public market trading price for the Company's Common Stock. The quantity of Common Stock to be purchased if Cobe exercises this option shall be equal to 30% of the Company's fully diluted shares after the exercise of this option.

  In the Cobe Stock Agreement, the Company also granted to Cobe a "right of first negotiation" in the event the Company receives any proposal concerning, or otherwise decides to pursue, a merger, consolidation or other transaction in which all or a majority of the Company's equity securities or all or substantially all of the Company's assets, or any material portion of the assets of the Company used by the Company in performing its obligations under the Distribution Agreement would be acquired by a third party outside of the ordinary course of business.

  Pursuant to the Stock Purchase Commitment Agreement with Cobe, dated October 29, 1996, the Company agreed to use reasonable and good faith efforts to cause a nominee of Cobe, who must be deemed by the Board of Directors to be qualified to be elected to the Board of Directors for as long as Cobe owns at least 15% of the outstanding Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 13,235,734 shares of Common Stock outstanding, assuming no exercise of any outstanding options under any of the Company's option plans after September 30, 1996. Of these shares, the 3,250,000 shares of Common Stock sold in this offering will be freely transferable without restriction under the Securities Act unless they are held by the Company's affiliates as that term is used in Rule 144 under the Securities Act.

  The remaining 9,985,734 shares of Common Stock outstanding are "restricted securities" as the term is defined by Rule 144 promulgated under the Securities Act (the "Restricted Shares"). Of the 9,985,734 Restricted Shares, 6,996,920 shares may be sold under Rule 144, subject in some cases to certain volume restrictions and other conditions imposed thereby. An additional 152,056 shares will become eligible for sale 90 days after completion of this offering pursuant to Rule 144 and 701. The remaining 2,836,758 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would permit earlier resale of shares of Common Stock currently subject to holding periods under Rule 144. No assurance can be given concerning whether or when the proposal will be adopted by the Securities and Exchange Commission. Furthermore, 9,947,757 of the Restricted Shares are subject to lock-up agreements expiring 180 days following the date of this Prospectus. Such agreements provide that Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. Upon the expiration of the lock-up agreements, 7,148,976 of the 9,985,734 Restricted Shares may be sold pursuant to Rule 144 or 701, subject in some cases to certain volume restrictions imposed thereby. Certain existing shareholders have rights to include shares of Common Stock owned by them in future registrations by the Company for the sale of Common Stock or to request that the Company register their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 1,837,160 shares of Common Stock issuable under its stock option and stock purchase plan. Of the 1,837,160 shares issuable under the Company's stock option and stock purchase plans, 336,254 shares are subject to outstanding options as of September 30, 1996, all of which shares are subject to lock-up agreements. Shares covered by such registration statements will immediately be eligible for sale in the public market upon the filing of such registration statements. The Company also has issued warrants to purchase 69,444 shares of Common Stock which become exercisable 90 days after the closing of this offering and, upon the effective date of this offering, will grant an immediately exercisable option to purchase 333,333 shares of Common Stock. The shares issuable upon exercise of such warrants and the shares issuable upon exercise of such option will be subject to lock-up agreements. In addition, Cobe has agreed to purchase $5,000,000 of Common Stock in this offering at the initial public offering price per share, all of which shares will be subject to a lock-up agreement.


  In general, under Rule 144, a person (or persons whose shares are aggregated), shareholders, including an affiliate, who has beneficially owned shares for at least two years is entitled to sell in broker transactions, within any three-month period, commencing 90 days after this offering, a number of shares that does not exceed the greater of (i) 1% of the then outstanding Common Stock (approximately 132,357 shares immediately after this offering assuming no exercise of the Underwriters' over-allotment option) or
(ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and other limitations. In general, shares issued in compliance with Rule 701 may be sold by non-affiliates subject to the manner of sale requirements of Rule 144, but without compliance with the other requirements of Rule 144. Affiliates may sell shares they acquired under Rule 701 in compliance with the provisions of Rule 144, except that there is no required holding period. A person who is not an affiliate, has not been an affiliate within three months prior to sale and has beneficially owned the Restricted Shares for at least three years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

  The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of the Underwriters, subject to certain limited exceptions (including exercises of stock options).

  Prior to this offering, there has been no public market for the Common Stock of the Company. No prediction can be made regarding the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial numbers of shares by existings shareholders or by shareholders purchasing in their offering could have a negative effect on the market price of the Common Stock.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company and J.P. Morgan Securities Inc., have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                    NUMBER OF
                                                                    SHARES OF
     UNDERWRITER                                                   COMMON STOCK
     -----------                                                   ------------
   Cowen & Company................................................
   J.P. Morgan Securities Inc.....................................
                                                                    ---------
     Total........................................................  3,250,000
                                                                    =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $    per share. The Underwriters may allow, and such dealers may
reallot, a concession not in excess of $    per share to certain other
dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 487,500 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,250,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,250,000 shares are being offered.

  As part of this offering, Cobe has agreed with the Company to purchase from the Underwriters $5,000,000 of Common Stock at the initial public offering price per share.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company and its directors and officers, and certain of its other shareholders and optionholders, have entered into agreements providing that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Cowen & Company, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of Common Stock, or grant any option to purchase or right to acquire or acquire any option to dispose of any shares of Common Stock, except in certain limited circumstances. See "Shares Eligible for Future Sale."

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies that the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, and other factors deemed relevant.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company. Its telephone number in New York, New York is (212) 509-4000.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Pepper, Hamilton & Scheetz, Detroit, Michigan. Michael B. Staebler, a partner at Pepper, Hamilton & Scheetz, is the beneficial owner of 3,333 shares of Common Stock. Gray Cary Ware & Freidenrich, A Professional Corporation, San Diego, California, has acted as special counsel to the Company in connection with the offering. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

  The balance sheets of the Company as of June 30, 1995 and 1996, and the statements of operations, shareholders' equity, and cash flows for the years ended June 30, 1994, 1995 and 1996 and the cumulative period from March 24, 1989 (Inception) to June 30, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

  The statements in this Prospectus concerning the patents and patent applications either owned or licensed by the Company under the captions "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights" and "Business-- Patents and Proprietary Rights" and the other references herein concerning the patents and patent applications either owned or licensed by the Company have been reviewed and approved by Oblon, Spivak, McClelland, Maier & Neustadt, P.C., Arlington, Virginia, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

  The Company intends to furnish to its shareholders annual reports containing financial statements audited by its independent certified public accountants and make available to its shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................ F-2
Balance Sheets as of June 30, 1995 and 1996 and September 30, 1996
 (Unaudited)............................................................. F-3
Statements of Operations for the years ended June 30, 1994, 1995 and
 1996, for the period from March 24, 1989 (Inception) to June 30, 1996, for the three months ended September 30, 1995 and 1996 (Unaudited) and for the period from March 24, 1989 (Inception) to September 30, 1996
 (Unaudited)............................................................. F-4
Statements of Shareholders' Equity from March 24, 1989 (Inception) to
 June 30, 1996 and for the three months ended September 30, 1996
 (Unaudited)............................................................. F-5
Statements of Cash Flows for the years ended June 30, 1994, 1995 and
 1996, for the period from March 24, 1989 (Inception) to June 30, 1996, for the three months ended September 30, 1995 and 1996 (Unaudited) and for the period from March 24, 1989 (Inception) to September 30, 1996
 (Unaudited)............................................................. F-6
Notes to Financial Statements............................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Aastrom Biosciences, Inc.:

  We have audited the accompanying balance sheets of Aastrom Biosciences, Inc. (a Michigan corporation in the development stage) as of June 30, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended June 30, 1994, 1995 and 1996, and the cumulative period from March 24, 1989 (inception) to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aastrom Biosciences, Inc. as of June 30, 1995 and 1996, and the results of its operations and its cash flows for the years ended June 30, 1994, 1995 and 1996, and the cumulative period from March 24, 1989 (inception) to June 30, 1996, in conformity with generally accepted accounting principles.

Detroit, Michigan
August 9, 1996

To the Board of Directors of
Aastrom Biosciences, Inc.:

  The financial statements herein have been adjusted to give effect to the 2 for 3 reverse stock split of the Company's outstanding Common Shares as described more fully in Note 1 to the financial statements. The above report is in the form that will be signed by Coopers & Lybrand L.L.P. upon the effectiveness of such split assuming that, from October 31, 1996 to the effective date of such split, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.

                                          Coopers & Lybrand L.L.P.

Detroit, Michigan
October 31, 1996

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                     PRO FORMA
                                                                   SHAREHOLDERS'
                                  JUNE 30,                           EQUITY AT
                          -------------------------  SEPTEMBER 30, SEPTEMBER 30,
                              1995         1996          1996          1996
                          -------------------------  ------------- -------------
                                                      (UNAUDITED)   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents........... $  2,680,000  $10,967,000   $ 5,908,000
  Short-term investments.    8,388,000           --     1,200,000
  Receivables............       99,000       81,000       220,000
  Prepaid expenses.......      105,000      437,000       378,000
                          ------------  -----------   -----------
    Total current assets.   11,272,000   11,485,000     7,706,000
PROPERTY, NET............    1,279,000    1,188,000     1,225,000
                          ------------  -----------   -----------
    Total assets......... $ 12,551,000  $12,673,000   $ 8,931,000
                          ============  ===========   ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and
   accrued expenses...... $    328,000  $ 1,192,000   $   841,000
  Accrued employee
   expenses..............      130,000       97,000        80,000
  Current portion of
   capital lease
   obligations...........      270,000      223,000       192,000
  Deferred revenue.......      225,000      122,000        53,000
                          ------------  -----------   -----------
    Total current
     liabilities.........      953,000    1,634,000     1,166,000
CAPITAL LEASE
 OBLIGATIONS.............      412,000      189,000       147,000
COMMITMENTS (Note 7)
SHAREHOLDERS' EQUITY:
Preferred Stock, no par
 value, shares
 authorized--8,540,000,
 9,951,765 and
 10,157,647,
 respectively, issued and
 outstanding--8,040,001,
 9,451,766 and 9,657,648,
 respectively (none--pro
 forma), (liquidation
 preference of
 $34,560,000 and
 $35,375,000 at June 30,
 1996 and September 30,
 1996, respectively).....   28,253,000   34,218,000    37,718,000   $        --
Common Stock, no par
 value, shares
 authorized--17,000,000,
 18,500,000 and
 18,500,000,
 respectively, issued and
 outstanding--1,731,463,
 1,886,479 and 1,887,312,
 respectively
 (9,985,734--pro forma)..      241,000      324,000       365,000    38,083,000
Deficit accumulated
 during the development
 stage...................  (17,108,000) (27,025,000)  (30,298,000)  (30,298,000)
Shareholder notes
 receivable..............     (198,000)    (167,000)     (167,000)     (167,000)
Stock purchase rights....           --    3,500,000            --            --
Unrealized losses on
 investments.............       (2,000)          --            --            --
                          ------------  -----------   -----------   -----------
  Total shareholders'
   equity................   11,186,000   10,850,000     7,618,000   $ 7,618,000
                          ------------  -----------   -----------   ===========
    Total liabilities and
     shareholders'
     equity.............. $ 12,551,000  $12,673,000   $ 8,931,000
                          ============  ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                            MARCH 24,
                                                                   MARCH 24,                                  1989
                                                                      1989        THREE MONTHS ENDED      (INCEPTION)
                                  YEAR ENDED JUNE 30,             (INCEPTION)        SEPTEMBER 30,             TO
                          --------------------------------------  TO JUNE 30,   ------------------------  SEPTEMBER 30,
                             1994         1995          1996          1996         1995         1996          1996
                          -----------  -----------  ------------  ------------  -----------  -----------  -------------
                                                                                      (UNAUDITED)          (UNAUDITED)
REVENUES:
 Research and
  development
  agreements............  $    49,000  $   396,000  $  1,342,000  $  1,787,000  $   172,000  $   195,000  $  1,982,000
 Grants.................      823,000      121,000       267,000     1,995,000       39,000       29,000     2,024,000
                          -----------  -----------  ------------  ------------  -----------  -----------  ------------
   Total revenues.......      872,000      517,000     1,609,000     3,782,000      211,000      224,000     4,006,000
COSTS AND EXPENSES:
 Research and
  development...........    5,627,000    4,889,000    10,075,000    25,075,000    1,195,000    3,160,000    28,235,000
 General and
  administrative........    1,565,000    1,558,000     2,067,000     7,089,000      446,000      452,000     7,541,000
                          -----------  -----------  ------------  ------------  -----------  -----------  ------------
   Total costs and
    expenses............    7,192,000    6,447,000    12,142,000    32,164,000    1,641,000    3,612,000    35,776,000
                          -----------  -----------  ------------  ------------  -----------  -----------  ------------
LOSS BEFORE OTHER INCOME
 AND EXPENSE............   (6,320,000)  (5,930,000)  (10,533,000)  (28,382,000)  (1,430,000)  (3,388,000)  (31,770,000)
                          -----------  -----------  ------------  ------------  -----------  -----------  ------------
OTHER INCOME (EXPENSE):
 Interest income........      245,000      279,000       678,000     1,576,000      149,000      126,000     1,702,000
 Interest expense.......      (65,000)     (66,000)      (62,000)     (219,000)     (18,000)     (11,000)     (230,000)
                          -----------  -----------  ------------  ------------  -----------  -----------  ------------
   Other income.........      180,000      213,000       616,000     1,357,000      131,000      115,000     1,472,000
                          -----------  -----------  ------------  ------------  -----------  -----------  ------------
NET LOSS................  $(6,140,000) $(5,717,000) $ (9,917,000) $(27,025,000) $(1,299,000) $(3,273,000) $(30,298,000)
                          ===========  ===========  ============  ============  ===========  ===========  ============
PRO FORMA NET LOSS PER
 SHARE..................  $      (.82) $      (.66) $       (.98)               $      (.13) $      (.32)
                          ===========  ===========  ============                ===========  ===========
Pro forma weighted
 average number of
 common and common
 equivalent shares
 outstanding............    7,461,000    8,644,000    10,103,000                 10,094,000   10,107,000
                          ===========  ===========  ============                ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                    STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                   DEFICIT
                                                                 ACCUMULATED
                       PREFERRED STOCK         COMMON STOCK       DURING THE   SHAREHOLDER   STOCK       UNREALIZED
                    ----------------------  -------------------  DEVELOPMENT      NOTES     PURCHASE   GAINS (LOSSES)
                     SHARES      AMOUNT      SHARES     AMOUNT      STAGE      RECEIVABLE    RIGHTS    ON INVESTMENTS
                    ---------  -----------  ---------  --------  ------------  ----------- ----------  --------------
 Balance, March
  24, 1989
  (Inception)....          --  $        --         --  $     --  $         --   $      --  $       --    $      --
 Non-cash
  issuance of
  Common Stock...                             454,545        --
 Issuance of
  Series A
  Preferred Stock
  at $1.00 per
  share in August
  1989...........   1,500,000    1,500,000
 Net loss........                                                    (500,000)
                    ---------  -----------  ---------  --------  ------------   ---------  ----------    ---------
 Balance, June
  30, 1990.......   1,500,000    1,500,000    454,545        --      (500,000)         --          --           --
 Issuance of
  Series A
  Preferred Stock
  in March 1991
  at $1.00 per
  share, net of
  issuance costs
  of $5,000......   1,000,000      995,000
 Net loss........                                                    (636,000)
                    ---------  -----------  ---------  --------  ------------   ---------  ----------    ---------
 Balance, June
  30, 1991.......   2,500,000    2,495,000    454,545        --    (1,136,000)         --          --           --
 Issuance of
  Series B
  Preferred Stock
  in April 1992
  at $2.00 per
  share, net of
  issuance costs
  of $46,000.....   3,030,000    6,014,000
 Net loss........                                                  (1,268,000)
                    ---------  -----------  ---------  --------  ------------   ---------  ----------    ---------
 Balance, June
  30, 1992.......   5,530,000    8,509,000    454,545        --    (2,404,000)         --          --           --
 Issuance of
  Common Stock
  for services...                              33,333    10,000
 Exercise of
  stock option...                               6,873     1,000
 Net loss........                                                  (2,847,000)
                    ---------  -----------  ---------  --------  ------------   ---------  ----------    ---------
 Balance, June
  30, 1993.......   5,530,000    8,509,000    494,751    11,000    (5,251,000)         --          --           --
 Issuance of
  Series C
  Preferred Stock
  in October 1993
  at $1,000 per
  share, net of
  issuance costs
  of $175,000....      10,000    9,825,000
 Exercise of
  stock options..                           1,222,609   229,000                  (198,000)
 Net loss........                                                  (6,140,000)
                    ---------  -----------  ---------  --------  ------------   ---------  ----------    ---------
 Balance, June
  30, 1994.......   5,540,000   18,334,000  1,717,360   240,000   (11,391,000)   (198,000)         --           --
 Issuance of
  Series D
  Preferred Stock
  in April and
  May 1995 at
  $4.00 per
  share, net of
  issuance costs
  of $81,000.....   2,500,001    9,919,000
 Exercise of
  stock options..                              39,103     8,000
 Retirement of
  Common Stock
  outstanding....                             (25,000)   (7,000)
 Unrealized loss
  on investments.                                                                                           (2,000)
 Net loss........                                                  (5,717,000)
                    ---------  -----------  ---------  --------  ------------   ---------  ----------    ---------
 Balance, June
  30, 1995.......   8,040,001   28,253,000  1,731,463   241,000   (17,108,000)   (198,000)         --       (2,000)
 Issuance of
  Series E
  Preferred Stock
  in January 1996
  at $4.25 per
  share, net of
  issuance costs
  of $35,000.....   1,411,765    5,965,000
 Exercise of
  stock options..                             130,016    53,000
 Issuance of
  Common Stock at
  $1.20 per
  share..........                              25,000    30,000
 Issuance of
  Stock Purchase
  Rights for cash
  in September
  1995 and March
  1996...........                                                                           3,500,000
 Repurchase of
  Series D
  Preferred Stock
  at $4.00 per
  share..........     (62,500)    (250,000)
 Sale of Series D
  Preferred Stock
  at $4.00 per
  share..........      62,500      250,000
 Principal
  payment
  received under
  shareholder
  note
  receivable.....                                                                  31,000
 Unrealized gain
  on investments.                                                                                            2,000
 Net loss........                                                  (9,917,000)
                    ---------  -----------  ---------  --------  ------------   ---------  ----------    ---------
 Balance, June
  30, 1996.......   9,451,766   34,218,000  1,886,479   324,000   (27,025,000)   (167,000)  3,500,000           --
 Unaudited:
 Exercise of
  stock options..                                 833     1,000
 Issuance of
  Series E
  Preferred Stock
  to RPR at
  $17.00 per
  share..........     205,882    3,500,000                                                 (3,500,000)
 Compensation
  expense related
  to stock
  options
  granted........                                        40,000
 Net loss........                                                  (3,273,000)
                    ---------  -----------  ---------  --------  ------------   ---------  ----------    ---------
 Balance,
  September 30,
  1996
  (Unaudited)....   9,657,648  $37,718,000  1,887,312  $365,000  $(30,298,000)  $(167,000) $       --    $      --
                    =========  ===========  =========  ========  ============   =========  ==========    =========
                        TOTAL
                    SHAREHOLDERS'
                       EQUITY
                    -------------
 Balance, March
  24, 1989
  (Inception)....    $       --
 Non-cash
  issuance of
  Common Stock...            --
 Issuance of
  Series A
  Preferred Stock
  at $1.00 per
  share in August
  1989...........     1,500,000
 Net loss........      (500,000)
 Balance, June
  30, 1990.......     1,000,000
                    -----------
 Issuance of
  Series A
  Preferred Stock
  in March 1991
  at $1.00 per
  share, net of
  issuance costs
  of $5,000......       995,000
 Net loss........      (636,000)
                    -----------
 Balance, June
  30, 1991.......     1,359,000
 Issuance of
  Series B
  Preferred Stock
  in April 1992
  at $2.00 per
  share, net of
  issuance costs
  of $46,000.....     6,014,000
 Net loss........    (1,268,000)
                    -----------
 Balance, June
  30, 1992.......     6,105,000
 Issuance of
  Common Stock
  for services...        10,000
 Exercise of
  stock option...         1,000
 Net loss........    (2,847,000)
                    -----------
 Balance, June
  30, 1993.......     3,269,000
 Issuance of
  Series C
  Preferred Stock
  in October 1993
  at $1,000 per
  share, net of
  issuance costs
  of $175,000....     9,825,000
 Exercise of
  stock options..        31,000
 Net loss........    (6,140,000)
                    -----------
 Balance, June
  30, 1994.......     6,985,000
 Issuance of
  Series D
  Preferred Stock
  in April and
  May 1995 at
  $4.00 per
  share, net of
  issuance costs
  of $81,000.....     9,919,000
 Exercise of
  stock options..         8,000
 Retirement of
  Common Stock
  outstanding....        (7,000)
 Unrealized loss
  on investments.        (2,000)
 Net loss........    (5,717,000)
                    -----------
 Balance, June
  30, 1995.......    11,186,000
 Issuance of
  Series E
  Preferred Stock
  in January 1996
  at $4.25 per
  share, net of
  issuance costs
  of $35,000.....     5,965,000
 Exercise of
  stock options..        53,000
 Issuance of
  Common Stock at
  $1.20 per
  share..........        30,000
 Issuance of
  Stock Purchase
  Rights for cash
  in September
  1995 and March
  1996...........     3,500,000
 Repurchase of
  Series D
  Preferred Stock
  at $4.00 per
  share..........      (250,000)
 Sale of Series D
  Preferred Stock
  at $4.00 per
  share..........       250,000
 Principal
  payment
  received under
  shareholder
  note
  receivable.....        31,000
 Unrealized gain
  on investments.         2,000
 Net loss........    (9,917,000)
                    -----------
 Balance, June
  30, 1996.......    10,850,000
 Unaudited:
 Exercise of
  stock options..         1,000
 Issuance of
  Series E
  Preferred Stock
  to RPR at
  $17.00 per
  share..........            --
 Compensation
  expense related
  to stock
  options
  granted........        40,000
 Net loss........    (3,273,000)
                    -----------
 Balance,
  September 30,
  1996
  (Unaudited)....   $ 7,618,000
                    ===========

   The accompanying notes are an integral part of these financial statements.

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                           MARCH 24,
                                                                  MARCH 24,                                  1989
                                                                     1989        THREE MONTHS ENDED       (INCEPTION)
                                  YEAR ENDED JUNE 30,            (INCEPTION)        SEPTEMBER 30,             TO
                          -------------------------------------  TO JUNE 30,   ------------------------  SEPTEMBER 30,
                             1994         1995         1996          1996         1995         1996          1996
                          -----------  -----------  -----------  ------------  -----------  -----------  -------------
                                                                                     (UNAUDITED)          (UNAUDITED)
OPERATING ACTIVITIES:
 Net loss...............  $(6,140,000) $(5,717,000) $(9,917,000) $(27,025,000) $(1,299,000) $(3,273,000) $(30,298,000)
 Adjustments to
  reconcile net loss to
  net cash used for
  operating activities:
   Depreciation and
    amortization........      248,000      329,000      536,000     1,267,000       91,000      136,000     1,403,000
   Loss on property held
    for resale..........           --           --           --       110,000           --           --       110,000
   Amortization of
    discounts and
    premiums on
    investments.........           --       (9,000)    (110,000)     (119,000)     (48,000)          --      (119,000)
   Expense related to
    stock and stock
    options granted.....           --           --           --        10,000           --       40,000        50,000
   Changes in assets and
    liabilities:
     Receivables........       11,000      132,000       18,000       (81,000)       4,000     (139,000)     (220,000)
     Prepaid expenses...      (17,000)     (59,000)    (332,000)     (437,000)      27,000       59,000      (378,000)
     Accounts payable
      and accrued
      expenses..........      (45,000)     (40,000)     864,000     1,192,000      (35,000)    (351,000)      841,000
     Accrued employee
      expenses..........       53,000       28,000      (33,000)       97,000      (58,000)     (17,000)       80,000
     Deferred revenue...      146,000       79,000     (103,000)      122,000     (172,000)     (69,000)       53,000
                          -----------  -----------  -----------  ------------  -----------  -----------  ------------
 Net cash used for
  operating activities..   (5,744,000)  (5,257,000)  (9,077,000)  (24,864,000)  (1,490,000)  (3,614,000)  (28,478,000)
INVESTING ACTIVITIES:
 Organizational costs...           --           --           --       (73,000)          --           --       (73,000)
 Purchase of short-term
  investments...........     (967,000) (10,981,000)          --   (11,948,000)          --   (1,200,000)  (13,148,000)
 Maturities of short-
  term investments......           --    3,567,000    8,500,000    12,067,000    2,500,000           --    12,067,000
 Capital purchases......     (320,000)    (118,000)    (445,000)   (1,718,000)     (15,000)    (173,000)   (1,891,000)
 Proceeds from sale of
  property held for
  resale................           --           --           --       400,000           --           --       400,000
                          -----------  -----------  -----------  ------------  -----------  -----------  ------------
 Net cash provided by
  (used for) investing
  activities............   (1,287,000)  (7,532,000)   8,055,000    (1,272,000)   2,485,000   (1,373,000)   (2,645,000)
FINANCING ACTIVITIES:
 Issuance of Preferred
  Stock.................    9,825,000    9,919,000    5,965,000    34,218,000           --           --    34,218,000
 Issuance of Common
  Stock.................       31,000        1,000       83,000       116,000        3,000        1,000       117,000
 Payments received for
  stock purchase rights.           --           --    3,500,000     3,500,000    1,500,000           --     3,500,000
 Payments received under
  shareholder notes.....           --           --       31,000        31,000           --           --        31,000
 Principal payments
  under capital lease
  obligations...........     (147,000)    (214,000)    (270,000)     (762,000)     (65,000)     (73,000)     (835,000)
                          -----------  -----------  -----------  ------------  -----------  -----------  ------------
 Net cash provided by
  (used for) financing
  activities............    9,709,000    9,706,000    9,309,000    37,103,000    1,438,000      (72,000)   37,031,000
                          -----------  -----------  -----------  ------------  -----------  -----------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............    2,678,000   (3,083,000)   8,287,000    10,967,000    2,433,000   (5,059,000)    5,908,000
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD....    3,085,000    5,763,000    2,680,000            --    2,680,000   10,967,000            --
                          -----------  -----------  -----------  ------------  -----------  -----------  ------------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD.................  $ 5,763,000  $ 2,680,000  $10,967,000  $ 10,967,000  $ 5,113,000  $ 5,908,000  $  5,908,000
                          ===========  ===========  ===========  ============  ===========  ===========  ============
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
   Interest paid......... $    65,000  $    66,000  $    62,000  $    219,000  $    18,000  $    11,000  $    230,000
                          ===========  ===========  ===========  ============  ===========  ===========  ============
SUPPLEMENTAL DISCLOSURES
 OF NON-CASH INVESTING
 AND FINANCING
 ACTIVITIES:
   Additions to capital
   lease obligations..... $   348,000  $   270,000  $        --  $  1,174,000  $        --  $        --  $  1,174,000
                          ===========  ===========  ===========  ============  ===========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Overview--Aastrom Biosciences, Inc. (the "Company") was incorporated in March 1989 ("Inception") under the name Ann Arbor Stromal, Inc. The Company changed its name in 1991 concurrent with the commencement of employee-based operations. The Company is in the development stage with its principal business activities being research and product development, conducted both on its own behalf and in connection with various collaborative research and development agreements with other companies, involving the development of processes and instrumentation for the ex-vivo production of human stem cells and their progeny, and hematopoetic and other tissues. Successful future operations are subject to several technical and business risks, including satisfactory product development and obtaining regulatory approval and market acceptance for its products.

  Significant Revenue Relationships--Two companies accounted for 77% of total revenues for the year ended June 30, 1995 and one company accounted for 83% of total revenues for the year ended June 30, 1996. These two companies have accounted for 47% of total revenues for the period from Inception to June 30, 1996. One company accounted for 82% and 87% of total revenues for the three months ended September 30, 1995 and 1996, respectively, and two companies accounted for 49% of total revenues for the period from Inception to September 30, 1996. Grant revenues consist of grants sponsored by the U.S. government.

  Cash and Cash Equivalents--Cash and cash equivalents include cash and short-term investments with original maturities of three months or less.

  Short-Term Investments--Short-term investments consist of U.S. government securities and commercial paper with original maturities of over three months but less than one year. Short-term investments are classified as available-for-sale, and are carried at market value, in accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was adopted July 1, 1994. Application of this pronouncement results in the inclusion of unrealized gains and losses on investments in shareholders' equity. Application of this accounting treatment in prior periods would not have materially changed the amounts as presented.

  Diversity of Credit Risk--The Company invests its excess cash in U.S. government securities and commercial paper, maintained in U.S. financial institutions, and has established guidelines relative to diversification and maturities in an effort to maintain safety and liquidity. The Company plans to continue to invest its excess funds in short-term, investment grade, interest-bearing instruments. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any significant losses on its cash equivalents or short-term investments.

  Property--Property is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful life of the asset (primarily five years) or the remaining lease term, if shorter, with respect to leasehold improvements and certain capital lease assets.

  Revenue Recognition--Revenue from grants and research agreements is recognized on a cost reimbursement basis consistent with the performance requirements of the related agreement. Funding received in advance of costs incurred is presented as deferred revenue in the accompanying financial statements.

  Research and Development Costs--Research and development costs are expensed as incurred. Such costs and expenses related to programs under collaborative agreements with other companies totaled $49,000, $146,000 and $1,294,000 for the years ended June 30, 1994, 1995 and 1996, respectively, and $1,489,000 for the period from Inception to June 30, 1996 and $158,000, $117,000 and $1,606,000 for the three months ended September 30, 1995 and 1996 and for the period from Inception to September 30, 1996, respectively.

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

  Restatement of Common Stock Information--The Company's Board of Directors authorized a two-for-three reverse stock split of the Company's Common Stock ("Reverse Stock Split") to be effected prior to the closing of the proposed IPO. Accordingly, all references in the accompanying financial statements to common share or per common share information have been restated to reflect the Reverse Stock Split.

  Pro Forma Information (Unaudited)--Pro forma net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares are not included in the per-share calculation where the effect of their inclusion would be anti-dilutive, except that common and common equivalent shares issued during the 12 month period preceding the filing of the registration statement for the proposed initial public offering ("IPO"), contemplated in the Prospectus in which these financial statements are included, at a price below $8.00 per share (the lowest expected selling price in the proposed IPO) are considered to be cheap stock and have been included in the calculation as if they were outstanding for all periods using the treasury stock method, if applicable, even though their inclusion is anti-dilutive. Upon the completion of the Company's proposed IPO, all 9,657,648 shares of the Company's outstanding Preferred Stock will automatically convert into 8,098,422 shares of Common Stock. As a result, all outstanding shares of Preferred Stock are assumed to have been converted to Common Stock at the time of issuance, except for those shares considered to be cheap stock which are treated as outstanding for all periods presented. The pro forma effect of these conversions has been reflected in the accompanying balance sheet assuming the conversion had occurred on September 30, 1996.

  Historical net loss per share information is not considered meaningful due to the significant changes in the Company's capital structure which will occur upon the closing of the proposed IPO; accordingly, such per-share data information is not presented.

  Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to financial statements. Actual results could differ from those estimates.

  Financial Instruments--Management evaluates the fair value of those assets and liabilities identified as financial instruments under Statement of Financial Accounting Standards No. 107 and estimates that the fair value of such financial instruments generally approximates the carrying value in the accompanying financial statements. Fair values have been determined through information obtained from market sources and management estimates.

  Recent Pronouncements--During October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation and incentive plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. Adoption of this pronouncement is required for the Company's fiscal year beginning July 1, 1996 and the Company intends to provide the additional disclosures required by the pronouncement in its financial statements for the year ended June 30, 1997.

  During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's fiscal year beginning July 1, 1996. Management has studied the effect of implementing SFAS 121 and, based upon its initial evaluation, does not expect it to have a significant impact on the Company's financial condition or results of operations.

  Unaudited Financial Information--The financial information as of September 30, 1996, and for the three-month periods ended September 30, 1995 and 1996, and for the period from Inception to September 30, 1996, is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of the results of operations for the interim periods. The results of operations for the three months ended September 30, 1996, are not necessarily indicative of the results to be expected for the full year or for any other period.

2. SHORT-TERM INVESTMENTS

  All short-term investments are available-for-sale, and have maturities of one year or less and are summarized as follows:

                                                 GROSS      GROSS
                                               UNREALIZED UNREALIZED ESTIMATED
                                       COST      GAINS      LOSSES   FAIR VALUE
                                    ---------- ---------- ---------- ----------
   June 30, 1995:
     U.S. Government Securities.... $4,890,000  $     --   $ (2,000) $4,888,000
     Commercial Paper..............  3,500,000        --         --   3,500,000
                                    ----------  --------   --------  ----------
                                    $8,390,000  $     --   $ (2,000) $8,388,000
                                    ==========  ========   ========  ==========
                                                 GROSS      GROSS
                                               UNREALIZED UNREALIZED ESTIMATED
                                       COST      GAINS      LOSSES   FAIR VALUE
                                    ---------- ---------- ---------- ----------
   September 30, 1996 (Unaudited):
     U.S. Government Securities.... $1,200,000  $     --   $     --  $1,200,000
                                    ==========  ========   ========  ==========

3. PROPERTY

  Property consists of the following:

                                                JUNE 30,
                                          ----------------------  SEPTEMBER 30,
                                             1995        1996         1996
                                          ----------  ----------  -------------
                                                                   (UNAUDITED)
   Machinery and equipment............... $1,140,000  $1,337,000   $1,341,000
   Office equipment......................    405,000     482,000      604,000
   Leasehold improvements................    380,000     520,000      567,000
                                          ----------  ----------   ----------
                                           1,925,000   2,339,000    2,512,000
   Less accumulated depreciation and
    amortization.........................   (646,000) (1,151,000)  (1,287,000)
                                          ----------  ----------   ----------
                                          $1,279,000  $1,188,000   $1,225,000
                                          ==========  ==========   ==========

  Equipment under capital leases totaled $1,162,000, $1,131,000 and $1,131,000 at June 30, 1995 and 1996 and September 30, 1996, respectively, with related accumulated amortization of $407,000, $622,000 and $679,000, respectively (Note 7).

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

4. SHAREHOLDERS' EQUITY:

  Preferred Stock--The Company has the following outstanding Preferred Stock:

                            SHARES       SHARES ISSUED AND OUTSTANDING   LIQUIDATION PREFERENCE AT
                          AUTHORIZED   --------------------------------- -------------------------
                         SEPTEMBER 30, JUNE 30,  JUNE 30,  SEPTEMBER 30,  JUNE 30,   SEPTEMBER 30,
                             1996        1995      1996        1996         1996         1996
                         ------------- --------- --------- ------------- ----------- -------------
                          (Unaudited)                       (Unaudited)               (Unaudited)
Series A................   2,500,000   2,500,000 2,500,000   2,500,000   $ 2,500,000  $ 2,500,000
Series B................   3,030,000   3,030,000 3,030,000   3,030,000     6,060,000    6,000,000
Series C................      10,000      10,000    10,000      10,000    10,000,000   10,000,000
Series D................   3,000,000   2,500,001 2,500,001   2,500,001    10,000,000   10,000,000
Series E................   1,617,647          -- 1,411,765   1,617,647     6,000,000    6,875,000
                          ----------   --------- ---------   ---------   -----------  -----------
                          10,157,647   8,040,001 9,451,766   9,657,648   $34,560,000  $35,375,000
                          ==========   ========= =========   =========   ===========  ===========

  All preferred shares have voting rights equal to the equivalent number of common shares into which they are convertible. Conversion rights on all outstanding classes of preferred stock are on a two-for-three basis to give effect for the Reverse Stock Split, except for the Series C Preferred Stock, each share of which is convertible into approximately 250 shares of Common Stock. Conversion rights on certain classes of preferred stock are subject to anti-dilution adjustments. Dividends accrue annually at 8% on all series of Preferred Stock, but do not accumulate. No cash dividends have been declared or paid through September 30, 1996. Dividends and liquidation preferences on the Series B, Series C and Series D Preferred Stock are senior to those of the Series A Preferred Stock. Dividends and liquidation preferences on the Series E Preferred Stock are senior to those of all other outstanding series of preferred stock. Conversion of preferred stock is automatic in the event of the closing of an underwritten public stock offering meeting certain minimum requirements such as the offering contemplated by the Prospectus in which these financial statements are included.

  Cobe Laboratories, Inc. Stock Purchase Rights--In connection with the purchase of the Series C Preferred Stock by Cobe Laboratories, Inc. ("Cobe") in October 1993, Cobe received a preemptive right to purchase a pro-rata portion of any newly issued shares of stock by the Company in order to maintain its then current percentage ownership interest. Any such purchase of newly issued shares shall be at the net price to the Company after deducting underwriters' discounts and commissions, if any. Cobe has waived its right to such discount on its intended purchase of shares in the proposed IPO. The Company has an option ("Put Option") to require Cobe to purchase the lesser of 20%, or $5,000,000, in an offering of equity securities meeting certain minimum requirements. In the event that the Company exercises the Put Option, Cobe then has the option to purchase up to 40% of that offering.

  During the three-year period following the completion of an initial public offering of Common Stock by the Company, Cobe has an option to purchase additional shares from the Company equal to 30% of the total number of shares outstanding assuming exercise of the option. Such option, if exercised, must be exercised in full with the purchase price of the shares being established at 120% of the public market trading price as determined by the 30-day average market price preceding the date of exercise of the option.

  The Company has granted Cobe a right of first negotiation in the event the Company receives any proposal concerning, or otherwise decides to pursue, a merger, consolidation or other transaction in which all or a majority

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

of the Company's equity securities or all or substantially all of the Company's assets, or any material portion of the assets of the Company used by the Company in performing its obligations under the Distribution Agreement (Note 6) would be acquired by a third party outside of the ordinary course of business.

  Stock Option Plans--The Company has various stock option plans which provide for the issuance of nonqualified and incentive stock options to acquire up to 2,836,594 shares of Common Stock. Such options may be granted by the Company's Board of Directors to certain of the Company's founders, employees, directors and consultants. The exercise price of incentive stock options shall not be less than the fair market value of the shares on the date of grant. In the case of individuals who are also holders of 10% or more of the outstanding shares of Common Stock, the exercise price of incentive stock options shall not be less than 110% of the fair market value of the shares on the date of grant. The exercise price of non-qualified stock options shall not be less than 85% of the fair market value on the date of grant. Options granted under these plans expire no later than ten years from the date of grant and generally become exercisable ratably over a four-year period following the date of grant.

  For certain options granted, the Company recognizes compensation expense for the difference between the deemed value for accounting purposes and the option exercise price on the date of grant. During the three-month period ended September 30, 1996, compensation expense totaling approximately $40,000 has been charged with respect to these options. Additional future compensation expense with respect to the issuance of such options totals approximately $130,000 and will be recognized through October 2000.

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

  The following table summarizes option activity under the Company's stock option plans:

                                                       OPTIONS
                                           OPTIONS    AVAILABLE   EXERCISE PRICE
                                         OUTSTANDING  FOR GRANT     PER SHARE
                                         -----------  ----------  --------------
   March 24, 1989(Inception)
     Options authorized.................         --    1,703,261
     Options granted....................  1,528,778   (1,528,778) $  .15 - $ .30
     Options exercised..................     (6,873)          --  $  .15 - $ .15
     Options canceled...................    (13,793)      13,793  $  .15 - $ .15
                                         ----------   ----------
   Balance, June 30, 1993...............  1,508,112      188,276  $  .15 - $ .30
     Options granted....................    198,333     (198,333) $  .30 - $1.20
     Options exercised.................. (1,222,609)          --  $  .15 - $ .30
     Options canceled...................    (90,171)      90,171  $  .15 - $1.20
                                         ----------   ----------
   Balance, June 30, 1994...............    393,665       80,114  $  .15 - $1.20
     Options authorized.................         --      333,333
     Options granted....................     55,333      (55,333) $ 1.20 - $1.20
     Options exercised..................    (39,103)          --  $  .30 - $ .30
     Options canceled...................    (60,230)      60,230  $  .30 - $1.20
                                         ----------   ----------
   Balance, June 30, 1995...............    349,665      418,344  $  .15 - $1.20
     Options authorized.................         --      800,000
     Options granted....................    155,337     (155,337) $ 1.20 - $3.20
     Options exercised..................   (130,016)          --  $  .15 - $1.20
     Options canceled...................    (44,690)      44,690  $  .30 - $1.20
                                         ----------   ----------
   Balance, June 30, 1996...............    330,296    1,107,697  $  .30 - $3.20
    Unaudited:
     Options granted....................     13,334      (13,334) $ 3.20 - $3.20
     Options exercised..................       (833)          --  $ 1.20 - $1.20
     Options canceled...................     (6,543)       6,543  $ 1.20 - $1.20
                                         ----------   ----------
   Balance, September 30, 1996
    (Unaudited).........................    336,254    1,100,906  $  .30 - $3.20
                                         ==========   ==========
   Options Exercisable,                     101,021
    June 30, 1996....................... ==========               $  .30 - $1.20
    September 30, 1996 (Unaudited)......    122,612               $  .30 - $1.20
                                         ==========

  Common Shares Reserved--The Company has reserved shares of Common Stock for future issuance as follows:

                                                         JUNE 30,  SEPTEMBER 30,
                                                           1996        1996
                                                         --------- -------------
                                                                    (Unaudited)
   Issuance under 1992 Stock Option Plan................ 1,437,993   1,437,160
   Conversion of preferred stock........................ 7,961,168   8,098,422
                                                         ---------   ---------
                                                         9,399,161   9,535,582
                                                         =========   =========

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

5. FEDERAL INCOME TAXES

  Deferred tax assets consist of the following:

                                                              JUNE 30,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
   Net operating loss carryforwards................... $ 5,280,000  $ 9,210,000
   Tax credits and other..............................     360,000      440,000
                                                       -----------  -----------
   Gross deferred tax assets..........................   5,640,000    9,650,000
   Deferred tax assets valuation allowance............  (5,640,000)  (9,650,000)
                                                       -----------  -----------
                                                       $        --  $        --
                                                       ===========  ===========

  Due to the historical losses incurred by the Company, a full valuation allowance for deferred tax assets has been provided. If the Company achieves profitability, these deferred tax assets may be available to offset income taxes. The Company's net operating loss and tax credit carryforwards will expire from 2004 through 2011, if not utilized.

  The Company's ability to utilize its net operating loss and tax credit carryforwards would be limited in the event of a future change in ownership for tax purposes. Such a change in ownership may likely occur upon the completion of an initial public offering of the Company's Common Stock.

6. LICENSES, ROYALTIES AND COLLABORATIVE AGREEMENTS

  University of Michigan--In March 1989, the Company entered into a research agreement with the University of Michigan (the "University") for the development of an adaptable, high-efficiency blood cell factory and to conduct related research. Under the terms of this research agreement, as amended, the Company agreed to reimburse the University for research costs in this regard through the date of its expiration in December 1994. Payments made to the University under the aforementioned agreements totaled $316,000, $121,000 and $2,521,000 for the years ended June 30, 1994, 1995, for the period from Inception to June 30, 1996. As part of this relationship, the Company issued to the University 454,545 shares of Common Stock in August 1989. No value has been assigned to these shares in the accompanying financial statements. In March 1992, the Company entered into a license agreement for the technology developed under the research agreement. The license agreement, as amended, provides for a royalty to be paid to the University equal to 2% of net sales of products containing the licensed technology sold by the Company.

  Cobe BCT, Inc.--In connection with the issuance of the Series C Preferred Stock to Cobe in October 1993, the Company and Cobe BCT, Inc. ("Cobe BCT"), an affiliate of Cobe, entered into an agreement which grants to Cobe BCT exclusive worldwide distribution and marketing rights to the Company's Cell Production System ("CPS") for stem cell therapy applications ("Distribution Agreement"). The term of the Distribution Agreement is ten years, with an option, exercisable by Cobe BCT, to extend the term for an additional ten years. Pursuant to the Distribution Agreement, Cobe BCT will perform worldwide marketing and distribution activities of the CPS for use in stem cell therapy and will receive a share of the resulting net sales, as defined, ranging from 38% to 42%, subject to certain negotiated discounts and volume-based adjustments.

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

  The agreements establishing this collaboration provided for payments totaling $5,000,000 to be made by Cobe BCT upon the Company meeting certain development milestones. In May 1995, the Company accepted, as part of the sale of the Series D Preferred Stock, an equity investment of $5,000,000 from Cobe in lieu of those future milestone payments.

  M.D. Anderson Cancer Center--In December 1992, the Company entered into a research agreement with the University of Texas, M.D. Anderson Cancer Center ("M.D. Anderson"). Under this agreement, the Company funded certain research being conducted at M.D. Anderson and issued to M.D. Anderson 33,333 shares of its Common Stock subject to vesting rights over the succeeding four year period. In November 1994, the Company and M.D. Anderson terminated the collaboration and 25,000 shares of Common Stock held by M.D. Anderson were returned to the Company.

  License and Royalty Agreements--In July 1992, the Company licensed certain cell culture technology under which it obtained an exclusive worldwide license to the technology in exchange for a royalty of up to 3% of net sales on products utilizing the licensed technology.

  In March 1996, the Company executed a license agreement which provides for the use of licensed products in the CPS. Pursuant to this license agreement, the Company recorded a charge to research and development expense of $1,500,000 representing the license fee payable upon execution of the agreement. The license agreement provides for annual renewal fees of $1,000,000 over the five year license term and can be extended at the Company's option for an additional five years.

  Rhone-Poulenc Rorer Inc.--In September 1995, the Company entered into a research and development collaboration with Rhone-Poulenc Rorer Inc. ("RPR"), granting RPR a right to license the Company's CPS for Lymphoid cell applications. Prior to the establishment of this collaboration, the Company received a option fee of $250,000 and a development deposit of $225,000 to initiate the preliminary research and development plan. Pursuant to the agreements establishing this collaboration, RPR was obligated to fund certain costs associated with the development of the CPS for Lymphoid cell applications and was entitled to make equity purchases of up to $12,500,000 subject to the Company's satisfaction of certain milestones and RPR's decision to exercise certain options. As of June 30, 1996, the Company has received $3,500,000 in equity payments and recognized $1,342,000 in research revenue through June 30, 1996 and $1,537,000 through September 30, 1996. The remaining $9,000,000 equity payment was to be paid by RPR by October 1996 pending RPR's evaluation of the research efforts for Lymphoid cell applications and its decision to proceed with the collaboration (Note 9).


7. COMMITMENTS

  The Company leases certain machinery and equipment and office equipment under capital leases. Obligations under these leasing arrangements bear interest at rates ranging from 9.7% to 12.1% and mature at dates ranging from November 1996 to May 1999. Additionally, the Company leases its facilities under an operating lease which expires in May 1998, at which time the Company has the option to renew the lease for an additional period of up to five years.

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

  Future minimum payments under capital leases and non-cancelable operating leases are as follows:

                                                             CAPITAL   OPERATING
                                                              LEASES    LEASES
                                                             --------  ---------
      Year Ended June 30,
        1997................................................ $255,000  $453,000
        1998................................................  138,000   435,000
        1999................................................   69,000        --
                                                             --------  --------
      Total minimum lease payments..........................  462,000  $888,000
                                                                       ========
      Less amount representing interest.....................  (50,000)
                                                             --------
      Obligations under capital lease....................... $412,000
                                                             ========

  Certain of the Company's capital lease agreements contain restrictive provisions which require that the Company's total assets exceed its total liabilities by at least $1,000,000. Should the Company fall out of compliance with this provision, and a waiver cannot be obtained from the lessor, remaining amounts due under the leases become immediately due and payable.

  Rent expense for the years ended June 30, 1994, 1995 and 1996, was $176,000, $241,000 and $338,000, respectively, and for the period from Inception to June 30, 1996 was $822,000. Rent expense for the three months ended September 30, 1995 and 1996, was $83,000 and $107,000, respectively, and for the period from Inception to September 30, 1996 was $929,000.

8. EMPLOYEE SAVINGS PLAN

  The Company has a 401(k) plan that became effective in January 1994. The plan allows participating employees to contribute up to 15% of their salary, subject to annual limits and minimum qualifications. The Board may, at its sole discretion, approve Company contributions. Through June 30, 1996, the Company has made no contributions to the plan.

9. SUBSEQUENT EVENTS (UNAUDITED)

  In September 1996, RPR notified the Company of its intent to terminate its collaboration with the Company. This notification was made after RPR had determined that for strategic reasons its support for the development of the technologies being pursued under the collaboration would be discontinued. As a result of this termination, no further equity payments or research funding is due from RPR and RPR's license rights to the Company's CPS for Lymphoid cell applications are terminated. Upon termination of the collaboration, RPR became entitled to receive shares of the Company's Series E Preferred Stock at $17.00 per share for the $3,500,000 in equity payments made by RPR under the collaboration. Accordingly, the accompanying financial statements as of September 30, 1996 reflect the issuance of 205,882 shares of Series E Preferred Stock issuable to RPR in this regard.

  In October 1996, the Company executed a financing commitment for up to $5,000,000 in additional equity funding from Cobe ("Equity Commitment") and $5,000,000 in funding under a convertible loan agreement ("Convertible Loan Commitment") with another current investor. Under the terms of the Equity Commitment,

                           AASTROM BIOSCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

the Company may sell up to $5,000,000 of preferred stock at $6.00 per share during a funding period that extends from January 1997 to December 1997. The conversion rights of such preferred stock will be adjusted to provide for a conversion at 80% of the per share price in the Company's next financing, as adjusted for the Reverse Stock Split, and provided that such financing meets certain minimum requirements ("Qualifying Financing"), such as the proposed IPO in which these financial statements appear. If such a financing is not completed by December 1997, then the conversion rights of this class of preferred stock into Common Stock will be set at $6.98 per share of Common Stock. To the extent shares are sold to Cobe under the Equity Commitment, its preemptive right in the Company's next Qualifying Financing and the Company's Put Option to Cobe is reduced to the extent of its purchase.

  Upon the sale of $5,000,000 in preferred stock under the Equity Commitment, the Company becomes entitled to borrow funds under the Convertible Loan Commitment. Such funds may be borrowed by the Company during a funding period that extends from January 1997 to September 1997. Upon the completion of a Qualifying Financing by the Company, the Company has the option to repay outstanding borrowings under the Convertible Loan Commitment, in cash, or to convert such borrowings into preferred stock. The conversion rights of such class of preferred stock will be adjusted to provide for a conversion at 90% of the per share price in the Company's next Qualifying Financing, as adjusted for the Reverse Stock Split. If such financing is not completed by December 1997, then the conversion rights of this class of preferred stock will be set at $6.98 per share of Common Stock. Interest accrues at 10% on amounts borrowed under the Convertible Loan Commitment, which is due at maturity, and may be retired in a manner consistent with principal. The Company may repay borrowed amounts at anytime prior to the maturity date which is established for all amounts borrowed as one year from the date of the first borrowing.

  In connection with the Convertible Loan Commitment, the Company has issued warrants to purchase 69,444 shares of Common Stock for securing the commitment. The Company will issue additional warrants to purchase 8,333 shares of Common Stock for each $1,000,000 borrowed under the Convertible Loan Commitment, with such additional warrants to be prorated to the level of borrowing. The warrants expire on October 15, 2000 if not exercised, and may be exercised, in whole or in part, at a price equal to the lesser of (a) $9.00 per share, which price increases by $3.00 per share on each anniversary of the closing of the offering being made in the Prospectus to which these financial statements are included; or (b) 85% of the fair market value of the Company's Common Stock at the time of exercise.

  The Equity Commitment and the Convertible Loan Commitment expire upon the closing of an initial public offering by the Company.

                     Inside back cover page of Prospectus
                     ------------------------------------





















       [COLOR DIAGRAM OF CELL LINEAGES OF HUMAN BONE MARROW STEM CELLS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the Underwriters or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered to any person in any jurisdiction or in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any date subsequent to the date hereof.

                              -------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
The Company...............................................................   15
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   23
Management................................................................   42
Certain Transactions......................................................   50
Principal Shareholders....................................................   52
Description of Capital Stock..............................................   54
Shares Eligible for Future Sale...........................................   57
Underwriting..............................................................   58
Legal Matters.............................................................   59
Experts...................................................................   59
Additional Information....................................................   59
Index to Financial Statements.............................................  F-1

                              -------------------

  Until             , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock offered, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,250,000 Shares

                       [LOGO OF AASTROM BIOSCIENCES INC]


                                  Common Stock

                              -------------------
                                   PROSPECTUS
                              -------------------

                                COWEN & COMPANY

                               J.P. MORGAN & CO.

                                       , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Other expenses in connection with the registration of the securities hereunder, which will be paid by the Company, will be substantially as follows:

   ITEM                                                                 AMOUNT
   ----                                                                --------
   Securities and Exchange Commission registration fee................ $ 11,326
   NASD filing fee....................................................    4,238
   Nasdaq National Market fee.........................................   50,000
   Blue sky qualification fees and expenses...........................   20,000
   Accounting fees and expenses.......................................   85,000
   Legal fees and expenses............................................  350,000
   Printing and engraving expenses....................................  115,000
   Transfer agent and registrar fees..................................    7,500
   Officers' and Directors' Insurance.................................  200,000
   Miscellaneous expenses.............................................   56,936
                                                                       --------
     Total............................................................ $900,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 1561 through 1565 of the Michigan Business Corporation Act (the "MBCA") authorize a corporation to grant or a court to award, indemnity to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

  The Bylaws of the Company (see Exhibit 3.3), provide that the Company shall, to the fullest extent authorized or permitted by the MBCA, or other applicable law, indemnify a director or officer who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses, including actual and reasonable attorneys' fees, and amounts paid in settlement incurred in connection with the action or suit, if the indemnitee acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders. This section also authorizes the Company to advance expenses incurred by any agent of the Company in defending any proceeding prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified.

  The Bylaws also authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against or incurred by such person in such capacity or arising out of such person's status as such, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of the MBCA.

  The Company has entered into an indemnification agreement with certain of its directors, officers and other key personnel, which contains provisions that may in some respects be broader than the specific indemnification provisions contained under applicable law. The indemnification agreement may require the Company, among other things, to indemnify such directors, officers and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Company, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified, and, to the maximum extent that insurance coverage of such directors, officers and key employees under the Company's directors' and officers' liability insurance policies is maintained.

  Section 1209 of the MBCA permits a Michigan corporation to include in its Articles of Incorporation a provision eliminating or limiting a director's liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Company's Restated Articles of Incorporation include a provision which eliminates, to the fullest extent permitted by the MBCA director liability for monetary damages for breaches of fiduciary duty.

  Section 6 of the Underwriting Agreement filed as Exhibit 1.1 hereto sets forth certain provisions with respect to the indemnification of certain controlling persons, directors and officers against certain losses and liabilities, including certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a)  ISSUANCES OF COMMON STOCK

  Since October 1, 1993, the Company has sold the following shares of Common
Stock:

  In October 1995, the registrant issued 37,500 shares of Common Stock to Albert B. Deisseroth at a price of $.80 per share.

  (b)  ISSUANCES OF SHARES OF PREFERRED STOCK

  Since October 1, 1993, the Company has sold the following shares of Preferred Stock:

  In October 1993, the registrant issued 10,000 shares of Series C Preferred Stock to Cobe at a price of $1,000 per share.

  In April and May 1995, the registrant issued an aggregate of 2,500,001 shares of Series D Preferred Stock to 11 accredited investors at a price of $4.00 per share.

  In December 1995, the registrant issued 62,500 shares of Series D Preferred Stock to Northwest Ohio Venture Fund, L.P. at a purchase price of $4.00 per share.

  In January 1996, the registrant issued an aggregate of 1,411,765 shares of Series E Preferred Stock to SBIC Partners, L.P. and the State Treasurer of the State of Michigan at a purchase price of $4.25 per share.

  Pursuant to a Governance Agreement between the Company and Rhone-Poulenc Rorer Inc. ("RPR"), dated September 15,1995, RPR terminated its contractual relationship with the Company on September 6, 1996. As a result of such termination, the Company became obligated to issue 205,882 shares of Series E Preferred Stock to RPR at a purchase price of $17.00 per share.

  (c)  OPTION ISSUANCES TO, AND EXERCISES BY, EMPLOYEES AND DIRECTORS

  From January 18, 1990 to the present, the registrant has granted options to purchase a total of 2,945,174 shares of Common Stock at exercise prices ranging from $.10 to $2.13 per share to 95 employees and one non-employee director. No consideration was paid to the Registrant by any recipient of any of the foregoing options for the grant of any such options. From October 30, 1992 to the present, the Registrant issued a total of 2,829,735 shares of Common Stock to 26 employees and one non-employee director upon exercise of stock options at exercise prices ranging from $.10 to $2.13 per share.

  There were no underwriters employed in connection with any of the transactions set forth in Item 15.

  The issuances described in Items 15(a) and 15(b) were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances described in Item 15(c) were exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)   Exhibits

  1.1*Form of Underwriting Agreement.

  3.1**Restated Articles of Incorporation.

  3.2* Form of Restated Articles of Incorporation (to be filed with the Secretary of State of the State of Michigan prior to the closing of this offering).

  3.3**     Bylaws, as amended.

  4.1*      Specimen Common Stock Certificate.

  4.2**     Amended and Restated Investors' Rights Agreement dated April 7,
            1992.

  5.1* Opinion of Pepper, Hamilton & Scheetz, counsel to the Company, with respect to the legality of the securities being registered, including their consent to being named in the Registration Statement.

  10.1**    Form of Indemnification Agreement.

  10.2**    1989 Stock Option Plan and form of agreement thereunder.

  10.3**    Ancillary Stock Option Plan and form of agreement thereunder.

  10.4**    401(k) Plan.

  10.5** Amended and Restated 1992 Incentive and Non-Qualified Stock Option Plan and forms of agreements thereunder.

  10.6** 1996 Outside Directors Stock Option Plan and forms of agreements thereunder.

  10.7**    1996 Employee Stock Purchase Plan and form of agreement thereunder.

  10.8**    Form of Employment Agreement.

  10.9** Stock Purchase Agreement dated October 22, 1993 between Cobe Laboratories, Inc. and the Company and amendment thereto dated October 29, 1996.

  10.10**+ Distribution Agreement dated October 22, 1993 between Cobe BCT, Inc. and the Company and amendments thereto dated March 29, 1995, September 11, 1995 and October 29, 1996.

  10.11** License Agreement dated July 17, 1992 between J.G. Cremonese and the Company and related addenda thereto dated July 14, 1992 and July 7, 1993.

  10.12**+ Collaborative Product Development Agreement dated May 10, 1994 between SeaMED Corporation and the Company.

  10.13**+ Collaborative Product Development Agreement dated November 8, 1994 between Ethox Corporation and the Company.

  10.14**+ License and Supply Agreement dated April 1, 1996 between Immunex Corporation and the Company.

  10.15** Lease Agreement dated May 18, 1992 between Domino's Farms Holding, L.P. and the Company and amendments thereto dated February 26, 1993, October 3, 1994, November 16, 1994 and July 29, 1996.

  10.16** Clinical Trial Agreement dated April 19, 1996 between the Company and the University of Texas M.D. Anderson Cancer Center.

  10.17** License Agreement dated March 13, 1992 between the Company and the University of Michigan and amendments thereto dated March 13, 1992, October 8, 1993 and June 21, 1995.

  10.18** Employee Proprietary Information and Invention Agreement effective June 1, 1991 between the Company and R. Douglas Armstrong.

  10.19** Employment Agreement dated June 19, 1992 between the Company and James Maluta.

  10.20** Employment Agreement dated December 8, 1995 between the Company and Todd E. Simpson, C.P.A.

  10.21** Employment Agreement dated February 10, 1994 between the Company and Walter C. Ogier.

  10.22** Employment Agreement dated April 19, 1994 between the Company and Thomas E. Muller, Ph.D.

  10.23** Employment Agreement dated October 26, 1995 between the Company and Alan K. Smith, Ph.D.

  10.24 Promissory Note dated November 18, 1993 for $120,000 loan by the Company to R. Douglas Armstrong and amendment thereto dated October 30, 1996.

  10.25** Promissory Note dated October 20, 1993 for $47,303 loan by the Company to Stephen G. Emerson, M.D., Ph.D and amendment thereto dated October 30, 1996.

  10.26** Consulting Agreement dated June 1, 1995 between the Company and Stephen G. Emerson, M.D., Ph.D.

  10.27** Clinical Trial Agreement dated August 28, 1996 between the Company and Loyola University Medical Center Cancer Center.

  10.28** Stock Purchase Commitment Agreement dated October 29, 1996 between Cobe Laboratories, Inc. and the Company.

  10.29** Convertible Loan Commitment Agreement dated October 15, 1996 between the State Treasurer of the State of Michigan and the Company.

  10.30 Form of Subscription Agreement for the purchase of Series D Preferred Stock (Enterprise Development Fund L.P., Enterprise Development Fund II, L.P. and Northwest Ohio Venture Fund Limited Partnership).

  10.31 Stock Purchase Agreement dated January 8, 1996 among the Company, SBIC Partners, L.P. and the State Treasurer of the State of Michigan.

  10.32+ Governance Agreement dated September 15, 1995 between the Company and Rhone-Poulenc Rorer Inc.

  10.33+ License Agreement dated September 15, 1995 between the Company and Rhone-Poulenc Rorer Inc.

  10.34 Stock Purchase Agreement dated September 15, 1995 between the Company and Rhone-Poulenc Rorer Inc.

  10.35 Letter Agreement dated November 11, 1996 between the Company and Cobe Laboratories, Inc.

  10.36 Form of Subscription Agreement for the purchase of Series D Preferred Stock (Brentwood Associates V, L.P., Candice E. Appleton Family Trust, Candis J. Stern, Helmut F. Stern, H&Q Life Science Technology Fund, H&Q London Ventures, State Treasurer of the State of Michigan and Windpoint Partners II, L.P.).

  10.37 Subscription Agreement dated December 11, 1995 between the Company and Northwest Ohio Venture Fund Limited Partnership.

  10.38 Subscription Agreement dated May 30, 1995 between the Company and Cobe Laboratories, Inc.

  10.39 Termination Agreement dated November 14, 1996 between the Company and Rhone-Poulenc Rorer Inc.

  10.40 Stock Purchase Agreement dated November 14, 1996 between the Company and Rhone-Poulenc Rorer Inc.

  11.1**    Statement re computation of pro forma net loss per share.

  23.1      The consent of Coopers & Lybrand, L.L.P.

  23.2* The consent of Pepper, Hamilton & Scheetz is contained in their opinion filed as Exhibit 5.1 of the Registration Statement.

  23.3      The consent of Oblon, Spivak, McClelland, Maier & Neustadt, P.C.

  24.1**    Power of Attorney.

  27.1**    Financial Data Schedule.

  27.2**    Financial Data Schedule.

  27.3**    Financial Data Schedule.

  27.4**    Financial Data Schedule.

  27.5**    Financial Data Schedule.

  27.6**    Financial Data Schedule.
--------
*To be filed by Amendment.

**Previously filed.

+The Company has applied for confidential treatment with respect to certain portions of these documents.

  (b)  Financial Statement Schedules

  Schedules other than those referred to above have been omitted because they are not applicable or not required under the instructions contained in Regulation S-X or because the information is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on the 18th day of November, 1996.

                                       AASTROM BIOSCIENCES, INC.


                                           /s/ R. Douglas Armstrong
                                       By: ___________________________________
                                           R. Douglas Armstrong, Ph.D.
                                           President and Chief Executive
                                           Officer
                                           (Principal Executive Officer)

  Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                 TITLE                          DATE
             ---------                                 -----                          ----
      /s/ R. Douglas Armstrong
____________________________________ President, Chief Executive Officer,        November 18, 1996
    R. Douglas Armstrong, Ph.D.      and Director (Principal Executive Officer)

          Todd E. Simpson*
____________________________________ Vice President, Finance & Administration   November 18, 1996
          Todd E. Simpson            and Chief Financial Officer (Principal
                                     Financial and Accounting Officer)

          Robert J. Kunze*
____________________________________ Chairman of the Board and Director         November 18, 1996
          Robert J. Kunze

       Albert B. Deisseroth*
____________________________________ Director                                   November 18, 1996
 Albert B. Deisseroth, M.D., Ph.D.

        Stephen G. Emerson*
____________________________________ Director                                   November 18, 1996
  Stephen G. Emerson, M.D., Ph.D.

         G. Bradford Jones*
____________________________________ Director                                   November 18, 1996
         G. Bradford Jones

          Horst R. Witzel*
____________________________________ Director                                   November 18, 1996
     Horst R. Witzel, Dr.-Ing.

          Edward C. Wood*
____________________________________ Director                                   November 18, 1996
        Edward C. Wood, Jr.


*By: /s/ R. Douglas Armstrong
    -------------------------

    R. Douglas Armstrong

     Attorney-in-Fact

                                 EXHIBIT INDEX

  1.1*     Form of Underwriting Agreement.

  3.1**    Restated Articles of Incorporation.

  3.2* Form of Restated Articles of Incorporation (to be filed with the Secretary of State of the State of Michigan prior to the closing of this offering).

  3.3**    Bylaws, as amended.

  4.1*     Specimen Common Stock Certificate.

  4.2**    Amended and Restated Investors' Rights Agreement dated April 7, 1992.

  5.1* Opinion of Pepper, Hamilton & Scheetz, counsel to the Company, with respect to the legality of the securities being registered, including their consent to being named in the Registration Statement.

  10.1**   Form of Indemnification Agreement.

  10.2**   1989 Stock Option Plan and form of agreement thereunder.

  10.3**   Ancillary Stock Option Plan and form of agreement thereunder.

  10.4**   401(k) Plan.

  10.5** Amended and Restated 1992 Incentive and Non-Qualified Stock Option Plan and forms of agreements thereunder.

  10.6** 1996 Outside Directors Stock Option Plan and forms of agreements thereunder.

  10.7**   1996 Employee Stock Purchase Plan and form of agreement thereunder.

  10.8**   Form of Employment Agreement.

  10.9** Stock Purchase Agreement dated October 22, 1993 between Cobe Laboratories, Inc. and the Company and amendment thereto dated October 29, 1996.

  10.10**+ Distribution Agreement dated October 22, 1993 between Cobe BCT,
           Inc. and the Company and amendments thereto dated March 29, 1995, September 11, 1995 and October 29, 1996.

  10.11** License Agreement dated July 17, 1992 between J.G. Cremonese and the Company and related addenda thereto dated July 14, 1992 and July 7, 1993.

  10.12**+ Collaborative Product Development Agreement dated May 10, 1994 between SeaMED Corporation and the Company.

  10.13**+ Collaborative Product Development Agreement dated November 8, 1994 between Ethox Corporation and the Company.

  10.14**+ License and Supply Agreement dated April 1, 1996 between Immunex
           Corporation and the Company.

  10.15** Lease Agreement dated May 18, 1992 between Domino's Farms Holding, L.P. and the Company and amendments thereto dated February 26, 1993, October 3, 1994, November 16, 1994 and July 29, 1996.

  10.16** Clinical Trial Agreement dated April 19, 1996 between the Company and the University of Texas M.D. Anderson Cancer Center.

  10.17** License Agreement dated March 13, 1992 between the Company and the University of Michigan and amendments thereto dated March 13, 1992, October 8, 1993 and June 21, 1995.

  10.18** Employee Proprietary Information and Invention Agreement effective June 1, 1991 between the Company and R. Douglas Armstrong.

  10.19** Employment Agreement dated June 19, 1992 between the Company and James Maluta.

  10.20** Employment Agreement dated December 8, 1995 between the Company and Todd E. Simpson, C.P.A.

  10.21** Employment Agreement dated February 10, 1994 between the Company and Walter C. Ogier.

  10.22** Employment Agreement dated April 19, 1994 between the Company and Thomas E. Muller, Ph.D.

  10.23** Employment Agreement dated October 26, 1995 between the Company and Alan K. Smith, Ph.D.

  10.24 Promissory Note dated November 18, 1993 for $120,000 loan by the Company to R. Douglas Armstrong and amendment thereto dated October 30, 1996.

  10.25** Promissory Note dated October 20, 1993 for $47,303 loan by the Company to Stephen G. Emerson, M.D., Ph.D and amendment thereto dated October 30, 1996.

  10.26** Consulting Agreement dated June 1, 1995 between the Company and Stephen G. Emerson, M.D., Ph.D.

  10.27** Clinical Trial Agreement dated August 28, 1996 between the Company and Loyola University Medical Center Cancer Center.

  10.28** Stock Purchase Commitment Agreement dated October 29, 1996 between Cobe Laboratories, Inc. and the Company.

  10.29** Convertible Loan Commitment Agreement dated October 15, 1996 between the State Treasurer of the State of Michigan and the Company.

  10.30 Form of Subscription Agreement for the purchase of Series D Preferred Stock (Enterprise Development Fund L.P., Enterprise Development Fund II, L.P. and Northwest Ohio Venture Fund Limited Partnership).

  10.31 Stock Purchase Agreement dated January 8, 1996 among the Company, SBIC Partners, L.P. and the State Treasurer of the State of Michigan.

  10.32+ Governance Agreement dated September 15, 1995 between the Company and Rhone-Poulenc Rorer Inc.

  10.33+ License Agreement dated September 15, 1995 between the Company and Rhone-Poulenc Rorer Inc.

  10.34 Stock Purchase Agreement dated September 15, 1995 between the Company and Rhone-Poulenc Rorer Inc.

  10.35 Letter Agreement dated November 11, 1996 between the Company and Cobe Laboratories, Inc.

  10.36 Form of Subscription Agreement for the purchase of Series D Preferred Stock (Brentwood Associates V, L.P., Candice E. Appleton Family Trust, Candis J. Stern, Helmut F. Stern, H&Q Life Science Technology Fund, H&Q London Ventures, State Treasurer of the State of Michigan and Windpoint Partners II, Limited Partnership).

  10.37 Subscription Agreement dated December 11, 1995 between the Company and Northwest Ohio Venture Fund Limited Partnership.

  10.38 Subscription Agreement dated May 30, 1995 between the Company and Cobe Laboratories, Inc.

  10.39 Termination Agreement dated November 14, 1996 between the Company and Rhone-Poulenc Rorer Inc.

  10.40 Stock Purchase Agreement dated November 14, 1996 between the Company and Rhone-Poulenc Rorer Inc.

  11.1**    Statement re computation of pro forma net loss per share.

  23.1      The consent of Coopers & Lybrand, L.L.P.

  23.2* The consent of Pepper, Hamilton & Scheetz is contained in their opinion filed as Exhibit 5.1 of the Registration Statement.

  23.3      The consent of Oblon, Spivak, McClelland, Maier & Neustadt, P.C.

  24.1**    Power of Attorney.

  27.1**    Financial Data Schedule.

  27.2**    Financial Data Schedule.

  27.3**    Financial Data Schedule.

  27.4**    Financial Data Schedule.

  27.5**    Financial Data Schedule.

  27.6**    Financial Data Schedule.
--------

*To be filed by Amendment.

**Previously filed.



+The Company has applied for confidential treatment with respect to certain portions of these documents.